Exhibit 10.4

LEASE

BETWEEN

OSH PROPERTIES LLC, as Landlord

and

ORCHARD SUPPLY HARDWARE LLC,

as Tenant

Dated as of October 27, 2010

47.	REPRESENTATIONS AND WARRANTIES	35
48.	AFFIRMATIVE COVENANTS	40
49.	NEGATIVE COVENANTS	44
50.	ASSIGNMENT BY LANDLORD TO MORTGAGEE	55
51.	TERMS GENERALLY	55
Section 6.1 Insurance		59
General Liability		68
Automobile Liability		68
Excess Liability – Umbrella form		68
Workers’ Compensation and Employers’ Liability		68
Sponsorship Liability		69
Blanket Building and Personal Property		69
Stock Throughput		69
Commercial Crime Coverage		69
Directors and Officers Liability		69
Employment Practices Liability Insurance		70

ii

LIST OF SCHEDULES AND EXHIBITS

Schedule 1	Additional Payments

Schedule 2	Fixed Rent Amounts

Schedule 3	Insurance Provisions

Schedule 47.05	Properties Owned or Leased

Schedule 47.06	Disclosed Matters

Schedule 47.13	Insurance Coverage

Schedule 47.14	Capitalization and Subsidiaries

Schedule 47.17	Corporate Names/Prior Transactions

Schedule 49.01	Existing Indebtedness

Schedule 49.02	Existing Liens

Schedule 49.04	Existing Investments

Schedule 49.10	Restrictive Agreements

Exhibit A	List of Properties

Exhibit B	[Reserved]

Exhibit C	List of Environmental Reports

Exhibit D	Form of Compliance Certificate

Appendix A	Definitions

iii

LEASE

This Lease (this “Lease”) is made as of October 27, 2010, between the Landlord and the Tenant specified below.

WITNESSETH:

WHEREAS, Landlord and Tenant have agreed to enter into this Lease, subject to and in accordance with the terms herein.

NOW THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth herein and other good and valuable consideration, the parties hereto hereby agree as follows:

PART I

BASIC LEASE PROVISIONS

The following list sets out certain fundamental provisions pertaining to this Lease:

1. Date of Lease:	October 27, 2010

2. Landlord name, and state of and type of entity (whether one or more persons, collectively referred to herein as “Landlord”):	OSH Properties LLC, a Delaware limited liability company

3. Landlord business address:	6450 Via Del Oro San Jose, CA 95119

4. Landlord notice address:	OSH Properties LLC 6450 Via del Oro San Jose, California 95119 Attention: William Robertson Fax: (408) 629-7174

with a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Scott Kobak Fax: (212) 455-2502

and

OSH Properties LLC 6450 Via del Oro San Jose, California 95119 Attention: Roger Smith Fax: (408) 629-7174

5. Tenant name, and state of and type of entity:	Orchard Supply Hardware LLC, a Delaware limited liability company

6. Tenant business address:	6450 Via Del Oro San Jose, CA 95119

7. Tenant notice address:	Orchard Supply Hardware LLC 6450 Via del Oro San Jose, California 95119 Attention: William Robertson Fax: (408) 629-7174

with a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Scott Kobak Fax: (212) 455-2502

and

Orchard Supply Hardware LLC 6450 Via del Oro San Jose, California 95119 Attention: Roger Smith Fax: (408) 629-7174

8.	Premises: Those certain properties (each a “Property”) listed on Exhibit A hereto.

9.	Term: shall commence on the date hereof (the “Lease Commencement Date”), and shall expire (unless extended in accordance with the provisions of Section 3 of Part II) on October 27, 2030; all subject to all terms and conditions of this Lease. The initial Term of this Lease and any extension thereof may herein be referred to as the “Term” or the “Lease Term.”

10.	Rent: (See Section 5 of Part II).

11.	Payment of Fixed Rent: As set forth in Section 5(a) of Part II, Fixed Rent shall be initially paid by wire transfer to the Cash Management Account (as defined in the Loan Agreement (as defined in Appendix A hereto)).

12.	Mortgagee: Wells Fargo Bank, N.A., as administrative agent for the Lenders, together with its successors and assigns, and/or any other person that makes a loan or loans (such loan or loans pursuant to the Loan Agreement and the other Loan Documents, together with all obligations thereunder to pay principal, interest, fees and any and all other amounts, may be collectively referred to herein as the “Loan”) to Landlord which is secured by a mortgage, deed of trust or similar instrument with respect to the Premises and of which Tenant is advised in writing by Landlord. Any such Loan may be evidenced by one or more promissory notes (collectively referred to herein as the “Note”). The documents evidencing or securing the Loan are collectively referred to herein as the “Loan Documents.”

13. Mortgagee business address:	Wells Fargo Bank, N.A. 301 South College Street Charlotte, North Carolina 28288

14. Mortgagee notice address:	Wells Fargo Bank, N.A. 301 South College Street Charlotte, North Carolina 28288 Attention: John D. Altmeyer Fax: (704) 383-3556

with a copy to:	Moore & Van Allen PLLC 100 North Tryon Street Suite 4700 Charlotte, North Carolina 28202 Attention: W. Miller Abernethy, Jr. Fax: (704) 331-1159

15.	Certain Definitions: Certain terms used in this Lease shall have the definitions given to them in Appendix A attached to this Lease.

16.	Exhibits: All Exhibits, Schedules and Appendices to this Lease are incorporated herein by this reference.

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PART II

1.	PREMISES.

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Term and on the conditions herein provided, the Premises described in Section 8 of Part I hereof, subject, however, to the Permitted Encumbrances (but only to the extent provided in the proviso to the definition of “Permitted Encumbrances”).

2.	NO MERGER OF TITLE.

There shall be no merger of this Lease nor of the leasehold estate created hereby with the fee estate in or ownership of the Premises by reason of the fact that the same entity may acquire or hold or own (i) this Lease or such leasehold estate or any interest therein and (ii) the fee estate, leasehold estate or ownership of any of the Premises or any interest therein. No such merger shall occur unless and until all persons having any interest in (x) this Lease or such leasehold estate and (y) the fee estate and leasehold estate in any of the Premises including, without limitation, Mortgagee’s interest therein, shall join in a written, recorded instrument effecting such merger.

3.	TERM RENEWAL OPTION.

The initial Lease Term and each Renewal Term (as defined herein) shall be subject to extension in accordance with the following provisions:

(a) So long as no Event of Default (as hereinafter defined) has occurred and is then continuing, Tenant shall have the option (each, a “Renewal Option”) to renew the initial Lease Term with respect to all Properties for up to two (2) consecutive additional terms of five (5) years each and a third consecutive additional term of four (4) years and eleven (11) months (each, a “Renewal Term”), commencing on the day immediately following the expiration date of the initial Lease Term or the then-expiring Renewal Term, as applicable. Tenant shall exercise each Renewal Option by giving Landlord written notice of its election to exercise such Renewal Option no later than the date which is one hundred eighty (180) days prior to the expiration date of the initial Lease Term or the then-expiring Renewal Term, as applicable.

(b) If Tenant timely and properly exercises any Renewal Option in accordance with the provisions of clause (a) of this Section 3 of Part II above, the Fixed Rent (as hereinafter defined) applicable to the applicable Renewal Term shall be the Fair Market Rental Value, determined as set forth herein. The term “Fair Market Rental Value” shall mean the aggregate fair market rental value for all of the Properties determined as of the first day of the applicable Renewal Term, taking into consideration (1) the annual rental rates then being charged in the applicable submarkets in which the Properties are located for comparable buildings for a new lease of comparable size and condition, including market annual or periodic escalations, if any, and (2) all relevant factors, including but not limited to the creditworthiness of the tenant, amenities, location, submarkets, duration of term, commissions, operating costs, tenant improvements, and other incentives, if any. Landlord and Tenant shall endeavor, in good faith, to agree upon a Fair Market Rental Value. If Landlord and Tenant shall be unable to agree upon the Fair Market Rental Value by the date which is thirty (30) days after the giving of the election notice, then and in such event, each party shall within fifteen (15) days after the expiration of such 30-day period appoint an MAI appraiser, licensed in the State of California and specializing in the valuation of commercial real estate of the type subject to this Lease and rents in the applicable submarkets in which the Properties are located for properties of similar age, size, condition and location, and with at least ten (10) years experience as such an appraiser, which appraisers shall each determine the Fair Market Rental Value within fifteen (15) days after their appointment. In the event the MAI appraisers chosen by the parties (x) agree on the applicable Fair Market Rental Value, then such value shall be the Fixed Rent for the applicable Renewal Term in accordance with the provisions above, or (y) are unable to agree on the Fair Market Rental Value, then the applicable MAI appraisers shall, within five (5) days after the conclusion of the fifteen (15) day period after the appointment date for the later-appointed appraiser, prepare separate written reports of their determinations and appoint a mutually acceptable third (3rd) similarly qualified MAI appraiser to determine the Fair Market Rental Value. If a third (3rd) similarly qualified appraiser is not appointed within the time specified above, either Landlord or Tenant may apply to a court of competent jurisdiction to appoint such third (3rd) similarly qualified MAI appraiser. Such third (3rd) MAI appraiser shall within five (5) days after his or her appointment, review the reports prepared by the first two (2) MAI appraisers, conduct such additional analysis as may be appropriate, and make a determination of its opinion of the Fair Market Rental Value. In such event, the Fair Market Rental Value shall equal the average of the two (2) determinations of the three (3) appraisals which are closest in number to each other, without regard to the appraisal which is furthermost in number from the other two (2) appraisals, and such value shall be the Fixed Rent for the applicable Renewal Term in accordance with provisions above. The determination of Fair Market Rental Value pursuant to the terms of this clause (b) shall be final, binding, and conclusive on the parties hereto. Landlord and Tenant shall each bear the cost of any MAI appraiser appointed by such party pursuant to the terms of this clause (b) and shall equally share the cost of any third (3rd) MAI appraiser appointed pursuant to the terms of this clause (b).

(c) If Tenant exercises any Renewal Option, Landlord and Tenant shall execute and deliver an amendment to this Lease reflecting the applicable Fixed Rent during the applicable Renewal Term; provided, any such Fixed Rent determined for a Renewal Term in accordance with the provisions of this Section 3 of Part II shall be effective for purposes of this Lease during such Renewal Term regardless of the date of execution of any such amendment.

4.	USE.

Tenant may use the Premises for general retail and distribution use and ancillary uses thereof or for any other lawful purpose so long as such other lawful purpose would not (i) have a material adverse effect on the value of the Premises, (ii) materially increase (when compared to similar space) the likelihood that Tenant, Landlord or Landlord’s Mortgagee would incur liability under any Environmental Laws (as hereinafter defined), or (iii) result in or give rise to any material environmental deterioration or degradation of the Premises. In no event shall any of the Premises be used for any purpose which shall violate any of the provisions of any Permitted Encumbrance or any covenants, restrictions or agreements hereafter created by or consented to by Tenant applicable to the Premises; provided, that this sentence shall not apply with respect to any Permitted Encumbrance in effect on the Lease Commencement Date so long as (i) the title insurance policy obtained by Landlord in connection with its purchase of the Premises (and the Mortgagee’s policy of title insurance issued in connection with the Loan) contains affirmative insurance against any loss arising due to a violation of such Permitted Encumbrance or if such affirmative title insurance is subsequently provided to Landlord and Mortgagee at Tenant’s cost with respect to such Permitted Encumbrance on terms and conditions satisfactory to Landlord and Mortgagee in their sole discretion, and (ii) violation of such Permitted Encumbrance could not result in Landlord or Mortgagee suffering (A) any criminal liability, penalty or sanction, (B) any civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord and Mortgagee, or (C) defeasance or loss of priority of its interest in the Premises; provided, further, however, that TENANT SHALL NONETHELESS BE OBLIGATED TO INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD AND ALL OTHER INDEMNIFIED PARTIES, FROM ANY AND ALL LOSSES, LIABILITIES, PENALTIES, ACTIONS, SUITS, CLAIMS, DEMANDS, JUDGMENTS, DAMAGES, COSTS OR EXPENSES SUFFERED AS A RESULT OF THE VIOLATION OF ANY SUCH

PERMITTED ENCUMBRANCE. Tenant agrees that with respect to the Permitted Encumbrances and any covenants, restrictions or agreements hereafter created by or consented to by Tenant, Tenant shall observe, perform and comply with and carry out the provisions thereof required therein to be observed and performed by Landlord.

5.	FIXED RENT AND ADDITIONAL RENT.

(a) Tenant shall pay Fixed Rent to Landlord at the business address of Landlord; provided that Fixed Rent shall be paid to Mortgagee for so long as the Loan is outstanding, pursuant to the Mortgagee’s instructions, as the case may be, specified herein, or at such other address as Landlord or Mortgagee, as the case may be, shall from time to time designate by written notice to Tenant. The Fixed Rent shall be due and payable on a monthly basis (or the applicable portion thereof) in the amounts set forth on Schedule 2 hereto. Schedule 2 is incorporated herein by this reference. Fixed Rent shall be due and payable in arrears on the first day of each month (or if such first day is not a Business Day, the immediately preceding Business Day of each month, each such date being referred to herein as a “Due Date”). In the event of a transfer of any Property expressly permitted under the Loan, the Fixed Rent shall be reduced by the amount of the Fixed Rent allocated to the applicable Property.

(b) [Reserved].

(c) If any installment of Fixed Rent is not paid on the respective Due Date, Tenant shall pay Landlord interest on such overdue payment at the Lease Default Rate, accruing from the Due Date of such payment until the same is paid. All Fixed Rent and Additional Rent shall be payable in U.S. Dollars.

(d) All Taxes, costs, expenses, ground lease rents and other amounts which Tenant is required to pay pursuant to this Lease (other than Fixed Rent and Additional Payments), together with every fine, penalty, interest and cost which may be added for non-payment or late payment thereof, shall constitute additional rent (“Additional Rent’”). All Additional Rent shall be paid directly by Tenant to the party to whom such Additional Rent is due or to Mortgagee if requested by Landlord. If Tenant shall fail to pay any such Additional Rent or any other sum due hereunder when the same shall become due, Landlord shall after written notice to Tenant have all rights, powers and remedies with respect thereto as are provided herein or by Law in the case of non-payment of any Fixed Rent and shall have the right to pay the same on behalf of Tenant, and Tenant shall repay such amounts to Landlord on demand. Tenant shall pay to Landlord interest at the Lease Default Rate on all overdue Additional Rent and other sums due hereunder, in each case paid by Landlord or Mortgagee on behalf of Tenant, from the date of payment by Landlord or Mortgagee until repaid by Tenant.

6.	NET LEASE; TRUE LEASE.

(a) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, and Fixed Rent, Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events, and the obligations of Tenant hereunder shall continue during the Term, unless the requirement to pay or perform the same shall have been terminated pursuant to the provisions of Section 13(d), or Section 14 of this Part II or if agreed by Tenant and Landlord upon full repayment of the Loan. This is an absolute net lease and Fixed Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without setoff, counterclaim, recoupment, abatement, suspension, reduction or defense. This Lease is the absolute and unconditional obligation of Tenant, and the obligations of

Tenant under this Lease shall not be affected by any interference with Tenant’s use of any of the Premises for any reason, including, but not limited to, the following: (i) any damage to or destruction of any of the Premises by any cause whatsoever (except as otherwise expressly provided in Section 13(d) of this Part II), (ii) any Condemnation (except as otherwise expressly provided in Section 14 of this Part II), (iii) the prohibition, limitation or restriction of Tenant’s use of any of the Premises, (iv) any eviction by paramount title or otherwise, (v) Tenant’s acquisition of ownership of any of the Premises other than pursuant to an express provision of this Lease, (vi) any default on the part of Landlord under this Lease or under any other agreement, (vii) any latent or other defect in, or any theft or loss of any of the Premises, (viii) any violation of Section 35 of this Part II by Landlord (provided, that this Section 6(a)(viii) shall not limit Tenant’s rights, if any, to seek injunctive relief against Landlord for violation of said Section 35 of this Part II), or (ix) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding. All costs and expenses (other than depreciation, interest on and amortization of debt incurred by Landlord, and costs incurred by Landlord in financing or refinancing the Premises) and other obligations of every kind and nature whatsoever relating to the Premises and the appurtenances thereto and the use and occupancy thereof which may arise or become due and payable with respect to the period which ends on the expiration or earlier termination of the Term in accordance with the provisions hereof (whether or not the same shall become payable during the Term or thereafter) shall be paid and performed by Tenant. Tenant shall pay all expenses related to the maintenance and repair of the Premises, and Taxes and insurance costs. This Lease shall not terminate and Tenant shall not have any right to terminate this Lease (except as otherwise expressly provided in Section 13(d) or Section 14 of this Part II or if agreed to by Tenant and Landlord upon full repayment of the Loan), or to abate Fixed Rent, Additional Rent or any other sums payable by Tenant hereunder during the Lease Term.

(b) Landlord and Tenant agree that this Lease is intended as a true lease and does not represent a financing arrangement. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.

(c) Except as otherwise permitted herein, Tenant shall remain obligated under this Lease in accordance with its terms and shall not take any action to terminate, rescind or avoid this Lease, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Landlord or any action with respect to this Lease which may be taken by any trustee, receiver or liquidator or by any court.

7.	CONDITION.

Tenant acknowledges that Tenant is fully familiar with the physical condition of the Premises and that Landlord makes no representation or warranty express or implied, with respect to same. EXCEPT FOR LANDLORD’S COVENANT OF QUIET ENJOYMENT SET FORTH IN SECTION 35 OF THIS PART II, LANDLORD MAKES NO AND EXPRESSLY HEREBY DENIES ANY REPRESENTATIONS OR WARRANTIES REGARDING THE CONDITION OR SUITABILITY OF, OR TITLE TO, THE PREMISES TO THE EXTENT PERMITTED BY LAWS, AND TENANT WAIVES ANY RIGHT OR REMEDY OTHERWISE ACCRUING TO TENANT ON ACCOUNT OF THE CONDITION OR SUITABILITY OF THE PREMISES, OR (EXCEPT WITH RESPECT TO LANDLORD’S WARRANTY SET FORTH IN SECTION 35 OF THIS PART II) TITLE TO THE PREMISES, AND TENANT AGREES THAT IT TAKES THE PREMISES “AS IS”, WITHOUT ANY SUCH REPRESENTATION OR WARRANTY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. Tenant has examined the Premises and title to the Premises, and has found all of the same satisfactory for all purposes.

8.	LIENS.

Tenant shall not, directly or indirectly, create, or permit to be created or to remain, and shall remove and discharge (including, without limitation, by any statutory bonding procedure or any other bonding procedure reasonably satisfactory to Landlord and Mortgagee which shall be sufficient to prevent any loss of the Landlord’s or Mortgagee’s interest in the Premises) within thirty (30) days after obtaining knowledge thereof, any mortgage, lien, encumbrance or other charge on (a) the Premises or the leasehold estate created hereby or (b) any Fixed Rent, Additional Rent or any other sums payable by Tenant hereunder, in each case which arises for any reason, other than: the Landlord’s Mortgage (and any assignment of leases or rents collateral thereto); the Permitted Encumbrances; and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission by Landlord or those claiming by, through or under Landlord (other than Tenant or any other person claiming by, through or under Tenant). Landlord shall not be liable for any labor, services or materials furnished to Tenant or to any party holding any portion of the Premises through or under Tenant and no mechanic’s or other liens for any such labor, services or materials shall attach to the Premises or the leasehold estate created hereby.

9.	REPAIRS AND MAINTENANCE

(a) Tenant shall keep, maintain and repair, at its sole cost and expense, the Premises, including, without limitation, the roof, walls, footings, foundations, HVAC, mechanical and electrical equipment and systems in or serving the Premises and structural and nonstructural components and systems of the Premises, parking areas, sidewalks, roadways and landscaping in good repair and appearance, and shall make all repairs and replacements (substantially equivalent in quality and workmanship to the original work) of every kind and nature, whether foreseen or unforeseen, which may be required to be made in order to keep and maintain the Premises in as good repair and appearance as they were when originally constructed, except for ordinary wear and tear and (other than for any Restoration required by the terms of this Lease) any damage to the Premises by any Termination Casualty to or Major Condemnation of the Premises. Tenant shall do or cause others to do all shoring of the Premises or of the foundations and walls of the Premises and every other act necessary or appropriate for the preservation and safety thereof (including, without limitation, any repairs required by Law as contemplated by Section 10 of this Part II), by reason or in connection with any excavation or other building operation upon the Premises, and Landlord shall have no obligation to do so. Landlord shall not be required to make any repair, replacement, maintenance or other work whatsoever, or to maintain the Premises in any way, and Tenant waives the right to make repairs, replacements or to perform maintenance or other work at the expense of the Landlord, which right may be provided for in any Laws. Nothing in the preceding sentence shall be deemed to preclude Tenant from being entitled to insurance proceeds or awards for any taking to the extent provided in this Lease. Tenant shall, in all events, make all repairs, replacements and perform maintenance and other work for which it is responsible hereunder, in a good, proper and workmanlike manner. As used herein “Restoration” shall mean restoring or repairing the Premises to as nearly as possible its value, condition, character, utility and useful life immediately before a Condemnation or Casualty, but in any event assuming the Premises have been maintained in accordance with the requirements of Section 9 of this Part II.

(b) If all or any part of the Premises shall violate the agreements or conditions affecting the Premises or any part thereof, or shall violate any Laws or Legal Requirements, or shall hinder, obstruct or impair any easement or right-of-way to which the Premises is subject, then, promptly after written request of Landlord (unless such violation of any agreements or conditions of record, hindrance, obstruction or impairment is a Permitted Encumbrance in existence as of the Lease Commencement Date or which subsequently arises with the prior written consent of Landlord and Mortgagee and Landlord and Mortgagee have obtained, at Tenant’s cost, affirmative title insurance coverage against any loss arising due to any such matter on terms and conditions satisfactory to Landlord and Mortgagee in their sole discretion) or of any person affected thereby, Tenant shall, at its sole expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting therefrom, or (ii) make such changes, including Alterations to the Premises (subject, however, to Tenant’s maintenance and repair obligations in Section 9(a) of this Part II) and take such other action as shall be necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments, provided that, if Landlord’s or Mortgagee’s consent is required for such changes pursuant to this Lease, Landlord’s or Mortgagee’s consent shall not be unreasonably withheld, conditioned or delayed.

(c) If Tenant shall be in default under any of the provisions of this Section 9, Landlord may, after thirty (30) days written notice to Tenant and failure of Tenant to cure during said period, but without notice in the event of an emergency, do whatever is necessary to cure such default as may be appropriate under the circumstances for the account of and at the expense of Tenant. If an emergency exists, Landlord shall use reasonable efforts to notify Tenant of the situation by phone or other available communication before taking any such action to cure such default. All reasonable sums so paid by Landlord and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred, together with interest at the Lease Default Rate from the date of payment or incurring of the expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.

10.	COMPLIANCE WITH LAWS.

During the Term, Tenant shall comply with all Laws and Legal Requirements relating to the Premises. As used herein, (i) the term “Laws” shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency (but excluding those which by their terms are not applicable to and do not impose any obligation on Tenant, Landlord or the Premises or which are due to take effect after expiration of the Term), and (ii) the term “Legal Requirements” shall mean all Laws and covenants, restrictions and conditions now or in the future of record which may be applicable to Tenant, Landlord (with respect to the Premises) or to all or any part of or interest in the Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, Alteration, repair or reconstruction of the Premises.

11.	ACCESS TO PREMISES.

Upon reasonable notice to Tenant, and during Tenant’s business hours, Landlord and Mortgagee and their respective employees, contractors, agents and representatives may enter onto the Premises to (i) show the Premises to purchasers and potential purchasers, and to mortgagees and potential mortgagees, (ii) inspect the Premises (provided, so long as no Event of Default exists and except as otherwise provided in this Section 11 of Part II, no more than two (2) such inspections by Mortgagee and its respective employees, contractors, agents and representatives shall be permitted in any period of twelve (12) consecutive months without the consent of the Tenant) or (iii) perform any work which Landlord is permitted to perform under this Lease; provided, that, for purposes of subparts (ii) and (iii) of this sentence, Landlord and Mortgagee shall not be required to give notice prior to entry onto the Premises during the continuance of an Event of Default or in the event of an emergency situation. Upon reasonable notice to Tenant, during the last six (6) months of the Term, Landlord also may enter onto the Premises to show the Premises to persons wishing to rent the same, and place notices offering the Premises “For Rent” or “For Sale” on the front of any building located on the Premises. No such entry shall constitute an eviction of Tenant but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operation.

12.	[RESERVED].

13.	DAMAGE; DESTRUCTION.

(a) In the event of any damage to or destruction of the Premises by fire, the elements or other casualty during the Term (a “Casualty”), Tenant shall give Landlord and Mortgagee, if any, prompt written notice thereof.

(b) In the event of any such Casualty (whether or not insured against) the Term shall continue and there shall be no abatement or reduction of Fixed Rent, Additional Rent or of any other sums payable by Tenant hereunder.

(c) Except to the extent otherwise provided in Section 14(c) of this Part II in the event of a Termination Casualty resulting in a Rejectable Offer being made to Landlord, all proceeds of any insurance required to be carried hereunder respecting the Premises (the “Premises Net Proceeds”) shall be delivered to a trustee (the “Trustee”) which shall be a federally insured bank or other financial institution, selected by Landlord and Tenant and reasonably satisfactory to Mortgagee to be held and disbursed in accordance with the provisions of Section 13(e) of this Part II; provided, however, that if at the time of the delivery of the Premises Net Proceeds a Mortgage is in existence, the Mortgagee may act as Trustee without the consent of either Landlord or Tenant.

(d) Tenant shall, whether or not the Premises Net Proceeds of such insurance are sufficient for the purpose or delivered to Tenant, promptly complete the Restoration, at Tenant’s sole cost and expense, of the improvements damaged by such Casualty (including any Alterations previously made by Tenant hereunder); provided, however, that if a Casualty occurs within twenty-four (24) months prior to the expiration of the Term which results in damage to the Premises with a cost to repair in excess of fifty percent (50%) of the then current Fair Market Value of the Premises (as hereinafter defined) (a “Termination Casualty”), then, so long as no Event of Default or Disqualifying Default then exists, Tenant may elect not to complete the Restoration provided such election is made within one hundred eighty (180) days after the date of such Termination Casualty, in which event Tenant may terminate this Lease by notice to Landlord and Mortgagee on the date for termination specified in such notice (which date shall be a Due Date which is no sooner than ninety (90) days and no later than one hundred twenty (120) days after such notice but, in any event, not later than the last day of the Term of this Lease), but only if (i) such termination is accompanied by a Rejectable Offer, as provided in such Section 14(c) of this Part II, and (ii) if such Rejectable Offer is accepted by Landlord as provided in such Section 14(c), Tenant makes full payment of the sum due thereunder as provided in Section 14(c), in immediately available funds (it being agreed that if Tenant shall have failed to send such notice within such one hundred eighty (180) day period or shall have sent such notice but failed to comply with subparts (i) and (ii) of this sentence, then Tenant shall be deemed to have waived its right to so terminate this Lease and shall be obligated to complete the Restoration). As used herein, a “Disqualifying Default” shall mean and include (i) any failure to make any payment of Fixed Rent when due hereunder, and (ii) the occurrence of any event or condition described in subparts (vi) or (vii) of Section 23(a) of Part II hereof without regard to any notice or lapse of time set forth in such subparts which may be required for such events or conditions to mature into an Event of Default. No rejection of a Rejectable Offer shall be effective unless the Mortgagee shall have consented thereto in writing. In addition, if Landlord has not properly accepted such Rejectable Offer, Mortgagee may accept Tenant’s Rejectable Offer by written notice to Tenant delivered in accordance herewith and within the time periods provided herein (notwithstanding any notice by Landlord to the contrary) and, in such event, Tenant’s Rejectable Offer shall be deemed accepted for all purposes hereof. Prior to any such Restoration (or concurrently with making a Rejectable Offer under this Section 13(d), if applicable), Tenant shall notify Landlord in writing of the estimated cost thereof (the “Restoration Cost”). Except for such termination expressly provided for above in this paragraph (d), Tenant shall not have any right to abate the payment of Fixed Rent or Additional Rent as a result of any Casualty. As used herein, the “Fair Market Value of the Premises” shall be the fair market value of the Premises as determined by an appraisal of the Premises prepared by an MAI appraiser who is mutually satisfactory to Mortgagee, Landlord and Tenant with not less than ten (10) years experience appraising properties similar to the Premises in the metropolitan area in which the Premises is located (an “Appraiser”).

(e) Premises Net Proceeds held by the Trustee shall be invested in Permitted Investments (as defined in the Loan Documents) and shall be disbursed in accordance with the following conditions:

(i) If the Restoration Cost exceeds the Threshold Repair Amount, before commencing the Restoration the architects, general contractor(s), and plans and specifications for the Restoration shall be approved by Landlord and Mortgagee, which approval shall not be unreasonably withheld or delayed; and which approval shall be granted to the extent that the plans and specifications depict a Restoration which is substantially similar to the improvements and equipment which existed prior to the occurrence of the Casualty or Taking, whichever is applicable.

(ii) At the time of any requested disbursement, no Event of Default or Disqualifying Default shall exist and no mechanics’ or materialmen’s liens shall have been filed and remain undischarged or unbonded.

(iii) Disbursements shall be made from time to time in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of (A) satisfactory evidence, including architects’ certificates of the stage of completion, of the estimated costs of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) partial releases of liens, if the same are obtainable or, if such partial releases are not obtainable, endorsements to Landlord’s and Mortgagee’s title insurance policies showing no exceptions for mechanics’ or materialmen’s or any similar liens, and (C) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of mechanics’ lien claims.

(iv) Each request for disbursement shall be accompanied by a certificate of Tenant describing the work, materials or other costs or expenses for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work or expense and the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been substantially completed and complies with the applicable requirements of this Lease.

(v) The Trustee may retain ten percent (10%) of the Premises Net Proceeds until the Restoration is at least fifty percent (50%) complete, which amount may continue to be held as retainage until the Restoration is substantially complete.

(vi) [Reserved].

(vii) At all times the undisbursed balance of the Premises Net Proceeds held by Trustee plus any funds contributed thereto by Tenant, at its option, shall be not less than the cost of completing the Restoration, free and clear of all liens.

(viii) In addition, before commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as reasonably determined by an independent architect mutually agreed upon by the parties in their reasonable discretion, exceeds the amount of the Net Proceeds available for such Restoration, the amount of such excess shall be paid by Tenant to the Trustee to be added to the Premises Net Proceeds or Tenant shall fund at its own expense the costs of such Restoration until the remaining Premises Net Proceeds are sufficient for the completion of the Restoration. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of Restoration, the Premises Net Proceeds shall be deemed to be disbursed prior to any amount added by Tenant.

(ix) Provided no Event of Default or Disqualifying Default exists and is continuing, any Premises Net Proceeds remaining after final payment has been made for such Restoration shall be promptly delivered to Tenant. Notwithstanding any contrary provision hereof, if an Event of Default or a Disqualifying Default has occurred and is continuing, Landlord shall be entitled to retain any Premises Net Proceeds and to apply the same to either repair the damages or to pay other amounts due Landlord hereunder or Mortgagee under the Mortgage, at Mortgagee’s or, if there is then no Mortgagee, Landlord’s sole option. No such retention by Landlord shall impose on Landlord any obligation to repair the Premises or relieve Tenant of its obligations to repair the Premises.

(x) Landlord and Tenant agree that notwithstanding anything to the contrary contained herein, to the extent there is a conflict between the disbursement procedures contained in this clause (e) and the disbursement procedures set forth in the Loan Documents, the disbursement procedures in the Loan Documents shall control.

(f) The parties intend that the terms of this Section 13 of Part II, and those of Sections 6 and 14 of Part II of this Lease, constitute an “express agreement to the contrary” under Section 227 of the New York Real Property Law.

14.	CONDEMNATION; REJECTABLE OFFERS; ADDITIONAL PAYMENTS.

(a) Promptly upon obtaining knowledge of any proceeding for condemnation or eminent domain with respect to the Premises (a “Taking” or “Condemnation”), Tenant and Landlord shall each notify the other and Mortgagee, and each shall be entitled to participate in such proceeding at Tenant’s sole expense. Subject to the provisions of this Section 14, Tenant hereby irrevocably assigns to Landlord’s Mortgagee or to Landlord, in that order, any award or payment in respect of any Condemnation of the Premises, except that (except as hereinafter provided) nothing in this Lease shall be deemed to assign to Landlord or Mortgagee any award relating to the value of the leasehold interest created by this Lease or any award or payment on account of an interruption of Tenant’s business at the Premises or the Tenant’s trade fixtures, moving expenses and out-of-pocket expenses incidental to the move, if available, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor, it being agreed, however, that Tenant shall in no event be entitled to any payment that reduces the award to which Landlord is or would be entitled for the condemnation of Landlord’s interest in the Premises.

(b) If (i) the entire Premises or (ii) a material portion of the Building or land comprising a portion of the Premises the loss of which would, in Tenant’s reasonable judgment, render the Premises unsuitable for Restoration or for the continued use and occupancy in Tenant’s business after Restoration, shall be subject of a Taking (a “Major Condemnation”), then not later than ninety (90) days after the Taking has occurred, Tenant shall serve written notice upon Landlord and Mortgagee (“Tenant’s Termination Notice”) of Tenant’s intention to terminate this Lease on any Fixed Rent payment Due Date specified in such notice, which Due Date (the “Involuntary Conversion Termination Date”) shall be no sooner than ninety (90) days and no later than one hundred twenty (120) days after Tenant’s Termination Notice but, in any event, not later than the last day of the Term of this Lease. If the Involuntary Conversion Termination Date occurs during the Term, such notice must be accompanied by a Rejectable Offer, as described in Section 14(c) of this Part II, in which event the provisions of such Section 14(c) shall be controlling.

(c) In the event of a Major Condemnation or a Termination Casualty during the Term, then contemporaneously with the delivery of Tenant’s Termination Notice (or notice of termination under Section 13(d)), Tenant shall deliver to Landlord and Mortgagee (i) an irrevocable rejectable written offer (the “Rejectable Offer”) to purchase Landlord’s interest in the Premises on the Involuntary Conversion Termination Date (or the date of termination specified in such notice under Section 13(d)) for a price equal to the then applicable “Additional Payment” (herein so called) as specified on Schedule 1 attached hereto, and (ii) a certificate from an officer of Tenant which (A) describes the event(s) giving rise to the Termination Casualty or Major Condemnation, as the case may be, and (B) in the case of a Major Condemnation, states that the chief financial officer of Tenant has determined that such event has rendered the Premises unsuitable for Restoration or for the continued use and occupancy in Tenant’s business. Within seventy-five (75) days after the date Landlord receives the items required to be delivered in (i) and (ii) above, Landlord shall deliver written notice of its election to either accept or reject Tenant’s Rejectable Offer (with a failure to respond constituting a deemed acceptance of such Rejectable Offer, it being agreed that, in such case, no acceptance by Mortgagee or any other party shall be required). In the event of an acceptance or deemed acceptance of a Rejectable Offer made under this Section 14(c), on the applicable Involuntary Conversion Termination Date (or the date of termination specified in such notice under Section 13(d)) the Premises shall be conveyed to Tenant or its designee and the Premises Net Proceeds or net award, if any, payable in connection with the Termination Casualty or Major Condemnation (or the right to receive the same when made if payment therefor has not yet been made) shall be assigned and/or turned over to the Tenant on the closing of the title in exchange for payment by Tenant to Landlord of all Fixed Rent, Additional Rent and all other sums due and payable hereunder (or accrued but not yet due and payable) through the date of such closing plus the applicable Additional Payment for the Premises. If the Landlord and the Landlord’s Mortgagee reject a Rejectable Offer made under this Section 14(c) by a written notice given to the Tenant within the time period set forth above, then this Lease shall terminate on the Involuntary Conversion Termination Date (or the date of termination specified in such notice under Section 13(d)) (except with respect to indemnifications, obligations and liabilities of Tenant hereunder, actual or contingent, which have arisen on or prior to such termination, and except for the provisions of Sections 28 and 40 of this Part II, all of which shall survive such termination of this Lease) and any Premises Net Proceeds or net award payable in connection with a Termination Casualty or Major Condemnation (or the right to receive the same when made if payment therefor has not yet been made) shall be assigned or paid and belong to the Landlord, and, in addition, the Tenant shall pay to the Landlord an amount equal to any deductible or self insurance amount in effect under the policy or policies insuring the risk relating to such Termination Casualty, all Fixed Rent accrued as of such Involuntary Conversion Termination Date (or the date of termination specified in such notice under Section 13(d)), and all Additional Rent and all other amounts then due and payable (or accrued but not yet due and payable) by the Tenant under this Lease. Except for a termination as provided for in the immediately preceding sentence, Tenant shall not be permitted to abate Fixed Rent or Additional Rent as a result of a Taking or Condemnation. No rejection of a Rejectable Offer shall be effective unless Mortgagee shall have consented thereto in writing. In addition, Mortgagee may accept Tenant’s Rejectable Offer under this Section 14(c) by written notice to Tenant delivered in accordance herewith and within the time periods provided herein (notwithstanding any notice by Landlord to the contrary) and, in such event, Tenant’s Rejectable Offer shall be deemed accepted for all purposes hereof.

(d) If Tenant shall purchase the Premises pursuant to a Rejectable Offer under Section 14(c) which is accepted or deemed accepted, Landlord shall convey or cause to be conveyed title thereto, the state of which shall be free and clear of any encumbrance voluntarily created by Landlord, except for Permitted Encumbrances and liens and encumbrances created by, through, under or with the consent of Tenant, and Tenant or its designee shall accept such title, subject, however, to the condition of the Premises on the date of purchase and all applicable Laws and Legal Requirements, but free of the lien of the Mortgage held by Mortgagee and of liens, and encumbrances resulting from acts of Landlord taken without the consent of Tenant. Upon the Involuntary Conversion Termination Date hereunder (or the date of termination specified in such notice under Section 13(d)),Tenant shall, by wire transfer of immediately available funds, pay into the same account or to the same address as then designated for the payment of Fixed Rent, the then applicable Additional Payment shown on Schedule 1 hereto, together with all Fixed Rent, Additional Rent, and other sums then due and payable or accrued hereunder to and including such date of purchase, and there shall be delivered to Tenant a special warranty deed (or its local equivalent) and any other instruments necessary to convey the title thereto described above and to assign any other property then required to be assigned by Landlord pursuant hereto. Tenant shall pay all charges incident to such conveyance and assignment, including, without limitation, counsel fees, escrow fees, recording fees, title insurance premiums, transfer Taxes and all other applicable Taxes (other than any franchise, income or capital gains Tax, gross receipts Tax imposed in lieu of any of the foregoing Taxes, or Tax imposed under Section 59A of the Internal Revenue Code of 1986, as amended, or any similar state, local, foreign or successor provision) which may be imposed by reason of such conveyance and assignment and the delivery of said deed or conveyance and other instruments regardless of who is required to pay such Taxes under State or local law or custom (and Tenant shall also pay to Landlord any amount necessary to yield to Landlord the entire purchase price if as a matter of Law Tenant is unable to pay such Tax). Upon the completion of such purchase of the entire Premises by Tenant but not prior thereto (whether or not any delay or failure in the completion of such purchase shall be the fault of Landlord), this Lease shall terminate, except with respect to indemnifications, obligations and liabilities of Tenant hereunder, actual or contingent, which have arisen on or prior to such completion of such purchase, and except for the provisions of Sections 28 and 40 of this Part II, all of which shall survive such termination of this Lease. Prior to the completion of such purchase, this Lease shall continue in full force and effect, and Tenant shall continue to be obligated for Fixed Rent, Additional Rent and all other sums then due and payable hereunder, without setoff, counterclaim, recoupment, abatement, suspension, reduction or defense.

(e) In the event of any Taking of a portion of the Premises which does not result in a termination of this Lease, the net award resulting from the Taking, i.e., after deducting therefrom all reasonable expenses incurred in the collection thereof, shall be held in accordance with Section 13(c) of this Part II. In the event of any such Taking, Tenant shall promptly commence and diligently complete the Restoration (as defined in Section 9(a) of this Part II) of the Premises in accordance with all Laws and Legal Requirements and all other terms of this Lease. Any net award from Condemnation not resulting in a termination of this Lease shall be disbursed in the same manner as set forth in Section 13(e) of this Part II.

(f) No agreement with any Governmental Authority in settlement of or under threat of any Taking shall be made by Landlord without Tenant’s and Mortgagee’s prior written consent (provided, that Tenant’s consent shall, not be required if an Event of Default or a Disqualifying Default then exists and is continuing), or by Tenant without Landlord’s and Mortgagee’s prior written consent.

(g) In the case of any Taking, all Fixed Rent, Additional Rent and other obligations of Tenant shall continue unabated until the termination of this Lease or Tenant’s purchase of the Premises pursuant to Section 14(d) of this Part II.

Notwithstanding anything to the contrary in this Lease, so long as the Loan is outstanding, all Premises Net Proceeds or net award, if any, payable in connection with a Termination Casualty or Major Condemnation shall be distributed in accordance with the provisions set forth in the applicable Mortgage respecting the affected Premises.

15.	ASSIGNMENT AND SUBLETTING.

Tenant shall not have the right to assign this Lease, or to sublet the whole or any part of the Premises, unless Tenant has received the prior written consent of the Landlord and the Landlord has received the prior written consent of the Mortgagee.

16.	ALTERATIONS.

Tenant shall obtain Landlord’s prior written consent (not to be unreasonably withheld or delayed) to any alterations (“Alterations”) to the Premises, which Alterations would require Landlord to obtain Mortgagee’s consent under the Loan Documents. Notwithstanding the foregoing, Landlord’s consent shall not be required in connection with any Alterations that will not have a material adverse effect on Landlord’s or Tenant’s financial condition, the value of the Premises or the net operating income from the Premises, provided that such Alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of this Lease or approved of in writing or deemed approved by Mortgagee and Landlord, (b) tenant improvement work performed pursuant to the terms and provisions of this Lease and not adversely affecting any structural component of any improvements, any utility or HVAC system contained in any improvements or the exterior of any building constituting a part of any improvements or (c) Alterations performed in connection with the restoration of the Premises after the occurrence of a casualty in accordance with the terms and provisions of the Loan Documents. If required by Landlord in order to satisfy its requirements under the Loan Documents, Tenant shall promptly deliver to Landlord (who will deliver the same to Mortgagee) as security for the payment of such amounts and as additional security for Tenant’s obligations hereunder and Landlord’s obligations under the Loan Documents any of the following: (A) cash, (B) direct non-callable obligations of the United States of America, (C) other securities having a rating acceptable to Mortgagee, (D) a completion bond or letter of credit issued by a financial institution having a rating by S&P of not less than A-1 if the term of such bond or letter of credit is no longer than one (1) month or, if such term is in excess of one (1) month, issued by a financial institution having a rating from S&P of at least “A-” or (E) a guaranty of the completion of the Alterations in form and substance reasonably satisfactory to Mortgagee from a person rated at least investment grade by S&P. Such security shall be in an amount (which amount shall be adjusted to reflect the current unpaid amounts and released or terminated upon completion of the applicable Alteration) sufficient to satisfy Landlord’s obligations under the Loan Documents. All work done in connection with any Alteration shall be performed with due diligence in a good and workmanlike manner and in accordance with applicable Legal Requirements and insurance requirements under the Loan Documents.

17.	SIGNS.

At Tenant’s sole cost, Tenant may install, replace, relocate and maintain and repair in and on the Premises, such signs, awnings, lighting effects and fixtures as may be used from time to time by Tenant (collectively, “Signs”). At Tenant’s sole cost and without liability to Landlord, Landlord agrees to cooperate with Tenant (including signing applications upon Tenant’s written request) in obtaining any necessary permits, variances and consents for Tenant’s Signs. All Signs of Tenant shall comply with Laws and Legal Requirements.

At any time during the Term, Tenant may remove the trade fixtures as well as its Signs and identification marks, from the Premises. Tenant agrees to repair any and all damage caused by such removal.

18.	[RESERVED].

19.	SURRENDER.

At the expiration or other termination of this Lease, Tenant shall surrender the Premises to Landlord in as good order and condition as they were at the commencement of the Term or may be put in thereafter in accordance with this Lease, reasonable wear and tear and (other than for any Restoration required by the terms of this Lease) damage to the Premises by any Termination Casualty or Major Condemnation of the Premises excepted. All Alterations, except Tenant’s furniture, trade fixtures, satellite communications dish and equipment, computer and other similar moveable equipment and shelving (“trade fixtures”), shall become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the termination or other expiration of the Term. At the expiration or termination of the Term, Tenant shall remove its trade fixtures, as well as its Signs and identification marks, from the Premises. Tenant agrees to repair any and all damage caused by such removal. Trade fixtures and personal property not so removed at the end of the Term or within thirty (30) days after the earlier termination of the Term for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Premises. The reasonable cost of removing and disposing of such property and repairing any damage to any of the Premises caused by such removal shall be borne by Tenant. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination. The provisions of this Section 19 shall survive the termination or expiration of this Lease.

20.	SUBORDINATION OF LEASE.

(a) This Lease shall be subject and subordinate to any Mortgage and to all advances made upon the security thereof. The term “Mortgage” shall include any mortgages, deeds of trust or any other similar hypothecations on the Premises securing any Loan to Landlord, regardless of whether or not such Mortgage is recorded.

(b) Tenant agrees to attorn, from time to time, to Mortgagee, and to any purchaser of the Premises, for the remainder of the Term, provided that Mortgagee or such purchaser shall then be entitled to possession of the Premises, subject to the provisions of this Lease. This subSection shall inure to the benefit of Mortgagee or such purchaser, shall apply notwithstanding that, as a matter of Law, this Lease may terminate upon the foreclosure of the Mortgage (in which event the parties shall execute a new lease for the remainder of the Term containing the provisions of this Lease), shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Each such party shall however, upon demand of the other, execute instruments in confirmation of the foregoing provisions reasonably satisfactory to the requesting party acknowledging such subordination, non-disturbance and attornment and setting forth the terms and conditions hereof.

(c) Tenant hereby consents to any assignment of this Lease by Landlord to or for the benefit of any Mortgagee. Without limitation of the preceding sentence, Tenant hereby specifically consents to any Assignment of Lease and Rents executed by Landlord to and for the benefit of the Mortgagee named herein.

21.	TENANT’S OBLIGATION TO DISCHARGE LIENS.

Prior to the imposition of any fine, lien, interest or penalty Tenant shall timely pay and discharge all amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty and interest with respect thereto.

22.	UTILITIES.

Tenant agrees to timely pay for all utilities consumed by it in the Premises, prior to delinquency.

23.	TENANT AND GUARANTOR DEFAULTS.

(a) Any of the following occurrences or acts shall constitute an Event of Default (herein so called) under this Lease:

(i) Tenant shall default in the payment when due of any installment of Fixed Rent or Additional Payment payable hereunder, provided that Tenant shall pay to Landlord a late fee equal to two percent (2%) of the amount of any late payment of (A) Fixed Rent, except for the first such late payment of Fixed Rent in any twelve (12) month period, or (B) Additional Payment; or

(ii) Tenant shall default in the payment when due of any installment of Additional Rent payable hereunder and such default shall continue for five (5) days following the earlier to occur of (A) written notice of such default is sent to Tenant by Landlord (or Mortgagee) or (B) Tenant has gained knowledge of such default; or

(iii) the failure by Tenant to maintain insurance as required under this Lease; or

(iv) Tenant shall default in fulfilling any of the other covenants, agreements or obligations of this Lease, and such default shall continue for more than thirty (30) days after written notice thereof from Landlord (or Mortgagee) specifying such default, provided, that if Tenant has commenced to cure within said thirty (30) days, and thereafter is in good faith diligently prosecuting same to completion, said thirty (30) day period shall be extended, for a reasonable time (not to exceed one hundred eighty (180) days in the aggregate (including such thirty (30) day period) or, with respect to a breach of Tenant’s obligations under Section 40 of this Part II, such longer period as may reasonably be necessary to cure such default so long as (A) Tenant delivers to Landlord a certificate of a qualified environmental remediation specialist that such default could not be cured within such one hundred eighty (180) days but is curable, and (B) Tenant is in good faith diligently prosecuting such cure to completion) where, due to the nature of a default, it is unable to be completely cured within thirty (30) days; or

(v) any execution or attachment shall be issued against Tenant or any of its property whereby the Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant, and the same shall not be bonded, dismissed, or discharged as promptly as possible under the circumstances; or

(vi) Tenant or any Guarantor (A) shall make any assignment or other act for the benefit of creditors, (B) shall file a petition or take any other action seeking relief under any state or federal insolvency or bankruptcy Laws, or (C) shall have an involuntary petition or any other action filed against either of them under any state or federal insolvency or bankruptcy Laws which petition or other action is not vacated or dismissed within sixty (60) days after the commencement thereof; or

(vii) the estate or interest of Tenant in the Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred and such process shall not be vacated or discharged within sixty (60) days after such levy or attachment; or

(viii) any material representation or warranty made by Tenant or any Guarantor to Landlord or the Mortgagee herein or in the Lease Guaranty or in connection with Landlord’s purchase of the Premises or in any document delivered pursuant to this Lease is misleading or false when made; or

(ix) Tenant or any other Loan Party shall default in any payment of principal of or interest on the ABL Loans, the Term Loans, or any other Indebtedness in a principal amount outstanding of at least $10,000,000 in the aggregate for the Tenant and such Loan Parties beyond any applicable grace period (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created; or

(x) Tenant or any other Loan Party shall default in the observance or performance of any other agreement or condition under any ABL Loan Document or Term Loan Document (without giving effect to any waiver thereof by the lenders thereunder if such default relates to a breach of a negative covenant or related term corresponding to a negative covenant or related term referenced in Article 49 of Part II that is not effective under such Article 49 of Part II of this Lease by virtue of the Savings

Clause (each, a “Specified Negative Covenant”) or relates to a breach of the negative covenant in Section 6.03(c) of the ABL Credit Agreement or Section 6.03(c) of the Term Loan Credit Agreement) or relating to any other Indebtedness in a principal amount outstanding of at least $10,000,000 in the aggregate for the Tenant and such Loan Parties or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise); or

(xi) one or more judgments or decrees shall be entered against Tenant or any other Loan Party involving in the aggregate a liability (to the extent not covered by insurance) of $10,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) Business Days from the entry thereof; or

(xii) any injunction, temporary restraining order or similar decree shall be issued against Tenant or any other Loan Party that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and all such injunctions, temporary restraining orders or similar decrees have not been discharged within thirty (30) days; or

(xiii) an ERISA Event shall have occurred that individually or when taken together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; or

(xiv) any material provision of this Lease or the Lease Guaranty ceases to be in full force and effect; or Tenant or any Guarantor contests in any manner the validity or enforceability of any material provision of the Lease or the Lease Guaranty; or Tenant or any Guarantor denies that it has any or further liability or obligation under the Lease or the Lease Guaranty; or Tenant or any Guarantor purports to revoke, terminate or rescind any provision of the Lease or the Lease Guaranty; or any default occurs under the Lease Guaranty or any other guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any; or

(xv) a Change in Control (or a “Change in Control” as such term is defined in the ABL Credit Agreement or the Term Loan Credit Agreement) shall occur; or

(xvi) Tenant shall agree to any amendment, supplement, restatement, replacement or other modification to any negative covenant or related term in the ABL Credit Agreement or the Term Loan Credit Agreement in effect as of the Closing Date corresponding to a Specified Negative Covenant and such amendment, supplement, restatement, replacement or other modification would adversely affect the Landlord, the Administrative Agent or the Lenders (in the reasonable judgment of the Administrative Agent).

(b) If an Event of Default shall have occurred and be continuing, Landlord shall be entitled to all remedies available at law or in equity. Without limiting the foregoing, Landlord shall have the right to give Tenant notice of Landlord’s termination of the Term of this Lease.

Upon the giving of such notice, the Term of this Lease and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Term of this Lease, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided.

(c) If an Event of Default shall have occurred and be continuing, Landlord shall have the immediate right, whether or not the Term of this Lease shall have been terminated pursuant to Section 23(b) of this Part II, to re-enter and repossess the Premises and the right to remove all persons and property therefrom by summary proceedings, ejectment, any other legal action or in any lawful manner Landlord determines to be necessary or desirable. Landlord shall be under no liability by reason of any such reentry, repossession or removal. No such re-entry, repossession or removal shall be construed as an election by Landlord to terminate this Lease unless a notice of such termination is given to Tenant pursuant to Section 23(b) of this Part II.

(d) At any time or from time to time after a re-entry, repossession or removal pursuant to Section 23(c) of this Part II, whether or not the Term of this Lease shall have been terminated pursuant to Section 23(b) of this Part II, Landlord may (but, except to the extent expressly required by any applicable Law, shall be under no obligation to) relet the Premises for the account of Tenant, in the name of Tenant or Landlord or otherwise, without notice to Tenant, for such term or terms and on such conditions and for such uses as Landlord, in its absolute discretion, may determine. Landlord may collect any rents payable by reason of such reletting. Landlord shall not be liable for any failure to relet the Premises or for any failure to collect any rent due upon any such reletting.

(e) No expiration or termination of the Term of this Lease pursuant to Section 23(b) of this Part II, by operation of law or otherwise, and no re-entry, repossession or removal pursuant to Section 23(c) of this Part II or otherwise, and no reletting of the Premises pursuant to Section 23(d) of this Part II or otherwise, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, re-entry, repossession, removal or reletting.

(f) In the event of any expiration or termination of the Term of this Lease or re-entry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, Tenant shall pay to Landlord all Fixed Rent, Additional Rent and other sums required to be paid by Tenant, in each case together with interest thereon at the Lease Default Rate from the due date thereof to and including the date of such expiration, termination, re-entry, repossession or removal; and thereafter, Tenant shall, until the end of what would have been the Term of this Lease in the absence of such expiration, termination, re-entry, repossession or removal and whether or not the Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages (it being agreed that it would be impracticable or extremely difficult to fix the actual damages): (i) all Fixed Rent, Additional Rent and other sums which would be payable under this Lease by Tenant in the absence of any such expiration, termination, re-entry, repossession or removal, less (ii) the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to Section 23(d) of this Part II, after deducting from such proceeds all reasonable expenses of Landlord in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys” fees and expenses (including, without limitation, fees and expenses of appellate proceedings), alteration costs and expenses of preparation for such reletting. Tenant shall pay such liquidated and agreed current damages on the dates on which Fixed Rent would be payable under this Lease in the absence of such expiration, termination, reentry, repossession or removal, and Landlord shall be entitled to recover the same from Tenant on each such date.

(g) At any time after any such expiration or termination of the Term of this Lease or re-entry or repossession of the Premises or removal of persons or property thereon by reason of the occurrence of an Event of Default, whether or not Landlord shall have collected any liquidated and agreed current damages pursuant to Section 23(f) of this Part II, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant’s default and in lieu of all liquidated and agreed current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the sum of (i) the excess, if any of (A) the aggregate of all Fixed Rent, Additional Rent and other sums which would be payable under this Lease, in each case from the date of such demand (or, if it be earlier, the date to which Tenant shall have satisfied in full its obligations under Section 23(f) of this Part II to pay liquidated and agreed current damages) for what would be the then-unexpired Term of this Lease in the absence of such expiration, termination, re-entry, repossession or removal, discounted at the rate equal to the then rate on U.S. Treasury obligations of comparable maturity to such Term (the “Treasury Rate”), but in no event greater than the non-default rate of interest for the Loan (such lower rate being referred to as the “Discount Rate”) over (B) the amount of such rental loss that Tenant proves could be reasonably avoided by commercially reasonable mitigation efforts by Landlord, discounted at the Discount Rate for the same period, plus (ii) any make-whole premium, prepayment premium, breakage costs or other amount due under the Loan as a result of the prepayment or defeasance thereof (including, without limitation, any yield maintenance premium due under the Loan Documents), plus (iii) all reasonable legal fees and expenses and all other costs and expenses incurred by Landlord and Mortgagee as a result of Tenant’s default under this Lease. If any Law shall limit the amount of liquidated final damages to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such Law.

Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy at law or in equity, including the right of injunction. Tenant waives any rights of redemption granted by any Laws if Tenant is evicted or dispossessed, for any cause, or if Landlord obtains possession of the Premises by reason of the violation by Tenant of any of the terms of this Lease. Further, without limitation of any other provision of this Lease, Tenant, on its own behalf and for its legal representatives, successors and assigns, and on behalf of all persons claiming through or under this Lease, together with creditors of all classes, and all other persons having an interest therein, does hereby waive, surrender and give up all right or privilege which it may or might have by reason of Sections 761 and 763 of the Real Property Actions and Proceedings Law of the State of New York, or by reason of any other present or future Law or decision, to redeem the Premises or have a continuance of this Lease for any part of the Term hereof after having been dispossessed or ejected therefrom by process of law or otherwise.

(h) In addition to the foregoing remedies set forth in this Section 23 and all other remedies available at law or in equity, and regardless of whether or not an Event of Default has occurred under this Lease, if Tenant has failed to perform any of its duties, obligations, covenants or agreements under this Lease, Landlord may give notice to Tenant that it has failed to perform any such duty, obligation, covenant or agreement (herein called a “Notice of Breach”) and may thereafter pursue any rights or remedies available to it at law or in equity including, without limitation, filing a suit for damages as a result of such breach or a suit for specific performance of any such duties, obligations, covenants or agreements. Any Notice of Breach delivered under this Section 23(h) or any such rights or remedies pursued by Landlord shall not be deemed to be a notice of default under any provision of this Section 23 and shall not result, with or without the passage of time, in an Event of Default existing under this Lease; provided, that the delivery of any such Notice of Breach shall not limit Landlord’s right (which right will not be exercised without the consent of Mortgagee so long as the Premises are subject to a Mortgage which requires Mortgagee’s consent for the exercise thereof) to subsequently deliver notice (with respect to the same event or condition which is the subject of such Notice of Breach or any other event or condition) which will declare or, with the passage of time, result in an Event of Default hereunder.

24.	LANDLORD ASSIGNMENT OF WARRANTIES.

Landlord assigns to Tenant, without recourse or warranty whatsoever, all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder with respect to the Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the Uniform Commercial Code (collectively, the “Guaranties”). Such assignment shall remain in effect during the Term. Landlord hereby agrees to execute and deliver at Tenant’s expense such further documents, including powers of attorney (which shall contain indemnity agreements from Tenant to Landlord which shall be in form reasonably satisfactory to Landlord), as Tenant may reasonably request in order that Tenant may have the full benefit of the assignment of Guaranties effected or intended to be effected by this Article. Upon the occurrence of a termination of this Lease, the Guaranties shall automatically revert to Landlord.

25.	RENT PAYMENTS.

If Landlord’s interest in this Lease shall pass to another, or if the Fixed Rent, Additional Rent or other rights hereunder to receive payments shall be assigned, or if a party, other than Landlord, shall become entitled to collect the Fixed Rent, Additional Rent or other payments due hereunder, then notice thereof shall be given to Tenant by Landlord in writing, or, if Landlord is an individual and shall have died or become incapacitated, by Landlord’s legal representative, accompanied by due proof of the appointment of such legal representative; provided, that if Fixed Rent is then being paid to Mortgagee in accordance with Section 5(a) of Part II, then notwithstanding such notice from Landlord, Tenant shall continue to pay Fixed Rent to Mortgagee until it receives contrary notice from Mortgagee. Until such notice and proof shall be received by Tenant, Tenant may continue to pay the rent due hereunder to the one to whom, and in the manner in which, the last preceding installment of rent hereunder was paid, and each such payment shall fully discharge Tenant with respect to such payment.

Tenant shall not be obligated to recognize any agent for the collection of rent or otherwise authorized to act with respect to the Premises until written notice of the appointment and the extent of the authority of such agent shall be given to Tenant by the one appointing such agent. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agree that, for so long as the Loan is outstanding, all payments under this Lease shall be deposited directly with Mortgagee pursuant to the Mortgagee’s instructions.

26.	HOLDOVER.

If Tenant shall hold over after the expiration date of the Term, or if Tenant shall hold over after the date specified in any termination notice given by Tenant under Section 13(d) or 14(b) of this Part II, then, in either such event, Tenant shall be a month-to-month Tenant on the same terms as herein provided, except that the monthly Fixed Rent will be 1.5 times the average monthly Fixed Rent payable by Tenant during the Term.

27.	NOTICES

Whenever, pursuant to this Lease, notice or demand shall or may be given to either of the parties (including Mortgagee) by the other, and whenever either of the parties shall desire to give to the other any notice or demand with respect to this Lease or the Premises, each such notice or demand shall be in writing, and any Laws to the contrary notwithstanding, shall not be effective for any purpose unless the same shall be given or served as follows: by mailing the same to the other party by registered or certified mail, return receipt requested, or by delivery by nationally recognized overnight courier service provided a receipt is required, at its Notice Address set forth in Part I hereof, or at such other address as either party may from time to time designate by notice given to the other. The date of receipt of the notice or demand shall be deemed the date of the service thereof (unless delivery of the notice or demand is refused or rejected, in which case the date of such refusal or rejection shall be deemed the date of service thereof).

28.	INDEMNITY.

TENANT SHALL DEFEND LANDLORD AND ANY OF LANDLORD’S OWNERS, PARTNERS, TRUSTEES, BENEFICIAL OWNERS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS, OFFICERS, DIRECTORS OR SHAREHOLDERS (HEREIN COLLECTIVELY, “LANDLORD INDEMNIFIED PARTIES”), TOGETHER WITH THE MORTGAGEE AND EACH LENDER, AND ANY OWNER, PARTNER, MEMBER, MANAGER, TRUSTEE, BENEFICIAL OWNER, OFFICER, DIRECTOR, SHAREHOLDER, EMPLOYEE OR AGENT OF THE MORTGAGEE OR ANY LENDER (HEREIN, COLLECTIVELY WITH THE LANDLORD INDEMNIFIED PARTIES, “INDEMNIFIED PARTIES”) WITH RESPECT TO, AND SHALL PAY, PROTECT, INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTIES FROM AND AGAINST, ANY AND ALL LIABILITIES, LOSSES, DAMAGES, PENALTIES, COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS” FEES AND EXPENSES), CAUSES OF ACTION, SUITS, CLAIMS, DEMANDS OR JUDGMENTS OF ANY NATURE WHATSOEVER (COLLECTIVELY, “CLAIMS”), HOWEVER CAUSED, ARISING FROM (I) INJURY TO OR DEATH OF ANY PERSON OR PERSONS OR DAMAGE TO OR LOSS OF PROPERTY, REAL OR PERSONAL, IN ANY MANNER ARISING THEREFROM, OCCURRING ON THE PREMISES OR CONNECTED WITH THE USE, NON-USE, CONDITION, OCCUPANCY, DESIGN, FINANCING, OWNERSHIP, LEASING, POSSESSION, CONSTRUCTION, MAINTENANCE, REPAIR OR REBUILDING OF ANY THEREOF, WHETHER OR NOT SUCH INDEMNIFIED PARTY HAS OR SHOULD HAVE KNOWLEDGE OR NOTICE OF THE DEFECT OR CONDITIONS, IF ANY, CAUSING OR CONTRIBUTING TO SAID INJURY, DEATH, LOSS, DAMAGE OR OTHER CLAIM, (II) TENANT’S VIOLATION OF THIS LEASE, (III) ANY ACT OR OMISSION OF TENANT OR ITS AGENTS, CONTRACTORS, LICENSEES, SUBTENANTS OR INVITEES, (IV) THE RELEASE OF HAZARDOUS MATERIALS OR THE VIOLATION OF ANY ENVIRONMENTAL LAW, AND (V) ANY CONTEST REFERRED TO IN SECTION 31(B) OF THIS PART II; PROVIDED, THAT TENANT SHALL NOT BE REQUIRED TO INDEMNIFY, DEFEND OR HOLD HARMLESS ANY INDEMNIFIED PARTY FOR ANY SUCH MATTERS ARISING DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY; AND PROVIDED, FURTHER, NOTHING CONTAINED IN THIS LEASE SHALL BE DEEMED TO EXEMPT THE LANDLORD FROM LIABILITY FOR DAMAGES FOR INJURIES TO PERSON OR PROPERTY CAUSED BY OR RESULTING FROM THE NEGLIGENCE OF THE LANDLORD, ITS AGENTS, SERVANTS OR EMPLOYEES, IN THE OPERATION OR MAINTENANCE OF THE PREMISES.

If a written Claim is made against any Indemnified Party or if any proceeding shall be commenced against such Indemnified Party (including without limitation a written notice of such proceeding) for any Claim, such Indemnified Party shall promptly notify the Tenant in writing and shall not take action with respect to such Claim without the consent of the Tenant for thirty (30) days after the receipt of such notice by the Tenant; provided, however, that in the case of any such Claim, if action shall be required by law or regulation to be taken prior to the end of such period of thirty (30) days, such Indemnified Party shall endeavor to, in such notice to the Tenant, inform the Tenant of such shorter period, and no action shall be taken with respect to such Claim without the consent of the Tenant before seven (7) days before the end of such shorter period unless the Indemnified Party shall be required by such law or regulation to take action prior to the end of such seven (7) day period; provided, further, that the failure of such Indemnified Party to give the notices referred to in this sentence shall not diminish the Tenant’s obligation hereunder except to the extent such failure precludes in all respects the Tenant from contesting such Claim.

If the Tenant shall request in writing, within thirty (30) days of receipt of such notice from the Indemnified Party (or such shorter period as is required by law or regulation for the Indemnified Party to respond to such Claim), that such Indemnified Party respond to such Claim, the Indemnified Party shall, at the expense of the Tenant, in good faith conduct and control such action (including without limitation by pursuit of appeals) (provided, however, that (A) if such Claim, in the Tenant’s reasonable discretion, can be pursued by the Tenant on behalf of or in the name of such Indemnified Party, the Indemnified Party, at the Tenant’s request, shall allow the Tenant to conduct and control the response to such Claim and (B) in the case of any Claim (and notwithstanding the provisions of the foregoing subsection (A)), the Indemnified Party may request in writing that the Tenant conduct and control the response to such Claim (with counsel to be selected by the Tenant and consented to by such Indemnified Party, such consent not to be unreasonably withheld or delayed; provided, however, that any Indemnified Party may retain separate counsel at the expense of the Tenant in the event of a potential conflict of interest between such Indemnified Party and the Tenant)) by, in the sole discretion of the person conducting and controlling the response to such Claim (1) resisting payment thereof, (2) not paying the same except under protest, if protest is necessary and proper, (3) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings, or (4) taking such other action as is reasonably requested by the Tenant from time to time.

The party controlling the response to any Claim shall consult in good faith with the non-controlling party and shall keep the non-controlling party reasonably informed as to the conduct of the response to such Claim; provided, that all decisions ultimately shall be made in the discretion of the controlling party.

Notwithstanding the foregoing provisions of this Section 28, no Indemnified Party shall be required to take any action and the Tenant shall not be permitted to respond to any Claim in its own name or that of an Indemnified Party unless (A) the Tenant shall have agreed to pay and shall pay to such Indemnified Party on demand and on a after-tax basis all reasonable costs, losses and expenses that such Indemnified Party actually incurs in connection with such Claim, including without limitation all reasonable legal, accounting and investigatory fees and disbursements and the Tenant shall have agreed that the Claim is an indemnifiable Claim hereunder, (B) the Indemnified Party shall have reasonably determined that the action to be taken will not result in any material danger of sale, forfeiture or loss of the Premises, or any part thereof or interest therein, and will not result in risk of criminal liability on behalf of any Indemnified Party, (C) if such Claim shall involve the payment of any amount prior to the resolution of such Claim, the Tenant shall provide to the Indemnified Party an interest-free advance in an amount equal to the amount that the Indemnified Party is required to pay (with no additional net after-tax cost to such Indemnified Party) prior to the date such payment is due, and (D) no Event of Default shall have occurred and be continuing. In no event shall the Tenant be permitted to adjust or settle any Claim without the consent of the Indemnified Party to the extent any such adjustment or settlement involves, or is reasonably likely to involve, any performance by or adverse admission by or with respect to the Indemnified Party.

29.	TENANT TO COMPLY WITH MATTERS OF RECORD.

Tenant agrees to perform all obligations of Landlord and pay all expenses which Landlord or Tenant may be required to pay in accordance with, and to comply and cause the Premises to comply in all respects with all of the terms and conditions of, any reciprocal easement agreement or any other agreement or document of record now affecting the Premises (including, without limitation, the Permitted Encumbrances) or hereafter executed with Tenant’s written consent (herein referred to collectively as the “Matters of Record”) during the Term. TENANT SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD AND ALL OTHER INDEMNIFIED PARTIES FROM ANY CLAIM, LOSS OR DAMAGE SUFFERED BY LANDLORD OR SUCH INDEMNIFIED PARTIES BY REASON OF TENANT’S FAILURE TO PERFORM ANY OBLIGATIONS OR PAY ANY EXPENSES AS REQUIRED UNDER ANY MATTERS OF RECORD OR COMPLY AND CAUSE THE PREMISES TO COMPLY WITH THE TERMS AND CONDITIONS OF ANY MATTERS OF RECORD DURING THE TERM.

30.	[RESERVED).

31.	TAXES.

(a) Subject to the provisions hereof relating to contests, Tenant shall pay and discharge, before any interest or penalties are due thereon, to the extent applicable, all of the following taxes, charges, assessments, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority (collectively, “Tax” or “Taxes”), even if unforeseen or extraordinary, which are imposed or assessed prior to the Lease Commencement Date or on or subsequent to the Lease Commencement Date during the Term, regardless of whether payment thereof is due prior to, during or after the Term: all Taxes of every kind and nature (including, without limitation, real, ad valorem and personal property), on or with respect to the Premises (including, without limitation, any Taxes assessed against Landlord’s reversionary estate in the Premises or against any real property other than the Premises which is included within the tax parcel which includes the Premises), the Fixed Rent, Additional Rent or Additional Payments payable hereunder, this Lease or the leasehold estate created hereby; all charges and/or assessments for any easement or agreement maintained for the benefit of the Premises; all ground rents on or with respect to the Premises; and all general and special assessments, levies, water and sewer assessments and other utility charges, use charges and rents and all other public charges and/or Taxes whether of a like or different nature. Landlord shall promptly deliver to Tenant any bill or invoice Landlord receives with respect to any Tax; provided, that the Landlord’s failure to deliver any such bill or invoice shall not limit Tenant’s obligation to pay such Tax; and provided, further, that if at any time during the Term of this Lease, the method of taxation shall be such that there shall be assessed, levied, charged or imposed on Landlord a Tax upon the value of the Premises or any present or future improvement or improvements on the Premises, including any Tax which uses rents received from Tenant as a means to derive value of the property subject to such Tax, then all such levies and Taxes or the part thereof so measured or based shall be payable by Tenant, but only to the extent that such levies or Taxes would be payable if the Premises were the only property of Landlord, and Tenant shall pay and discharge the same as herein provided. In the event that any assessment against the Premises is payable in installments, Tenant may pay such assessment in installments; and in such event, Tenant shall be liable only for those installments which become due and payable prior to or during the Term, or which are appropriately allocated to the Term even if due and payable after the Term. Tenant shall deliver, or cause to be delivered, to Landlord and Mortgagee, promptly upon Landlord’s or Mortgagee’s written request, evidence satisfactory to Landlord and Mortgagee that the Taxes required to be paid pursuant to this Section 31 have been so paid and are not then delinquent.

(b) After prior written notice to Landlord, at Tenant’s sole cost, Tenant may contest (including seeking an abatement or reduction of) in good faith any Taxes agreed to be paid hereunder; provided, that (i) Tenant first shall satisfy any Legal Requirements, including, if required, that the Taxes be paid in full before being contested, (ii) no Event of Default has occurred and is continuing, (iii) failing to pay such Taxes will not subject Landlord or Mortgagee to criminal or civil penalties or fines or to prosecution for a crime, or result in the sale, forfeiture or loss of any portion of the Premises, the Fixed Rent or any Additional Rent and (iv) such contest will be in accordance with the terms of the Loan Documents. Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay and shall indemnify, defend and hold Landlord and Mortgagee and all other Indemnified Parties harmless against any and all losses, judgments, decrees and costs (including, without limitation, all reasonable attorneys’ fees and expenses) in connection with any such contest and shall promptly, after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. At Tenant’s sole cost, Landlord shall assist Tenant as reasonably necessary with respect to any such contest, including joining in and signing applications or pleadings. Any rebate applicable to any portion of the Term shall belong to Tenant.

32.	INSURANCE.

Tenant shall maintain or cause to be maintained the insurance required pursuant to the Loan Documents and in accordance with the provisions of the Loan Documents, which provisions are attached hereto as Schedule 3 and incorporated herein by reference.

33.	LANDLORD EXCULPATION.

Anything contained herein to the contrary notwithstanding, any claim based upon liability of Landlord under this Lease shall be enforced only against the Landlord’s interest in the Premises and shall not be enforced against the Landlord individually or personally other than with respect to fraud or the misappropriation of insurance or Condemnation proceeds. In no event shall any partner, shareholder, trustee, manager, member, beneficial owner, officer, director or other owner or agent of Landlord have any liability under this Lease.

34.	LANDLORD’S TITLE.

The Premises are demised and let subject to the Permitted Encumbrances without representation or warranty by Landlord. The recital of the Permitted Encumbrances herein shall not be construed as a revival of any Permitted Encumbrance which has expired.

35.	QUIET ENJOYMENT.

Landlord warrants and agrees that Tenant, on paying the Fixed Rent, Additional Rent and other charges due hereunder and performing all of Tenant’s other obligations pursuant to this Lease, shall and may peaceably and quietly have, hold, and enjoy the Premises for the full Term, free from molestation, eviction, or disturbance by Landlord or by any other person(s) lawfully claiming by, through or under

Landlord, subject, however, to the Permitted Encumbrances. Any failure by Landlord to comply with the foregoing warranty shall not give Tenant any right to cancel or terminate this Lease, or to abate, reduce or make deduction from or offset against any Fixed Rent, Additional Rent or other sum payable under this Lease, or to fail to perform or observe any other covenant, agreement or obligation hereunder or to recover any damages against Landlord resulting therefrom (except for any damages resulting solely from Landlord’s gross negligence or willful misconduct).

36.	[RESERVED].

37.	BROKER.

Landlord and Tenant each represent and warrant that it has had no dealings or conversations with any real estate broker in connection with the negotiation and execution of this Lease. TENANT AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LANDLORD AGAINST ALL LIABILITIES ARISING FROM ANY CLAIM OF ANY REAL ESTATE BROKERS, INCLUDING COST OF COUNSEL FEES, RESULTING FROM TENANT’S ACTS. IN THE EVENT OF ANY BREACH OF LANDLORD’S REPRESENTATIONS UNDER THIS SECTION 37 OR ANY CLAIM BY TENANT AGAINST LANDLORD FOR ANY INDEMNITY UNDER THIS SECTION 37, TENANT SHALL HAVE NO RIGHT TO ABATE OR DEFER ANY PAYMENT OF ANY FIXED RENT, ADDITIONAL RENT AND/OR OTHER AMOUNTS DUE UNDER THIS LEASE, OR TO EXERCISE ANY RIGHTS OF OFFSET WITH RESPECT THERETO, AND TENANT HEREBY EXPRESSLY WAIVES ANY SUCH RIGHTS THAT MAY EXIST AT LAW, IN EQUITY OR OTHERWISE.

38.	TRANSFER OF TITLE.

In the event of any transfer(s) of the title to the Premises, Landlord (and in the case of any subsequent transfer, the then-grantor) automatically shall be relieved from and after the date of such transfer, of all liability with respect to the performance of any obligations on the part of said Landlord contained in this Lease thereafter to be performed; provided, that any amount then due and payable to Tenant by Landlord (or the then-grantor), and any other obligation then to be performed by Landlord (or the then-grantor) under this Lease, either shall be paid or performed by Landlord (or the then-grantor) or such payment or performance assumed by the transferee; it being intended hereby that the covenants, conditions and agreements contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and with respect to their respective successive period of ownership. Landlord may freely transfer the Premises and this Lease without the consent of Tenant.

39.	[RESERVED].

40.	HAZARDOUS MATERIALS.

(a) For the purposes hereof, the term “Hazardous Materials” means any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea formaldehyde insulation. The term “Environmental Laws’” shall mean any federal, State and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that, at any time, apply to Landlord or the Premises (or any portion thereof) and relate to hazardous materials or toxic materials, substances or wastes, or the protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

(b) Tenant represents and warrants to Landlord that, except as disclosed in the environmental reports listed on Exhibit C hereto, (i) neither the Premises, nor any portion thereof, has been used by Tenant or, to the best of Tenant’s knowledge, by any other person for the generation, manufacture, storage, handling, transfer, treatment, recycling, transportation, processing, production, refinement or disposal (each, a “Regulated Activity”) of any Hazardous Materials; (ii) to the best of Tenant’s knowledge, there are no Hazardous Materials present on, in, under or, affecting or migrating from the Premises or any portion thereof except to the extent expressly permitted by the terms of this Section 40(b); and (iii) Tenant has complied in all material respects with all Environmental Laws applicable to the Premises during any periods of occupation of the Premises prior to the date hereof. Tenant covenants that during the term of this Lease it (i) will comply, and will take commercially reasonable efforts to cause all uses and operations by other persons on the Premises to comply, in all material respects with all Environmental Laws applicable to the Premises, (ii) will not use, and shall prohibit the use of the Premises for Regulated Activities or for the storage, handling or disposal of Hazardous Materials except those that are both (A) in compliance in all material respects with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) (1) in amounts not in excess of that necessary to operate the Properties or (2) fully disclosed to and approved by Landlord in writing; (iii) (A) will not install and will take commercially reasonable efforts to prevent the installation by any other person on the Premises of any underground storage tanks or surface impoundments and shall take commercially reasonable efforts to prevent any petroleum contamination in violation of applicable Environmental Laws or which requires Remedial Work (as defined below) originating on the Premises, and (B) with respect to any petroleum contamination on the Premises which originates from a source off the Premises, Tenant shall notify all responsible third parties and appropriate government agencies (collectively, “Third Parties”) and shall take reasonable commercial efforts to prosecute to completion the Remedial Work of the Premises by such Third Parties, including, without limitation, undertaking legal action, if reasonably necessary, to enforce obligations for Remedial Work of such Third Parties and, to the extent not done so by such Third Parties and to the extent technically feasible and commercially practicable, Tenant shall remediate such petroleum contamination, and (iv) shall cause any Alterations of the Premises to be done in a way which complies with applicable Laws relating to exposure of persons working on or visiting the Premises to Hazardous Materials and, in connection with any such Alterations, shall remove any Hazardous Materials present upon the Premises which are not in compliance with applicable Environmental Laws or which present a health risk to persons working on or visiting the Premises.

Notwithstanding any provision of this Lease to the contrary, Landlord agrees that Tenant may use household and commercial cleaners and chemicals to maintain the Premises. Landlord and Tenant acknowledge that any or all of the cleaners and chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may sell, use, store and dispose of same as herein set forth, provided, that in doing so Tenant complies with all Laws. For the purposes of subdivisions (c) and (d) of this Article, the term “Hazardous Materials” shall exclude the Hazardous Materials used as permitted in this paragraph.

(c) If, at any time during the Term, Hazardous Materials requiring any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (collectively, “Remedial Work”) pursuant to applicable Environmental Law shall be found in, on or under the Premises, then, if Tenant shall have caused the presence of such Hazardous Materials, Tenant shall (at Tenant’s sole expense), or, if Tenant shall not have caused the presence of such Hazardous Materials, shall take commercially reasonable efforts to cause the person responsible for the presence of such Hazardous Materials to, promptly commence and diligently prosecute to completion all Remedial Work to the extent required by Environmental Laws, and in compliance with Environmental Laws, and at Tenant’s sole cost; provided, that except as otherwise expressly provided in this subparagraph (c), Landlord shall not be required to accept any institutional control (such as a deed restriction) that restricts the permitted use of the Premises or any real property as a condition to any remedial plan approved by any governmental agency in connection with such Remedial Work. The Remedial Work required of Tenant under this Lease shall be limited to achieving clean-up standards applicable to commercial use of the Premises as provided herein (“Commercial Closure”), if allowed under applicable Environmental Laws and if approved by the governmental authority with jurisdiction over the Premises, Hazardous Materials and Remedial Work; provided, that the Hazardous Materials left in place would not reasonably be expected to cause or threaten to cause current or future migration of such Hazardous Materials from the environmental media in which such Hazardous Materials are present to other environmental media or to other properties in excess of applicable regulatory standards permitted under applicable Legal Requirements; and provided, further, that nothing contained in this Section 40(c) shall be deemed to limit the obligations of the Tenant under any other provision of this Section 40 including, without limitation, the indemnification obligations of the Tenant under Section 40(e) of this Part II. In the event an institutional control (such as a deed restriction, environmental land use restriction, or activity and use limitation) that restricts the permitted use of or activities on the Premises (hereinafter a “Restriction”) is required in order to achieve Commercial Closure, prior to submitting any proposed plan for Remedial Work to a Governmental Authority which proposes such a Restriction or performing or implementing such Remedial Work or actually recording any Restriction in the relevant real property records, Tenant shall submit such Restriction to Landlord for review and approval. Landlord shall not unreasonably withhold or delay its approval of any such Restrictions (i) so long as the condition set forth in subpart (iii) of this sentence is satisfied, which require that the Premises not be used for residential purposes, for a day care facility, or for agricultural purposes, (ii) so long as the condition set forth in subpart (iii) of this sentence is satisfied and the Premises are adequately served by a municipal water supply, which prohibit the use of the ground water underlying the Premises, or (iii) so long as such Restrictions would not reasonably be likely to result in a material decrease in the fair market value of the Premises based upon the use of the Premises as Commercial Property, would not reasonably be likely to materially affect the marketability of the Premises or the ability to obtain financing secured by the Premises based upon the use of the Premises as Commercial Property, and would not reasonably be likely to create ongoing monitoring or reporting obligations with respect to the Premises.

(d) To the extent that Tenant has knowledge thereof, Tenant shall promptly provide notice to Landlord and Mortgagee of any of the following matters which are not specified in the Environmental Reports described on Exhibit C hereto or if disclosed by such Environmental Reports, there is any material change in the scope, conditions or costs of reporting or monitoring obligations:

(i) any material proceeding or investigation commenced or threatened by any governmental authority with respect to the presence of any Hazardous Material on, in, under or affecting the Premises;

(ii) any material proceeding or investigation commenced or threatened by any governmental authority, against Tenant or Landlord, with respect to the presence, suspected presence, release or threatened release of Hazardous Materials from any property owned by Landlord;

(iii) all written notices of any pending or threatened investigation or claims made or any lawsuit or other legal action or proceeding brought by any person against (A) Tenant or Landlord or the Premises, or (B) any other party occupying the Premises or any portion thereof, in any such case relating to any loss or injury allegedly resulting from any Hazardous Material or relating to any violation or alleged violation of Environmental Laws;

(iv) the discovery of any occurrence or condition on the Premises, of which Tenant becomes aware and which is not corrected within ten (10) days, or written notice received by Tenant of an occurrence or condition on any real property adjoining or in the vicinity of the Premises, which reasonably could be expected to lead to the Premises or any portion thereof being in material violation of any Environmental Laws or subject to any material restriction on ownership, occupancy, transferability or use under any Environmental Laws or which might subject Landlord or Mortgagee to any Environmental Claim. “Environmental Claim” means any claim, action, investigation or written notice by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Hazardous Materials at the Premises, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; and

(v) the commencement and completion of any material Remedial Work.

(e) TENANT SHALL BE SOLELY RESPONSIBLE FOR AND SHALL DEFEND, REIMBURSE, INDEMNIFY AND HOLD EACH LANDLORD INDEMNIFIED PARTY HARMLESS FROM AND AGAINST ALL DEMANDS, CLAIMS, ACTIONS, CAUSES OF ACTION, ASSESSMENTS, LOSSES, DAMAGES, LIABILITIES, INVESTIGATIONS, WRITTEN NOTICES, COSTS AND EXPENSES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, PERSONAL INJURY, PROPERTY DAMAGE, DIMINUTION IN PROPERTY VALUE AND REASONABLE EXPENSES OF INVESTIGATION BY ENGINEERS, ENVIRONMENTAL CONSULTANTS AND SIMILAR TECHNICAL PERSONNEL AND REASONABLE FEES AND DISBURSEMENTS OF COUNSEL), ARISING OUT OF, IN RESPECT OF OR IN CONNECTION WITH (I) TENANT’S BREACH OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR OBLIGATIONS IN THIS LEASE, (II) THE OCCURRENCE OF ANY REGULATED ACTIVITY AT, ON OR UNDER THE PREMISES AT ANY TIME DURING THE TERM OF THIS LEASE, (III) ANY ENVIRONMENTAL CLAIM WITH RESPECT TO THE PREMISES AGAINST ANY LANDLORD INDEMNIFIED PARTY OR ANY PERSON WHOSE LIABILITY FOR SUCH ENVIRONMENTAL CLAIM LANDLORD OR TENANT HAS OR MAY HAVE ASSUMED OR RETAINED EITHER CONTRACTUALLY OR BY OPERATION OF LAW, (IV) THE RELEASE, THREATENED RELEASE OR PRESENCE OF OR EXPOSURE TO ANY HAZARDOUS MATERIALS AT, ON, UNDER, AFFECTING OR FROM THE PREMISES, REGARDLESS OF HOW DISCOVERED BY TENANT, LANDLORD OR ANY THIRD PARTY (PROVIDED, THAT, IF AT THE END OF THE TERM OF THIS LEASE, TENANT SHALL PROVIDE TO LANDLORD AN ENVIRONMENTAL ASSESSMENT OF THE PREMISES DATED NOT EARLIER THAN THE LAST DAY OF THE TERM OF THIS LEASE AND PREPARED BY A CONSULTANT REASONABLY ACCEPTABLE TO LANDLORD WHICH CONCLUDES THAT NO RECOGNIZED ENVIRONMENTAL CONDITIONS EXIST ON THE PREMISES AND, WITH RESPECT TO ANY PREVIOUSLY

IDENTIFIED RECOGNIZED ENVIRONMENTAL CONDITIONS WHICH EVIDENCES APPROPRIATE INVESTIGATION AND, IF NECESSARY, REMEDIATION OF ALL SUCH ENVIRONMENTAL CONDITIONS, THEN THIS SUBPART (IV) SHALL BE DEEMED TO READ AS FOLLOWS: “THE RELEASE, THREATENED RELEASE OR PRESENCE OF ANY HAZARDOUS MATERIALS AT, ON OR UNDER THE PREMISES AT ANY TIME DURING OR PRIOR TO THE TERM OF THIS LEASE REGARDLESS OF HOW DISCOVERED BY TENANT, LANDLORD OR ANY THIRD PARTY”), (V) ANY REMEDIAL WORK REQUIRED TO BE PERFORMED PURSUANT TO ANY ENVIRONMENTAL LAW OR THE TERMS HEREOF WITH RESPECT TO MATTERS ARISING OR OCCURRING PRIOR TO OR DURING THE TERM, OR (VI) ANY MATTERS ARISING UNDER OR RELATING TO ANY ENVIRONMENTAL LAW AND RELATING TO THE TENANT OR THE PREMISES.

(f) Upon Landlord’s reasonable request, at any time after the occurrence and during the continuation of an Event of Default hereunder or at such other time as Landlord has reasonable grounds to believe that Hazardous Materials (except to the extent those substances are permitted to be used by Tenant under Section 40(b) of this Part II in the ordinary course of its business and in compliance with all Environmental Laws) are or have been released, stored or disposed of on or around the Premises or that the Premises may be in violation of the Environmental Laws, Tenant shall provide, at Tenant’s sole cost and expense, an inspection or audit of the Premises prepared by a hydrogeologist or environmental engineer or other appropriate consultant approved by Landlord and Mortgagee indicating the presence or absence of the reasonably suspected Hazardous Materials on the Premises or an inspection or audit of the Premises prepared by an engineering or consulting firm approved by Landlord indicating the presence or absence of friable asbestos or substances containing asbestos on the Premises. If Tenant fails promptly to provide such inspection or audit after such request, Landlord may order the same, and Tenant hereby grants to Landlord and Mortgagee and their respective employees, contractors and agents access to the Premises upon reasonable notice, terms and conditions, and a license to undertake such inspection or audit. The cost of such inspection or audit, together with interest thereon at the Lease Default Rate from the date Tenant is provided with written confirmation of costs incurred by Landlord until actually paid by Tenant, shall be immediately paid by Tenant on demand.

(g) Without limiting the foregoing, where recommended by the Environmental Reports listed on Exhibit C hereto and/or any other “Phase I” or “Phase II” assessment and where the particular conditions on the Premises which formed the basis for such recommendation still exist, Tenant shall establish and comply with an operations and maintenance program relative to the Premises, in form and substance reasonably acceptable to Landlord, prepared by an environmental consultant reasonably acceptable to Landlord, which program shall address any Hazardous Materials (including, without limitation, asbestos containing material or lead based paint or mold) that may now or in the future be detected on the Premises. Without limiting the generality of the preceding sentence, Landlord may require (i) periodic notices or reports to Landlord in form, substance and at such intervals as Landlord may specify to address matters raised in the Environmental Reports and/or a “Phase I” or “Phase II” assessment, (ii) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (iii) at Tenant’s sole cost and expense, supplemental examination of the Premises by consultants reasonably acceptable to Landlord to address matters raised in the Environmental Reports listed on Exhibit C hereto and/or a “Phase I” or “Phase II” assessment, (iv) access to the Premises upon reasonable notice, by Landlord, and its respective agents or servicer, to review and assess the environmental condition of the Premises and Tenant’s compliance with any operations and maintenance program, and (v) variation of the operation and maintenance program in response to the reports provided by any such consultants.

(h) The indemnity obligations of the Tenant and the rights and remedies of the Landlord under this Section 40 shall survive the termination of this Lease.

41.	[RESERVED].

42.	ESTOPPEL CERTIFICATE.

Landlord and Tenant agree to deliver to each other, from time to time as reasonably requested in writing, and within a reasonable period of time after receipt of such request, an estoppel certificate, addressed to such persons as the requesting party may reasonably request, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), the dates to which any Fixed Rent due hereunder has been paid in advance, if any, and that to the knowledge of the signer of such certificate, no default hereunder by either Landlord or Tenant exists hereunder (or specifying each such default to which this signer may have knowledge), together with such other information as Landlord or Tenant may reasonably require with respect to the status of this Lease and Tenant’s use and occupancy of the Premises.

43.	NOTICE OF LEASE.

Landlord and Tenant agree to execute a Memorandum of Lease in recordable form, setting forth information regarding this Lease, including, without limitation, the dates of commencement and expiration of the Term.

44.	MISCELLANEOUS.

(a) This Lease shall be governed and construed in accordance with the Laws of the state in which the Premises are located.

(b) The headings of the Sections of Part I and Part II, are for convenient reference only, and are not to be construed as part of this Lease.

(c) The language of this Lease shall be construed according to its plain meaning, and not strictly for or against Landlord or Tenant; and the construction of this Lease and of any of its provisions shall be unaffected by any argument or claim that this Lease has been prepared, wholly or in substantial part, by or on behalf of Tenant or Landlord.

(d) Landlord and Tenant each warrant and represent to the other, that each has full right to enter into this Lease and that there are no impediments, contractual or otherwise, to full performance hereunder.

(e) This Lease shall be binding upon the parties hereto and shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of Landlord and the successors and assigns of Tenant.

(f) In the event of any suit, action, or other proceeding at law or in equity, by either party hereto against the other, by reason of any matter arising out of this Lease, the prevailing party shall recover, not only its legal costs, but also reasonable attorneys’ fees (to be fixed by the Court) for the maintenance or defense of said suit, action or other proceeding, as the case may be.

(g) A waiver by either party of any breach(es) by the other of any one or more of the covenants, agreements, or conditions of this Lease, shall not bar the enforcement of any rights or remedies for any subsequent breach of any of the same or other covenants, agreements, or conditions.

(h) This Lease and the referenced schedules and exhibits set forth the entire agreement between the parties hereto and may not be amended, changed or terminated orally or by any agreement unless such agreement shall be in writing and signed by Tenant and Landlord and approved in writing by the Mortgagee. Landlord and Tenant further agree that this Lease shall not be amended and no amendment shall be effective unless all guarantors of the Tenant’s obligations under this Lease, remain liable for all of the Tenant’s obligations under this Lease notwithstanding such amendment.

(i) If any provision of this Lease or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by Law.

(j) The submission of this Lease for examination does not constitute a reservation of or agreement to lease the Premises; and this Lease shall become effective and binding only upon proper execution and unconditional delivery thereof by Landlord and Tenant.

(k) When the context in which words are used in this Lease indicates that such is the intent, words in the singular number shall include the plural and vice versa, and words in the masculine gender shall include the feminine and neuter genders and vice versa. Further, references to “person” or “persons” in this Lease shall mean and include any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity whatsoever.

(1) All references to “Business Days” contained herein are references to days that are not Saturday, Sunday or any other day on which commercial banks in New York City or in San Jose, California are authorized or required by law to remain closed.

(m) Time is of the essence in the payment and performance of the obligations of Tenant under this Lease.

(n) In the event that the Landlord hereunder consists of more than one (1) person, then all obligations of the Landlord hereunder shall be joint and several obligations of all persons named as Landlord herein. If any such person directly or indirectly transfers its interest in the Premises, whether by conveyance of its interest in the Premises, merger or consolidation or by the transfer of the ownership interest in such person, such transferee and its successors and assigns shall be bound by this subparagraph (n). All persons named as Landlord herein shall collectively designate a single person (the “Designated Person”) to be the person entitled to give notices, waivers and consents hereunder. Landlord agrees that Tenant may rely on a waiver, consent or notice given by such Designated Person as binding on all other persons named as Landlord herein; provided, that any amendment, change or termination of this Lease which is permitted under Section 44(h) of this Part II must be signed by all persons named as Landlord. The Designated Person shall be the only person entitled to give notices hereunder by the Landlord, and Tenant may disregard all communications from any other person named as Landlord herein, except as provided in the immediately following sentence. The identity of the Designated Person may be changed from time to time by ten (10) Business Days’ advance written notice to the Tenant signed by either the Designated Person or by all persons named as Landlord herein.

(o) The Landlord and Tenant shall be permitted to agree that, upon the repayment of the Loan, the Term of the Lease shall be terminated and Landlord shall commence to wind-up its affairs (including the transfer of its assets).

(p) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Lease in its entirety and not to any particular provision hereof, (iv) all references herein to Parts, Articles, Sections, Exhibits and/or Schedules shall be construed to refer to Parts, Articles and Sections of, and Exhibits and Schedules to, this Lease and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(q) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Tenant notifies Landlord that Tenant requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Landlord notifies Tenant that the Landlord requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Tenant, the Term Administrative Agent and the Lenders shall negotiate in good faith to amend such provision to preserve the original intent in light of such change in GAAP, and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

45.	INTENTIONALLY OMITTED.

46.	LEASE GUARANTY.

(a) As a condition to the effectiveness of this Lease, each Subsidiary of Orchard Supply Hardware Stores Corporation, a Delaware corporation (“Holdings”) (other than Tenant and Landlord) has duly executed and delivered to Landlord (with a copy to Mortgagee) that certain Lease Guaranty dated as of the date hereof (the “Lease Guaranty”), whereby each such Subsidiary (such Subsidiaries, and Holdings (if applicable pursuant to clause (c) of this Section 46 of Part II) and each such Subsidiary that executes a counterpart of the Lease Guaranty and a Joinder Agreement (as defined herein) or otherwise becomes a party to the Lease Guaranty or a guarantor of the Tenant’s payment and performance obligations hereunder pursuant to clauses (b) or (c) of this Section 46, may be referred to herein as a “Guarantor”) has guaranteed the payment and performance obligations of Tenant hereunder.

(b) Tenant shall notify the Landlord and the Mortgagee at the time that any person becomes a Subsidiary of Holdings, and promptly thereafter (and in any event within 30 days), cause such person to (i) become a Guarantor by executing and delivering to the Landlord (with copies to the Mortgagee) a counterpart of the Lease Guaranty and a Joinder Agreement in the form attached as Exhibit A to the Lease Guaranty (a “Joinder Agreement”), or such other document as the Landlord and the Mortgagee shall deem appropriate for such purpose, (ii) deliver to the Landlord (with copies to the Mortgagee) (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a responsible officers of such Subsidiary as the Landlord or the Mortgagee may reasonably require evidencing the identity, authority and capacity of each responsible officer thereof authorized to act in connection with the Lease Guaranty, such Joinder Agreement or such other document, and (B) copies of the Organization Documents of such Subsidiary certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Subsidiary to be true and correct as of the date such Subsidiary becomes a Guarantor and such other documents and certifications as the Landlord or the Mortgagee may reasonably require to evidence that such Subsidiary is duly organized or formed, and that such Subsidiary is validly existing, in good standing and qualified to engage in business in California and (iii) deliver to Landlord and Mortgagee favorable opinions of counsel to such Subsidiary (which opinions shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause.

(c) Tenant shall notify the Landlord and the Mortgagee at any time that Holdings is not prohibited under the Term Loan Credit Agreement and the ABL Credit Agreement from becoming a guarantor of the Tenant’s payment and performance obligations hereunder, and promptly thereafter (and in any event within 30 days), cause Holdings to (i) become a Guarantor by executing and delivering to the Landlord (with copies to the Mortgagee) a counterpart of the Lease Guaranty and a Joinder Agreement, or such other document as the Landlord and the Mortgagee shall deem appropriate for such purpose, (ii) deliver to the Landlord (with copies to the Mortgagee) (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a responsible officers of Holdings as the Landlord or the Mortgagee may reasonably require evidencing the identity, authority and capacity of each responsible officer thereof authorized to act in connection with the Lease Guaranty, such Joinder Agreement or such other document, and (B) copies of the Organization Documents of Holdings certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of Holdings to be true and correct as of the date Holdings becomes a Guarantor and such other documents and certifications as the Landlord or the Mortgagee may reasonably require to evidence that Holdings is duly organized or formed, and that Holdings is validly existing, in good standing and qualified to engage in business in California and (iii) deliver to Landlord and Mortgagee favorable opinions of counsel to Holdings (which opinions shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause).

47.	REPRESENTATIONS AND WARRANTIES.

Tenant represents and warrants to the Landlord that, as of the effective date of this Lease (provided, that for purposes of this Section 47 of Part II and except as otherwise expressly provided herein, the terms “Subsidiary of Holdings,” “Loan Party” and “Subsidiaries” shall not include the Landlord):

47.01. Organization; Powers. Each of the Tenant, Holdings and each of Holdings’ Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required (except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect).

47.02. Authorization; Enforceability. Execution, delivery and performance of this Lease and the Lease Guaranty are within the corporate or limited liability company powers of the Tenant, Holdings and each Subsidiary of Holdings that is a party hereto or thereto and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder action. The Lease (in the case of Tenant) and the Lease Guaranty (in the case of each Guarantor) have been duly executed and delivered by such persons and constitute the legal, valid and binding obligation of such persons, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

47.03. Governmental Approvals; No Conflicts. Execution, delivery and performance of the Lease and the Lease Guaranty and the consummation of the transactions contemplated hereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other person, except such as have been obtained or made and are in full force and effect and except for the execution of the Memorandum of Lease in recordable form pursuant to Section 43 of Part II, (b) will not violate any Requirement of Law applicable to any Loan Party, (c) do not conflict with or will not violate or result in a default under any material indenture, material agreement or other material instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except the leasehold interest of Tenant created hereunder.

47.04. Financial Condition; No Material Adverse Change.

(a) Holdings has heretofore furnished to the Landlord its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended January 30, 2010, reported on by Deloitte & Touche, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended July 31, 2010, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since January 30, 2010.

47.05. Properties.

(a) As of the date of this Lease, Schedule 47.05 sets forth the address of each parcel of real property that is owned or leased by Tenant, Holdings and each Subsidiary. Tenant, Holdings and each Subsidiary has good and indefeasible title to, or valid and enforceable leasehold interests in, all real and personal property necessary for the conduct of its business, free of all Liens other than those permitted by Section 49.02 of Part II of this Lease.

(b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Lease, is set forth on Schedule 47.05, and the use thereof by the Loan Parties and their Subsidiaries does not infringe in any material respect upon the rights of any other person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement affecting any material portion of the Premises.

47.06. Litigation and Environmental Matters.

(a) There are no actions, investigations, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that could reasonably be expected to have a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

(b) Except for the Disclosed Matters, and except for matters that both could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and could not reasonably be expected to have a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby, (i) no Loan Party nor any of their Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of their Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

47.07. Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing under this Lease. No default has occurred and is continuing under any indenture, agreement or other instrument binding upon any Loan Party or any of their Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

47.08. Investment and Holding Company Status. No Loan Party nor any of their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

47.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such Taxes.

47.10. ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) Each employee benefit plan of Tenant, Holdings or any of Tenant’s Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from Tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(c) Each Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for noncompliances that, in the aggregate, would not have a Material Adverse Effect.

47.11. Disclosure. Tenant, Holdings and each Subsidiary has disclosed to Landlord all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, in relation to the transactions contemplated hereby that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to Landlord in connection with the negotiation of this Lease or the Lease Guaranty (as modified or supplemented by other written information so furnished) contained as of the date such report, statement, certificate or information was so furnished any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Tenant and Holdings represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the date of this Lease, as of the date of this Lease, it being recognized by the Landlord that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

47.12. Solvency. Immediately after the consummation of the transactions contemplated hereby to occur on the date of this Lease, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the date hereof.

47.13. Insurance. Schedule 47.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the date hereof. As of the date hereof, all premiums in respect of such material insurance have been paid. Tenant and Holdings believe that the insurance maintained by or on behalf of the Tenant and the Subsidiaries is adequate.

47.14. Capitalization and Subsidiaries.

(a) All of the outstanding Equity Interests of the Tenant are owned beneficially and of record by Holdings, free and clear of all Liens other than the Liens in favor of the Term Loan Collateral Agent and the Term Lenders and the ABL Collateral Agent and the ABL Lenders created by the Security Agreements and non-consensual Liens created by operation of law. No Equity Interest of the Tenant is subject to any option, warrant, right of conversion or purchase or any similar right. Other than the Tenant’s LLC agreement, there are no agreements or understandings to which the Tenant is a party with respect to the voting, sale or transfer of any Equity Interest of the Tenant or any agreement restricting the transfer or hypothecation of any such shares.

(b) Schedule 47.14 sets forth as of the date of this Lease, (i) a correct and complete list showing, the name and relationship to Holdings of each and all of Holdings’ Subsidiaries, (ii) a true and complete listing of each class of each of such Subsidiaries’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the persons identified on Schedule 47.14, and (iii) the type of entity of Holdings and each of its Subsidiaries.

47.15. Labor Disputes. As of the date hereof, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Tenant, threatened. All payments due from any Loan Party or any Subsidiary or for which any claim may be made against Tenant, Holdings or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary, except as in the aggregate would not reasonably be expected to have a Material Adverse Effect.

47.16. Margin Regulations. Tenant is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board).

47.17. Corporate Names; Prior Transactions. As of the date hereof, no Loan Party or Subsidiary has, during the past five years, been known by or used any other corporate or fictitious name (other than as set forth in Schedule 47.17 hereto) or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any person, or acquired any of its property or assets out of the ordinary course of business.

47.18. Related Documents. None of the Related Documents has been amended or modified in any respect and no provision therein has been waived, except in each case where a copy of such amendment or waiver has been provided by the Tenant to the Landlord.

47.19. Survival of Warranties; Cumulative. All representations and warranties contained in this Lease or the Lease Guaranty shall survive the execution and delivery of this Lease and the Lease Guaranty and shall be conclusively presumed to have been relied on by the Landlord regardless of any investigation made or information possessed by the Landlord.

48.	AFFIRMATIVE COVENANTS.

Tenant covenants and agrees with the Landlord that, at all times during the Lease Term (provided, that for purposes of this Section 48 of Part II and except as otherwise expressly provided herein, the terms “Subsidiary of Holdings,” “Loan Party” and “Subsidiaries” shall not include the Landlord):

48.01. Financial Statements and Other Information. Tenant or Holdings will furnish to the Landlord and Mortgagee:

(a) as soon as available and in any event within 95 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year (together with consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year relating to Tenant and the Unrestricted Subsidiary), setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated (and consolidating) financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of Holdings, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (together with consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows as of such dates and for such periods relating to Tenant and the Unrestricted Subsidiary), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 30 days after the end of each fiscal month of Holdings, operating statements for the prior fiscal month and the prior twelve fiscal months for each of the Properties showing, without limitation, sales revenues and Allocated EBITDAR calculations for such prior fiscal month and the prior twelve fiscal months, in each case certified by one of Tenant’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis (or of Tenant and such Properties) in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, for purposes of Section 48.01 (c)(ii) of Part II:

(i) the term “Allocated EBITDAR” shall mean, for any period, for Tenant, an amount equal to Allocated Net Income for such period plus (a) the following to the extent deducted in calculating such Allocated Net Income: (I) Allocated Interest Charges for such period, (II) the provision for Federal, state, local and foreign income taxes payable by Tenant for such period, deriving exclusively from those Properties which are retail stores for that period, (III) depreciation and amortization expense for Tenant for such period, deriving exclusively from those Properties which are retail stores for that period, (IV) rent expense payable by Tenant for such period under leases that, in accordance with GAAP, are not treated as capital leases, deriving exclusively from those Properties which are retail stores for that period, and (V) other non-recurring expenses of Tenant reducing such Allocated Net Income which do not represent a cash item in such period or any future period, deriving exclusively from those Properties which are retail stores for that period and minus (b) the following to the extent included in calculating such Allocated Net Income, in each case, deriving exclusively from those Properties which are retail stores for that period: (I) Federal, state, local and foreign income tax credits of Tenant for such period and (II) all non-cash items increasing Allocated Net Income for such period;

(ii) the term “Allocated Net Income” shall mean for any period, for Tenant, the net income of Tenant (excluding extraordinary gains and extraordinary losses) deriving exclusively from those Properties which are retail stores for that period; and

(iii) the term “Allocated Interest Charges” shall mean for any period, for Tenant, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Tenant in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, deriving exclusively from those Properties which are retail stores for that period, and (b) the portion of rent expense of Borrower with respect to such period under capital leases that is treated as interest in accordance with GAAP, deriving exclusively from those Properties which are retail stores for that period;

(d) concurrently with the delivery of each set of consolidated financial statements referred to in Section 48.01(a) and (b) of Part II above, a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Holdings;

(e) concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Tenant in substantially the form of Exhibit D (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 48.09 of Part II, and (iii) in the case of quarterly or annual financial statements, setting forth reasonably detailed calculations for the Adjusted Leverage Ratio;

(f) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(g) as soon as available but in any event not later than 30 days after the end of each fiscal year of Tenant, and containing substantially the types of financial information contained in the projections, (i) the annual business plan of Tenant and its Subsidiaries for the next succeeding fiscal year approved by the board of directors or equivalent of Tenant, (ii) forecasts prepared by management of Tenant for each fiscal quarter in the next succeeding fiscal year and (iii) forecasts prepared by management of Tenant for a period of three (3) fiscal years, but in no case beyond the date that is three (3) years following the maturity date of the Loan, beginning with the fiscal year following the fiscal year described in clause (ii) of this Section 48.01(g) of Part II, including, in each instance described in clauses (ii) and (iii) above, (x) a projected year-end consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based (the “Projections”);

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or, after a Public Equity Offering, distributed by Holdings to its shareholders generally, as the case may be; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Tenant or any Subsidiary, as the Landlord or the Mortgagee may reasonably request.

48.02. Notices of Material Events. The Tenant will furnish to the Landlord and the Mortgagee prompt written notice of the following:

(a) the occurrence of any Default promptly upon becoming aware of it;

(b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $10,000,000 and is not covered by insurance, (ii) seeks injunctive relief which, if granted, would reasonably be expected to have a Material Adverse Effect;

(c) [Reserved];

(d) the receipt by any Loan Party of any written notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which would not be reasonably likely to subject the Loan Parties to liabilities exceeding $5,000,000 individually or in the aggregate;

(e) obtaining knowledge of the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that has a reasonable likelihood of being adversely determined and that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Tenant, Holdings or any Subsidiary to liabilities exceeding $5,000,000 individually or in the aggregate;

(f) [Reserved]; and

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Tenant setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

48.03. Existence; Conduct of Business. Tenant will, and will cause each Loan Party and each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 49.03 of Part II and, in the case of clause (ii) above, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

48.04. Payment of Obligations. Tenant will, and will cause each Loan Party and each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

48.05. Maintenance of Properties. Tenant will, and will cause each Loan Party and each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

48.06. Books and Records: Inspection Rights. Tenant will, and will cause each Loan Party and each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Landlord (including employees of the Landlord or any consultants, accountants, lawyers and appraisers retained by the Landlord), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

48.07. Compliance with Laws. Subject to the requirements of Section 10 of Part II regarding the obligations of Tenant respecting the Premises, Tenant will, and will cause each Loan Party and each Subsidiary to, comply with all Requirements of Law applicable to it or its property except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

48.08. Insurance.

(a) Tenant will, and will cause each Loan Party and each Subsidiary to, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice; provided that Tenant, Holdings and each Subsidiary may self insure to the extent consistent with prudent business practice. The Tenant will furnish to the Landlord, upon request of the Landlord, information in reasonable detail as to the insurance so maintained.

(b) Notwithstanding the foregoing clause (a) of this Section 48.08 of Part II, Tenant shall, at all times with respect to the Premises, maintain or cause to be maintained the insurance required in accordance with Section 32 of Part II.

48.09. Maximum Adjusted Leverage Ratio. Tenant, on a consolidated basis, shall maintain, on the last day of each fiscal quarter set forth below, an Adjusted Leverage Ratio as determined for Tenant and its Subsidiaries of not more than the maximum ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum Adjusted Leverage Ratio

Each Fiscal Quarter Ending On or Prior To January 29, 2011	5.25x

Each Fiscal Quarter Ending On or After April 30, 2011 During the Lease Term	5.00x

49.	NEGATIVE COVENANTS.

Tenant covenants and agrees with the Landlord, if and to the extent that such covenant and agreement would not result in an Event of Default as defined in the ABL Credit Agreement or the Term Loan Credit Agreement, as applicable (the “Savings Clause”), that, at all times during the Lease Term (provided, that for purposes of this Section 49 of Part II and except as otherwise expressly provided herein, the terms “Subsidiary of Holdings,” “Loan Party” and “Subsidiaries” shall not include the Landlord):

49.01. Indebtedness. Tenant will not, nor will it permit any Loan Party or any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred pursuant to any Loan Document;

(b) Indebtedness existing on the date hereof and set forth in Schedule 49.01 and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of Tenant to any Subsidiary and of any Subsidiary to Tenant or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to Tenant or any Subsidiary that is a Loan Party shall be subject to Section 49.04 of Part II, and (ii) Indebtedness of Tenant to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the obligations of Tenant or such Subsidiary to Landlord on terms reasonably satisfactory to Landlord;

(d) Guarantees by Tenant of Indebtedness of any Subsidiary and by any Restricted Subsidiary of Indebtedness of Tenant or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 49.01 of Part II, (ii) Guarantees by Tenant (or any Subsidiary that is a Loan Party) of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 49.04 of Part II (without giving effect to clause (p) thereof), and (iii) Guarantees permitted under this clause (d) shall be subordinated to the obligations of the applicable Restricted Subsidiary to Landlord on the same terms as the Indebtedness so Guaranteed is subordinated to any obligations to Landlord;

(e) Indebtedness of Tenant or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that such Indebtedness is incurred prior to, concurrently with or within 180 days after such acquisition or the completion of such construction or improvement;

(f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (e), (i) and (j) hereof; provided that (i) the principal amount of such Indebtedness is not increased except by an amount equal to accrued but unpaid interest and premiums thereon, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that was not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms and conditions, including the covenants and event of default provisions of such extension, refinancing, or renewal are market terms and conditions at the time of such extension, refinancing or renewal, and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to any obligations owed to Landlord, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Landlord as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(h) Indebtedness of Tenant or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) Indebtedness of any person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such person becomes a Subsidiary and is not created in contemplation of or in connection with such person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $10,000,000 at any time outstanding;

(j) Indebtedness incurred pursuant to the ABL Credit Agreement or the Term Loan Credit Agreement;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(1) Indebtedness representing deferred compensation to employees of Tenant and the Restricted Subsidiaries incurred in the ordinary course of business;

(m) Indebtedness supported by a letter of credit (for so long as supported by such letter of credit) in a principal amount not to exceed the face amount of such letter of credit;

(n) any “bad acts” Guarantee and any environmental indemnity issued by the Tenant in connection with the Real Estate Debt pursuant to which the Unrestricted Subsidiary is borrower; and

(o) other (i) unsecured Indebtedness of Tenant or any Restricted Subsidiary in an aggregate principal amount not exceeding $140,000,000, of which a maximum aggregate principal amount of $50,000,000 may be senior unsecured Indebtedness, provided that other than in the event that such Restricted Subsidiary is a corporate co-issuer with Tenant of such Indebtedness, the maximum aggregate amount of Indebtedness that may be incurred by Restricted Subsidiaries pursuant to this clause (i) shall be $10,000,000 and (ii) Indebtedness of Tenant or any Restricted Subsidiary (but only in the event that such Restricted Subsidiary is a corporate co-issuer with Tenant of such Indebtedness) in an aggregate principal amount not exceeding $10,000,000 provided that such Indebtedness may only be secured in accordance with Section 49.02(j) of Part II.

In addition, Tenant shall, within five (5) Business Days following the consummation of any stock purchase or acquisition by an Unrestricted Subsidiary pursuant to which such Unrestricted Subsidiary shall incur any Indebtedness, report the amount of such Indebtedness to the Landlord and immediately after giving pro forma effect to any such purchase or acquisition, Tenant shall be in compliance with Section 48.09 of Part II.

49.02. Liens. Tenant will not, nor will it permit any Loan Party or any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) any Lien on the Premises granted in accordance with Section 45 of Part II;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of Tenant or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 49.02; provided that (i) such Lien shall not apply to any other property or asset of Tenant or such Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and which are permitted by clause (f) of Section 49.01 of Part II;

(d) Liens on fixed or capital assets acquired, constructed or improved by Tenant or any Restricted Subsidiary or arising out of sale and leaseback transactions permitted by Section 49.06 of Part II; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 49.01 of Part II, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or concurrently with or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of Tenant or such Restricted Subsidiary;

(e) any Lien existing on any property or asset (other than Accounts, Credit Card Account Receivable and Inventory) prior to the acquisition thereof by Tenant or any Restricted Subsidiary or existing on any property or asset (other than Accounts, Credit Card Account Receivable and Inventory) of any person that becomes a Loan Party after the date hereof prior to the time such person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of such person (other than proceeds) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such person becomes a Loan Party, as the case may be and such Indebtedness is permitted by clause (i) of Section 49.01 of Part II and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premiums) and which are permitted by clauses (1) of Section 49.01 of Part II;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of Tenant or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary or Liens on Fixtures (as defined in the Term Loan Security Agreement or the ABL Security Agreement) to the extent granted to secure the Real Estate Debt;

(h) Liens on securities held by Tenant or any of its Restricted Subsidiaries representing an interest in a joint venture to which Tenant or such Restricted Subsidiary is a party (provided that such joint venture is not a Subsidiary of Tenant) to the extent that (i) such Liens constitute purchase options, calls or similar rights of a counterparty to such joint venture and (ii) such Liens are granted pursuant to the terms of the partnership agreement, joint venture agreement or other similar document or documents pursuant to which such joint venture was created or otherwise governing the rights and obligations of the parties to such joint venture;

(i) Liens created pursuant to any ABL Loan Document or any Term Loan Document; and

(j) Liens with respect to property or assets of Tenant or any Restricted Subsidiary not constituting Eligible Accounts, Eligible Credit Card Account Receivable or Eligible Inventory with an aggregate fair market value (valued at the time of creation of the Liens) of not more than $10,000,000 at any time.

Notwithstanding the foregoing, no Liens permitted under this Section 49.02 of Part II shall affect or otherwise be permitted with respect to the Premises (or Tenant’s leasehold interest therein), other than pursuant to clauses (a), (b) (but only such Permitted Encumbrances as are set forth in the proviso to the definition of Permitted Encumbrances), and (g) (but only as to Liens on Fixtures (as defined in the Term Loan Security Agreement or the ABL Security Agreement) to the extent granted to secure the Real Estate Debt) of this Section 49.02 of Part II.

49.03. Fundamental Changes.

(a) Tenant will not, nor will it permit any Loan Party or any Restricted Subsidiary to, merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Restricted Subsidiary of Tenant may merge into Tenant in a transaction in which Tenant is the surviving corporation, (ii) any Loan Party may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Restricted Subsidiary may merge into another Restricted Subsidiary, provided that if one is Loan Party the surviving company must be a Loan Party, (iv) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve if Tenant determines in good faith that such liquidation or dissolution is in the best interests of Tenant and is not materially disadvantageous to the Landlord, and (v) any investment permitted by Section 49.04 of Part II may be structured as a merger or consolidation.

(b) Tenant will not, nor will it permit any Loan Party or any Restricted Subsidiaries to, engage in any business other than businesses of the type conducted by Tenant and its Restricted Subsidiaries on the date of execution of this Lease and businesses reasonably related thereto.

(c) Holdings will not engage in any business or activity other than the ownership of all the outstanding Equity Interests of Tenant and activities incidental thereto, including (i) paying Taxes, (ii) preparing reports to Governmental Authorities and to its shareholders and (iii) holding directors and shareholders meetings, preparing corporate records and other activities permitted by this Agreement. Holdings will not own or acquire any assets (other than Equity Interests of Tenant, the cash proceeds of any Restricted Payments permitted by Section 49.08 of Part II and cash contributions received from the holders of Equity Interest of Holdings provided that such contributions shall be immediately contributed to Tenant) or incur any liabilities (other than liabilities under the ABL Loan Documents, the Term Loan Documents and the Lease Guaranty, liabilities reasonably incurred in connection with its maintenance of its existence, nonconsensual obligations imposed by law and obligations with respect to its Equity Interests (including pursuant to its stockholders’ agreement)).

49.04. Investments, Loans, Advances, Guarantees and Acquisitions. Tenant will not, nor will it permit any Loan Party or any Restricted Subsidiary to, purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Permitted Investments;

(b) investments in existence on the date of this Agreement and described in Schedule 49.04;

(c) investments by Holdings in Tenant and by Tenant and the Restricted Subsidiaries in Equity Interests in their respective Restricted Subsidiaries, provided that the aggregate amount of investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under the proviso to Section 49.04(d) of Part II, outstanding Guarantees permitted under the proviso to Section 49.04(e) of Part II, investments permitted under clause (i) of Section 49.04 of Part II and investments permitted under clause (j) of Section 49.04 of Part II) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d) loans or advances made by Tenant to any Restricted Subsidiary and made by any Restricted Subsidiary to Tenant or any other Restricted Subsidiary, provided that the amount of such loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties (together with outstanding investments permitted under the proviso to Section 49.04(c) of Part II, outstanding Guarantees permitted under the proviso to Section 49.04(e) of Part II, investments permitted under clause (i) of Section 49.04 of Part II and investments permitted under clause (j) of Section 49.04 of Part II) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e) Guarantees constituting Indebtedness permitted by Section 49.01 of Part II, provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under the proviso to Section 49.04(c) of Part II, outstanding intercompany loans permitted under the proviso to Section 49.04(d) of Part II, investments permitted under clause (i) of Section 49.04 of Part II and investments permitted under clause (j) of Section 49.04 of Part II) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices (including for travel and entertainment expenses, relocation costs and similar purposes) up to a maximum aggregate amount of $5,000,000 for the Loan Parties taken as a whole;

(g) (i) extensions of trade credit in the ordinary course of business and (ii) subject to Sections 4.2(a) and 4.4 of the Term Loan Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts and Credit Card Account Receivable in the ordinary course of business, consistent with past practices;

(h) investments in the form of Swap Agreements permitted by Section 49.07 of Part II;

(i) investments of any person existing at the time such person becomes a Restricted Subsidiary of Tenant or consolidates or merges with Tenant or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such person becoming a Restricted Subsidiary or of such merger provided that, the amount of such investments (together with outstanding investments permitted under the proviso to Section 49.04(c) of Part II, outstanding intercompany loans permitted under the proviso to Section 49.04(d) of Part II, outstanding Guarantees permitted under the proviso to Section 49.04(e) of Part II and outstanding investments permitted under clause (j) of Section 49.04 of Part II) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(j) investments received in connection with the dispositions of assets permitted by Section 49.05 of Part II; provided that, the amount of such investments (together with outstanding investments permitted under the proviso to Section 49.04(c) of Part II, outstanding intercompany loans permitted under the proviso to Section 49.04(d) of Part II, outstanding Guarantees permitted under the proviso to Section 49.04(e) of Part II and outstanding investments permitted under clause (i) of Section 49.04 of Part II) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs); and

(k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(1) any “bad acts” Guarantee and any environmental indemnity issued by Tenant in connection with the Real Estate Debt pursuant to which the Unrestricted Subsidiary is borrower;

(m) the purchase or other acquisition by Tenant or any of its Restricted Subsidiaries of all of the Equity Interests in any person that upon consummation thereof will be wholly owned, directly or indirectly, by Tenant (including as a result of a merger or consolidation), or the purchase or other acquisition by Tenant or any of its Restricted Subsidiaries of all or substantially all of the property and assets of any person or a division or business unit of any person; provided that (i) the lines of business of the person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as those of Tenant and its Restricted Subsidiaries or reasonably related thereto, (ii) the total cash consideration paid by or on behalf of Tenant and its Restricted Subsidiaries for any such purchase or acquisition, when aggregated with the total cash consideration paid by or on behalf of Tenant and its Restricted Subsidiaries for all other purchases and acquisitions made pursuant to this Section 49.04(m) of Part II, shall not exceed $50,000,000, (iii) immediately before and immediately after giving pro forma effect to any such purchase or acquisition, no Event of Default shall have occurred and be continuing, (iv) at least five Business Days prior to the date upon which any such purchase or acquisition is to be consummated, Tenant shall have delivered to Landlord a certificate of a Financial Officer certifying that all the requirements set forth in this Section 49.04(m) of Part II have been satisfied or will be satisfied on or prior to the consummation of such purchase or acquisition;

(n) investments made with the proceeds of equity issuances;

(o) in addition to investments, loans and advances otherwise expressly permitted pursuant to this Section 49.04 of Part II, investments, loans and advances by Tenant or any of its Restricted Subsidiaries in an aggregate amount (valued at cost) not to exceed during the Lease Term the sum of (i) $2,000,000 plus (ii) an amount equal to any returns of capital actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made) plus (iii) to the extent no Default or Event of Default is continuing at the date of such investment, loan or advance (or would result therefrom), an amount up to 50% of the remaining cumulative Excess Cash Flow since the date hereof (after giving effect to any prepayments required to be made pursuant to Section 2.11(c) of the Term Loan Credit Agreement, any Restricted Payments or payments made pursuant to Section 49.08(c)(ii) of Part II and any previous investments, loans or advances made pursuant to this clause (o)(iii)); provided, however, that on the date of any such investment, loan or advance utilizing this clause (o)(iii), Tenant and its Subsidiaries shall be in pro forma compliance with Section 48.09 of Part II;

(p) any investment or loan not otherwise permitted by this Section 49.04 of Part II; provided that after giving effect to such investment or loan on a pro forma basis the Available Credit Condition (as such term is defined under the ABL Credit Agreement) shall be satisfied.

49.05. Asset Sales. Tenant will not, nor will it permit any Loan Party or any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Tenant permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to Tenant or another Restricted Subsidiary in compliance with Section 49.04 of Part II), except:

(a) sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) sales, transfers and dispositions to Tenant or any Restricted Subsidiary, provided that any such sales, transfers or dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 49.09 of Part II;

(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of investments permitted by clauses (j) and (k) of Section 49.04 of Part II;

(e) sale and leaseback transactions permitted by Section 49.06 of Part II;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Tenant or any Restricted Subsidiary;

(g) licensing and cross-licensing arrangements entered into in the ordinary course of business involving any technology or other intellectual property of Tenant or any Restricted Subsidiary;

(h) (i) dispositions of Permitted Investments for fair market value and (ii) leases and subleases not materially interfering with the ordinary course of business; and

(i) sales, transfers and other dispositions of assets (other than Equity Interests in a Restricted Subsidiary unless all Equity Interests in such Restricted Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (i) shall not exceed $20,000,000 during any fiscal year of Tenant or $75,000,000 during the Lease Term;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b), (f), (g) and (h)(ii) above) shall be made for fair value and for at least 75% cash consideration.

49.06. Sale and Leaseback Transactions. Tenant will not, nor will it permit any Loan Party or any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by Tenant or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after Tenant or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset.

49.07. Swap Agreements. Tenant will not, nor will it permit any Loan Party or any Restricted Subsidiary to, enter into any Swap Agreement or any speculative transaction except (a) Swap Agreements entered into to hedge or mitigate risks to which Tenant or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of Tenant or any of its Restricted Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Tenant or any Restricted Subsidiary, in each case for the sole purpose of hedging in the ordinary course of business.

49.08. Restricted Payments; Certain Payments of Indebtedness.

(a) Tenant will not, nor will it permit any Loan Party or any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any

Restricted Payment, or to make, or agree to make any redemptions or repurchases with respect to its capital stock, or incur any obligation (contingent or otherwise) to do so, except (i) each of Holdings and Tenant may make Restricted Payments with respect to its common Equity Interests payable solely in additional shares of its common Equity Interests, and, with respect to its preferred Equity Interests, payable solely in additional shares of such preferred Equity Interests or in shares of its common Equity Interests, (ii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) Each of Holdings and Tenant may make Restricted Payments, not exceeding $5,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Holdings, Tenant and its Restricted Subsidiaries, (iv) each of Holdings and Tenant may pay dividends or make distributions to the persons holding its Equity Interests in an aggregate amount such that such persons may pay (x) franchise Taxes and other fees, Taxes and expenses to maintain their legal existence and (y) federal, state and local income Taxes to the extent attributable to Holdings and its Subsidiaries or to Tenant and its Subsidiaries as the case may be, provided that in all events the amounts paid pursuant to clause (y) shall be amounts sufficient to pay the direct obligations of such persons for such Taxes and obligations of Tenant and Holdings under the Tax Sharing Agreement, provided, however, that (aa) the amounts paid under clause (y) shall not exceed the amount that would be payable, on a consolidated or combined basis, were Holdings the common parent of a separate federal consolidated group or state combined group including Tenant and its Subsidiaries and (bb) in the case of Taxes attributable to the Unrestricted Subsidiary, an amount equal to the amount of such tax payment has been received by Tenant from the Unrestricted Subsidiary prior to such payment being made; and (v) so long as there exists no Event of Default, each of Holdings and Tenant may pay dividends or make distributions to the persons holding its Equity Interests in an aggregate amount such that such persons may pay officers, directors and corporate overhead expenses incurred in the ordinary course of business up to a maximum aggregate amount of $2,500,000 in any fiscal year.

(b) Tenant will not, nor will it permit any Loan Party or any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Term Loan Documents and the ABL Loan Documents;

(ii) payment of regularly scheduled interest and principal payments and any mandatory prepayments or redemptions provided no Default has occurred and is continuing hereunder, as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness to the extent permitted by Section 49.01 of Part II;

(iv) payments or prepayments made with the proceeds of equity issuances; and

(v) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

(c) In addition to Restricted Payments permitted under Section 49.08(a) of Part II and payments on or in respect of Indebtedness permitted under Section 49.08(b) of Part II, any Loan Party may make Restricted Payments and payments of or in respect of Indebtedness, to the extent no Default or Event of Default is continuing at the date of declaration or payment thereof (or would result therefrom), in an amount up to (i) $2,000,000 in any fiscal year plus (ii) 50% of the remaining cumulative Excess Cash Flow since the date hereof (after giving effect to any prepayments required to be made pursuant to Section 2.11(c) of the Term Loan Credit Agreement, any investments, loans or advances made pursuant to Section 49.04(o)(iii) of Part II, any previous Restricted Payments or payments made pursuant to this clause (c)(ii)); provided, however, that, on the date of any such declaration or payment utilizing this clause (c), Tenant and its Subsidiaries shall be in pro forma compliance with Section 48.09 of Part II.

49.09. Transactions with Affiliates. Tenant will not, nor will it permit any Loan Party or any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to Tenant, such Loan Party or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Tenant and any Restricted Subsidiary that is a Loan Party not involving any other Affiliate, (c) transactions otherwise permitted by this Lease, (d) the payment of reasonable fees to directors of Tenant or any Restricted Subsidiary who are not employees of Tenant or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Tenant or its Restricted Subsidiaries in the ordinary course of business, (e) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Tenant’s board of directors and (f) transactions pursuant to the Related Documents and the Management Services Agreement.

49.10. Restrictive Agreements. Tenant will not, nor will it permit any Loan Party or any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances or to transfer any assets to Tenant or any other Restricted Subsidiary or to Guarantee Indebtedness of Tenant or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Lease, any ABL Loan Document or any Term Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 49.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or substantially all its assets pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or such assets that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Lease if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases or licenses restricting the assignment thereof, and (vi) the foregoing shall not apply to (x) restrictions contained in assumed documents in connection with assumed Indebtedness incurred pursuant to Section 49.01 (i) of Part II, (y) restrictions contained in documents in connection with Indebtedness incurred pursuant to Section 49.01 (o) of Part II provided that such restrictions are no more onerous than market terms and conditions for such type of Indebtedness incurred at the time such Indebtedness is incurred, and provided in any case such subordination provisions are on terms satisfactory to the Landlord, and (z) the Term Loan Documents and the ABL Loan Documents.

49.11. Amendment of Material Documents. Tenant will not, nor will it permit any Loan Party or any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) agreement relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, (c) any Related Document, in each case to the extent any such amendment, modification or waiver would reasonably be expected to be materially adverse to the Landlord.

49.12. Accounting: Fiscal Year. Tenant shall not, nor shall it permit Holdings or any Restricted Subsidiary of Tenant to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Landlord and provided that any such changes are reconciled against the accounting treatment and reporting practices or tax reporting treatment used by such entity at the date of this Lease or (b) fiscal year.

50.	ASSIGNMENT BY LANDLORD TO MORTGAGEE.

Tenant acknowledges and agrees that the rights of Landlord under this Lease have been assigned to Mortgagee in the Mortgage and the other Loan Documents. Tenant further acknowledges and agrees that the Mortgagee shall have the rights set forth in Section 5.1.16 of the Loan Agreement.

51.	TERMS GENERALLY.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise or except as expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the Date of Lease above written.

LANDLORD:

OSH PROPERTIES LLC, a Delaware limited liability company

By:	/s/ ROBERT M. LYNCH
Name:	ROBERT M. LYNCH
Title:	PRESIDENT & CEO

TENANT:

ORCHARD SUPPLY HARDWARE LLC, a Delaware limited liability company

By:	ORCHARD SUPPLY HARDWARE STORES CORPORATION, its sole member

By:	/s/ ROBERT M. LYNCH
Name:	ROBERT M. LYNCH
Title:	PRESIDENT & CEO

OSH PROPERTIES LLC

LEASE

2010 FACILITY

SCHEDULE 1

ADDITIONAL PAYMENTS

In respect of each Property, (i) at all times when the Loan principal balance is equal to or greater than $40,000,000, 115% of the allocated Loan amount assigned to such Property, as set forth on the schedule of allocated Loan amounts below, and (ii) at all times when the Loan principal balance is less than $40,000,000, 110% of the allocated Loan amount assigned to such Property, as set forth on the schedule of allocated Loan amounts below, subject, in each case, to revision to account for any deduction of allocated Loan amounts pursuant to Section 2.3.2.

Allocated Loan Amounts

PROPERTY ADDRESS	ADDITIONAL PAYMENT
2650 N. MacArthur Dr, Tracy, CA	$17,050,000
720 West San Carlos St, San Jose, CA	$9,310,000
3000 Alum Rock Ave, San Jose, CA	$6,730,000
1440 Fitzgerald Dr, Pinole, CA	$8,810,000
1751 East Capitol Expwy, San Jose, CA	$9,080,000
4249 Elverta Rd, Sacramento, CA	$6,090,000
905 E. Bidwell St, Folsom, CA	$4,990,000
5960 Sepulveda Blvd, Van Nuys, CA	$9,900,000
177 Lewelling Blvd, San Lorenzo, CA	$5,080,000
231 W. East St, Chico, CA	$5,440,000
147 West Shaw Ave, Clovis, CA	$2,570,000
2800 Sisk Rd, Modesto, CA	$3,680,000
5651 Cottle Road, San Jose, CA	$8,420,000
853 Oak Park Rd, Pismo Beach, CA	$4,070,000
5525 Sunset Blvd, Hollywood, CA	$8,020,000
1010 Metro Center Blvd, Foster City, CA	$4,550,000
900 El Camino Real, Millbrae, CA	$8,660,000
2110 Middlefield Rd, Redwood City, CA	$4,040,000
3155 R St, Merced, CA	$2,540,000

SCHEDULE 2

FIXED RENT AMOUNTS

Fixed Rent shall increase by 5.0% on each fifth anniversary of the Lease Commencement Date

PROPERTY ADDRESS	MONTHLY FIXED RENT AMOUNT
2650 N. MacArthur Dr, Tracy, CA	$117,189
720 West San Carlos St, San Jose, CA	$65,970
3000 Alum Rock Ave, San Jose, CA	$47,671
1440 Fitzgerald Dr, Pinole, CA	$62,417
1751 East Capitol Expwy, San Jose, CA	$64,332
4249 Elverta Rd, Sacramento, CA	$43,118
905 E. Bidwell St, Folsom, CA	$35,319
5960 Sepulveda Blvd, Van Nuys, CA	$67,874
177 Lewelling Blvd, San Lorenzo, CA	$35,992
231 W. East St, Chico, CA	$38,521
147 West Shaw Ave, Clovis, CA	$19,244
2800 Sisk Rd, Modesto, CA	$26,055
5651 Cottle Road, San Jose, CA	$59,621
853 Oak Park Rd, Pismo Beach, CA	$28,838
5525 Sunset Blvd, Hollywood, CA	$53,499
1010 Metro Center Blvd, Foster City, CA	$43,612
900 El Camino Real, Millbrae, CA	$67,816
2110 Middlefield Rd, Redwood City, CA	$31,158
3155 R St, Merced, CA	$20,598

SCHEDULE 3

INSURANCE PROVISIONS

Section 6.1	Insurance.

(a) Borrower shall obtain and maintain, or cause to be maintained, Policies for Borrower and the Properties providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the Personal Property, in each case (A) in an amount equal to 100% of the “Full Replacement Cost”, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $250,000 and (D) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of any Property shall at the date of the loss constitute legal non-conforming structures or uses;

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $5,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) blanket contractual liability for all written and oral contracts;

(iii) Borrower shall obtain business interruption/loss of rents insurance (A) with loss payable to Administrative Agent; (B) covering all risks required to be covered by the insurance provided for in Section 6.1 (a)(i); (C) in an amount equal to $20,000,000 and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the damaged Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. All insurance proceeds payable to Administrative Agent pursuant to this Section 6.1 (a)(iii) shall be held by Administrative Agent and shall be applied to the Secured Obligations from time to time due and payable hereunder and under the other Loan Documents; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Notes and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business interruption/loss of rents insurance.

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 6.1 (c)(ii); and (B) the insurance provided for in Section 6.1 (a)(i) shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 6.1 (a)(i), (3) shall include permission to occupy the Properties, and (4) shall contain an agreed amount endorsement waiving co-insurance provisions;

(v) to the extent applicable, workers’ compensation insurance, subject to the statutory limits of the State in which each Property is located, and employer’s liability insurance with a limit of at least $2,000,000.00 per accident and per disease per employee, and $2,000,000.00 for disease aggregate in respect of any work or operations on or about each Properties, or in connection with such Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Administrative Agent on terms consistent with the commercial property insurance policy required under Section 6.1(a)(i);

(vii) if any portion of the Improvements is at any time located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts: (A) coverage under Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the lesser of (1) the principal balance of the Notes, and (2) the maximum limit of coverage available for the applicable Properties under the Flood Insurance Acts, subject only to customary deductibles under such Policies and (B) coverage under supplemental private Policies in an amount, which when added to the coverage provided under the Flood Act Policies, is not less than the Loan amount;

(viii) umbrella liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under Section 6.1 (a)(ii) hereof; provided, however, that Borrower shall not be obligated to obtain and maintain the insurance required under this clause (viii) if and to the extent Sears Roebuck & Co. has obtained and maintains such insurance;

(ix) Insurance Against Terrorism throughout the term of the Loan or such coverage as may be purchased by Borrower at an annual cost not to exceed $30,000;

(x) Earthquake insurance in amounts and in form and substance reasonably satisfactory to Administrative Agent in the event an individual Property is located in an area with a high degree of seismic activity; provided such insurance shall not be greater (in cost and amount of coverage) than the insurance required to be maintained by operators of similar properties in the region.

(xi) such other insurance and in such amounts as Administrative Agent from time to time may reasonably request against such other insurable hazards not expressly covered by subsections (i) through (x) of this Section 6.1(a) which at the time are commonly insured against for property similar to the Properties located in or around the region in which the Properties are located.

(b) All insurance provided for in Section 6.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Administrative Agent, issued by financially sound and responsible insurance companies authorized to do business in the State in which the Properties are located and reasonably approved by Administrative Agent. The insurance companies must have a claims paying ability/financial strength rating of “A/A2” (or its equivalent) or better by at least two (2) Rating Agencies or a claims paying ability/financial strength rating of “A:X” or better by AM Best (each such insurer shall be referred to below as a “Qualified Insurer”). Not less than twenty (20) days prior to the expiration dates of the Policies theretofore furnished to Administrative Agent pursuant to Section 6.1(a), Borrower shall deliver certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”).

(c) [Reserved].

(d) All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(v), shall name Financing Parties and Borrower as the insured or additional insured, as their respective interests may appear, and in the case of property damage, boiler and machinery, and flood insurance, shall contain a loss payable clause in favor of Administrative Agent.

(e) All Policies provided for in Section 6.1(a) hereof shall contain clauses or endorsements to the effect that:

(i) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least 30 days’ written notice to Administrative Agent and any other party named therein as an insured;

(ii) each Policy shall provide that the issuers thereof shall give written notice to Administrative Agent if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iii) Administrative Agent shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) [Reserved].

(g) If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, upon forty-five (45) days notice to Borrower to take such action as Administrative Agent deems necessary to protect its interest in the Properties, including without limitation the obtaining of such insurance coverage as Administrative Agent in its sole discretion deems appropriate, and all expenses incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent upon demand and, until paid, shall be secured by the Security Instruments and shall bear interest at the Default Rate.

(h) [Reserved].

(i) Borrower acknowledges that Financing Parties have disclosed to Borrower the contents of California Civil Code Section 29.55(a), which states that no lender shall require a borrower, as a condition to receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property.

SCHEDULE 47.05

PROPERTIES OWNED OR LEASED

Orchard Supply Hardware LLC Owned Property

STORE	ADDRESS	CITY	STATE	ZIP
Alum Rock (Parking Lot)	2956 Alum Rock Avenue	San Jose	CA	95127
San Carlos (additional parcel)	655 Auzerais Avenue	San Jose	CA	95126
Branham (Pick-up Station)	1188 Branham Lane	San Jose	CA	95118

Orchard Supply Hardware LLC Leased Property

PROPERTY	ADDRESS	CITY	STATE	ZIP
Alum Rock1 *	3000 Alum Rock Ave.	San Jose	CA	95127
Antelope*	4249 Elverta Road	Sacramento	CA	95843
Branham (Pick-up Station)	1188 Branham Lane	San Jose	CA	95118
Chico*	231 W. East Avenue	Chico	CA	95926
Clovis*	147 W. Shaw Avenue	Clovis	CA	93612
Cottle*	5651 Cottle Road	San Jose	CA	95123
Folsom*	905 E. Bidwell Street	Folsom	CA	95630
Hollywood*	5525 Sunset Boulevard	Los Angeles	CA	90028
Modesto*	2800 Sisk Road	Modesto	CA	95350
Pinole*	1440 Fitzgerald Drive	Pinole	CA	94564
Pismo Beach*	853 Oak Park Road	Pismo Beach	CA	93449
San Carlos*	720 West San Carlos Street	San Jose	CA	95126
San Lorenzo*	Pickup 85 177 Lewelling Boulevard	San Lorenzo	CA	94580
San Rafael (3)	1151 Andersen Drive	San Rafael	CA	94901
Silver Creek*	1751 East Capital Expressway	San Jose	CA	95121
Tracy Distribution Center*	2650 MacArthur Drive	Tracy	CA	95376

*	Indicates property is owned by OSH Properties LLC

PROPERTY	ADDRESS	CITY	STATE	ZIP
Van Nuys*	5960 Sepulveda Boulevard	Van Nuys	CA	91411
Branham	1130 Branham Lane	San Jose	CA	95118
Sunnyvale (RR)	777 Sunnyvale-Saratoga Rd	Sunnyvale	CA	94087
Huntington Beach	19930 Golden West St.	Huntington Beach	CA	92648
Capitola	1601 41st Avenue (Office)	Capitola	CA	95010
Capitola	Pick up station 1416 38th Avenue	Capitola	CA	95010
Capitola	1601 41st Avenue (Main Building)	Capitola	CA	95010
Capitola	1601 41st Avenue (Main Building, Additional Space)	Capitola	CA	95010
Livermore (RR)	1450 First Street	Livermore	CA	94550
Midtown / Los Angeles	4801 Venice Blvd.	Los Angeles	CA	90019
Elk Grove / Sacramento	7431 Laguna Blvd.	Elk Grove	CA	95758
Fremont	5130 Mowry Avenue	Fremont	CA	94538
Dublin	7884 Dublin Blvd.	Dublin	CA	94568
Stockton	1015 West Hammer Lane	Stockton	CA	95209
Milpitas	125 N. Milpitas Blvd.	Milpitas	CA	95035
Gilroy (RR)	303 East 10th	Gilroy	CA	95020
Modesto, Eastgate	1800 Oakdale Rd, Suite A	Modesto	CA	95355
Millbrae	900 El Camino Real	Millbrae	CA	94030
Millbrae - PGE	900 El Camino Real	Millbrae	CA	94030
Redwood City	2110 Middlefield Road	Redwood City	CA	94063
La Verne	2244 Foothill Blvd	La Verne	CA	91750
Concord	2050 Monument Blvd.	Concord	CA	94520
Arden & Watt Sacramento	3350 Arden Way	Sacramento	CA	95825
Salinas	1067 North Davis Road	Salinas	CA	93906
Watsonville (RFO/RR)	1060 S. Green Valley Road	Watsonville	CA	95076
Prospect	5365 Prospect Road	San Jose	CA	95129
El Camino	3615 El Camino Real	Santa Clara	CA	95051
El Cerrito	1751 Eastshore Blvd.	El Cerrito	CA	94530

PROPERTY	ADDRESS	CITY	STATE	ZIP
San Leandro	300 Floresta Blvd.	San Leandro	CA	94578
Antioch (RFO, Limited RR)	2388 Buchanan Road	Antioch	CA	94509
Fresno	5445 N. Blackstone Ave.	Fresno	CA	93710
Paso Robles	2005 Theatre Drive	Paso Robles	CA	93446
Napa (RFO, Limited RR)	3980 Bel Aire Plaza	Napa	CA	94558
Tracy	1975 W. 11th Street	Tracy	CA	95376
Turlock	3051 Geer Road	Turlock	CA	95380
San Ramon	1041 Market Place	San Ramon	CA	94583
Lone Tree (Antioch 2)	4873 Lone Tree Way	Antioch	CA	94531
Vacaville	220 Peabody Road	Vacaville	CA	95687
Visalia	2230 W. Walnut Ave.	Visalia	CA	93277
Moraga	1550 Canyon Road	Moraga	CA	94556
Foster City	1010 Metro Center Blvd.	Foster City	CA	94404
Sand City	800 Playa Ave.	Sand City	CA	93955
Fresno	1536 East Champlain Drive	Fresno	CA	93720
Santa Maria	1950 South Broadway	Santa Maria	CA	93454
Citrus Heights	6124 San Juan Avenue	Citrus Heights	CA	95610
Kings Canyon	5653 East Kings Canyon	Fresno	CA	93727
Berkeley	1025 Ashby Avenue	Berkeley	CA	94710
Newark	5655 Jarvis Avenue	Newark	CA	94560
Lodi	360 S. Cherokee Lane	Lodi	CA	95240
Yuba City	1262 Stabler Lane	Yuba City	CA	95993
Manteca	189 West Louise Avenue	Manteca	CA	95336
S. San Francisco	2245 Gellert Blvd.	S. San Francisco	CA	94080
Petaluma	1390 N. McDowell Blvd.	Petaluma	CA	94954
Merced (4)	3155 R. Street	Merced	CA	95348
Sonora	750 E. Mono Way	Sonora	CA	95370
Hanford	700 11th Avenue	Hanford	CA	93230
Pasadena	3425 E. Colorado Blvd.	Pasadena	CA	91107
So. Pasadena	452 Fair Oaks Ave.	So. Pasadena	CA	91030

PROPERTY	ADDRESS	CITY	STATE	ZIP
Burbank	641 N. Victory Blvd.	Burbank	CA	91502
West Los Angeles	2020 S. Bundy Drive and 2005 Armacost Avenue	West Los Angeles	CA	90025
Goleta	125 N. Fairview	Goleta	CA	93117
Redding	2340 Athens Avenue	Redding	CA	96001
Mountain View	2555 Charleston Road	Mountain View	CA	94043
La Crescenta	3100 Foothill Blvd.	La Crescenta	CA	91214
Whittier	13400 Whittier Blvd	Whittier	CA	90605
Subleased to Michael’s and Anna’s linens
Canoga Park	22741 Victory Blvd.	Canoga Park	CA	91307
Canoga Park	22741 Victory Blvd.	Canoga Park	CA	91307
Pick-Up Station
Torrance	4340 Pacific Coast Highway	Torrance	CA	90505
Woodland	1350 E. Main St.	Woodland	CA	95776
Thousand Oaks	1934 E. Avenida De Los Arboles	Thousand Oaks	CA	91362
Santa Clarita	26565 N. Bouquet Canyon Road	Santa Clarita	CA	91350
Rancho Cucamonga	9080 Foothill Blvd.	Rancho Cucamonga	CA	91730
Fountain Valley	17200 Brookhurst Street	Fountain Valley	CA	92708
Long Beach	4480 Atlantic Ave.	Long Beach	CA	90807
Santa Ana	1975 E. 17th Street.	Santa Ana	CA	92701
Granada Hills	18060 Chatsworth St.	Granada Hills	CA	91344
Store Support Center	6450 Via Del Oro	San Jose	CA	95119
Santa Rosa	2230 Cleveland Ave	Santa Rosa	CA	95403
Fairfield	1500 Oliver Road	Fairfield	CA	94534
Hesperia	16824 Main Street	Hesperia	CA	92345
Tracy Excess Warehouse (month to month)	1050 E. Grantline Road	Tracy	CA	95304
Clayton	5424 Ygnacio Valley Road	Concord	CA	94521

SCHEDULE 47.06

DISCLOSED MATTERS

Legal Matters

SaveMart v. Orchard Supply Hardware LLC

In March 2009, SaveMart filed a complaint in Fresno, California, against Orchard Supply Hardware LLC alleging breach of contract and breach of implied covenant of good faith, relating to the termination by Orchard Supply Hardware LLC of a contract for the lease of a store to be built by SaveMart in Fresno, California.

Notice of Violation

Orchard Supply Hardware LLC has received a Notice of Violation issued by the South Coast Air Quality Management District. This Notice of Violation alleges that Orchard Supply Hardware LLC sold architectural coatings products which exceed the District’s current limits on volatile organic compounds.

Other

In addition, Orchard Supply Hardware LLC is subject to various legal proceedings, involving insured and other routine litigation incidental to the business.

Environmental Matters

None.

SCHEDULE 47.13

INSURANCE

General Liability

•	Insurer: Ace American Insurance Company

•	Policy: HDOG24939844

•	Effective / Expiration: 2/1/2010 - 2/1/2011

•	Deductible: $250,000

•	Limits of Liability

•	$2,000,000 Each Occurrence

•	$2,000,000 Personal & Advertising Injury

•	$5,000,000 General Aggregate

•	$2,000,000 Products

Automobile Liability

•	Insurer: Ace American Insurance Company

•	Policy: ISAH08586925

•	Effective / Expiration: 2/1/2010 - 2/1/2011

•	Deductible: Nil

•	Limits of Liability

•	$2,000,000 Combined Single Limit

Excess Liability – Umbrella form

•	Insurer: Chartis ($50M Limit) and Ace American ($50M Limit)

•	Policy: 15972460 (Chartis); XCPG24910349 (Ace USA)

•	Effective – Expiration: 8/1/2010 - 8/1/2011

•	Self-Insured Retentions: $5,000,000

•	Limits of Liability

•	$100,000,000 Each Occurrence

•	$100,000,000 Aggregate

Workers’ Compensation and Employers’ Liability

•	Insurer: Ace American Insurance Company

•	Policy: WLRC46131666

•	Effective / Expiration: 2/1/2010 - 2/1/2011

•	Deductible: $250,000

•	Limits of Liability

•	$1,000,000 Each Accident

•	$1,000,000 Each Employee by Disease

•	$1,000,000 Policy Limit by Disease

Sponsorship Liability

•	Insurer: Employers Fire Insurance Company

•	Policy: GL0004302 (Primary) and EX0002002 (Excess)

•	Effective – Expiration: 8/1/2010 to 8/1/2011

•	Self-Insured Retentions: n/a

•	Limits of Liability

•	$5,000,000 General Aggregate

•	$5,000,000 Products & Completed Operations Aggregate

Blanket Building and Personal Property

•	Insurer: Affiliated FM Insurance Company

•	Policy: TS759

•	Effective – Expiration: 6/29/2010 - 6/29/2011

•	Limits of Liability

•	$100,000,000 Per Occurrence
•	$100,000,000 Annual Aggregate

•	Deductible:

•	$50,000 Per Occurrence and % for wind, flood and earthquake capped at $250,000

Stock Throughput

•	Insurer: Lloyd’s of London

•	Policy: MAI002046

•	Effective – Expiration: 6/29/2010 - 6/29/2011

•	Deductible: $250,000

•	Limits of Liability

•	$50,000,000 Tracy DC

•	$20,000,000 Stock in Transit

Commercial Crime Coverage

•	Insurer: Chubb

•	Policy: 82115112 Limits $20M

•	Effective / Expiration: 3/31/2010 to 3/31/2011

•	Self-Insured Retentions: $2,500,000

•	Limits of Liability

•	$10,000,000 Annual Aggregate

•	$300,000 Common Carrier Transport Accident

•	$100,000 Comprehensive Accident

Directors and Officers Liability

•	Insurer: Houston Casualty/ U.S. Specialty Insurance Co.

•	Policy: 14MGU10A20842

•	Effective – Expiration: 2/16/2010 to 2/16/201 1

•	Self-Insured Retentions: $ 100,000

•	Limits of Liability

•	$15,000,000 Annual Aggregate

Employment Practices Liability Insurance

•	Insurer: Houston Casualty/ U.S. Specialty Insurance Co.

•	Policy: 14MGU10A20842

•	Effective – Expiration: 2/16/2010 to 2/16/2011

•	Self-Insured Retentions: $250,000

•	Limits of Liability

•	$15,000,000 Annual Aggregate

SCHEDULE 47.14

CAPITALIZATION AND SUBSIDIARIES

NAME OF ENTITY	RELATIONSHIP TO HOLDINGS	TYPE OF ENTITY	CLASS OF AUTHORIZED EQUITY INTEREST	OWNER OF EQUITY INTERESTS	% OF EQUITY INTERESTS OWNED

Orchard Supply Hardware LLC	Wholly owned subsidiary (direct)	Limited Liability Company	100% of limited liability company interests	Orchard Supply Hardware Stores Corporation	100

OSH Finance Corporation	Wholly owned subsidiary (indirect)	Corporation	100 shares of common stock, par value $0.01 per share	Orchard Supply Hardware LLC	100

OSH Properties LLC	Wholly owned subsidiary (indirect)	Limited Liability Company	100% of limited liability company interests	Orchard Supply Hardware LLC	100

SCHEDULE 47.17

CORPORATE NAMES/PRIOR TRANSACTIONS

Orchard Supply Hardware LLC

•	Orchard Supply Hardware LLC changed its name from Orchard Supply Hardware Corporation on October 3, 2005.

•	Orchard Supply Hardware LLC operates a limited number of stores with the name “Orchard Super Hardware.”

Orchard Supply Hardware Stores Corporation

•	None.

OSH Finance Corporation

•	None.

OSH Properties LLC

•	None

SCHEDULE 49.01

EXISTING INDEBTEDNESS

Capital Leases

ORCHARD UNIT	PRINCIPAL BALANCE
005251	$961,877.08
005313	$4,246,714.66
005315	$3,140,972.05
005318	$4,765,176.22
005343	$4,462,033.30
005409	$5,334,294.00
005627	$800,848.00
005648	$922,051.36
005649	$7,656,383.69
005652	$2,637,471.32
005654	$60,874.71
005655	$1,484,769.61
005671	$3,506,549.81
005674	$2,707,791.41
005675	$3,818,527.36
005677	$5,931,778.44
005679	$3,547,933.57
005680	$3,470,642.93
005683	$6,743,861.99
Total Principal Balance	$66,182,551.52

ABL

ABL Credit Agreement.

Term Loan

Term Loan Credit Agreement, with a principal balance of $174,500,000.

SCHEDULE 49.02

EXISTING LIENS

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 21684442 File Date: 06/10/02	Banc of America Vendor Finance, Inc.	One (1) New Hyster Motorized Hand Lift Truck, Mod. B60Z S/N A230N02174Z

Orchard Supply Hardware LLC	DE	SOS	UCC-3 File No.: 22711509 File Date: 10/28/2002	Banc of America Vendor Finance, Inc.	Amendment of 21684442

Orchard Supply Hardware LLC	DE	SOS	UCC-3 File No.: 71474317 File Date: 04/26/2007	Banc of America Vendor Finance, Inc.	Continuation of 21684442

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 71574093 File Date: 04/26/07	Banc of America Vendor Finance, Inc.	Continuation of #21684624

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 21684624 File Date: 03/10/02	Banc of America Vendor Finance, Inc.	One (1) New Hyster Motorized Hand Lift Truck, Mod.C60XT2 S/N A499N01673Z

Orchard Supply Hardware Corporation	DE	SOS	UCC-3 Amendment File No.: 22711483 File Date: 10/28/02	Banc of America Vendor Finance, Inc.	Amendment of # 21684624

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 21684632 File Date: 6/10/02	Banc of America Vendor Finance, Inc.	One (1) New Hyster Motorized Hand Lift Truck, Mod B60Z S/N A230N02161Z

Orchard Supply Hardware Corporation	DE	SOS	UCC-3 Amendment File No.: 22711491 File Date: 10/28/02	Banc of America Vendor Finance, Inc.	Amendment of # 21684632

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No. 71573228 File Date: 04/26/07	Banc of America Vendor Finance, Inc.	Continuation of # 21684632

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 21684657 File Date: 06/10/02	Banc of America Vendor Finance, Inc.	One (1) New Hyster Motorized Hand Lift Truck, Mod. B60Z S/N A230N02173Z

Orchard Supply Hardware Corporation	DE	SOS	UCC-3 Amendment File No.: 22711475 File Date: 10/28/02	Banc of America Vendor Finance, Inc.	Amendment of # : 21684657

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 71573871 File Date:4/26/07	Banc of America Vendor Finance, Inc.	Continuation of # : 21684657

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 21697659 File Date: 06/11/02	Banc of America Vendor Finance, Inc.	One (1) New Hyster Motorized Hand Lift Truck, Mod. C60XT2, S/N A499N01672Z

Orchard Supply Hardware Corporation	DE	SOS	UCC-3 Amendment File No.: 22711467 File Date: 10/28/02	Banc of America Vendor Finance, Inc.	Amendment of # 21697659

Orchard Supply Hardware Corporation	DE	SOS	Continuation FileNo.:71580066 File Date: 04/2707	Banc of America Vendor Finance, Inc.	Continuation of # 21697659

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 21697915 File Date: 06/11/02	Banc of America Vendor Finance, Inc.	One (1) New Hyster Motorized Hand Lift Truck, Mod. C60XT2, S/N A499N01667Z

Orchard Supply Hardware Corporation	DE	SOS	UCC-3 Amendment File No.: 22711426 File Date: 10/28/02	Banc of America Vendor Finance, Inc.	Amendment of # 21697915

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 71574424 File Date: 04/26/07	Banc of America Vendor Finance, Inc.	Continuation of #21697915

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 21698087 File Date: 06/11/02	Banc of America Vendor Finance, Inc.	One (1) New Hyster Motorized Hand Lift Truck, Mod. C60XT2, S/N A499N01668Z

Orchard Supply Hardware Corporation	DE	SOS	UCC-3 Amendment File No.: 22711434 File Date: 10/28/02	Banc of America Vendor Finance, Inc.	Amendment of # 21698087

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 71574903 File Date: 04/26/07	Banc of America Vendor Finance, Inc.	Continuation of # 21698087

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 21701899 File Date: 06/11/02	Banc of America Vendor Finance, Inc.	One (1) New Hyster Motorized Lift Truck, Mod. H35XM, S/N E001HO1939Z

Orchard Supply Hardware Corporation	DE	SOS	UCC-3 Amendment File No.: 22711418 File Date: 10/28/02	Banc of America Vendor Finance, Inc.	Amendment of # 21701899

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 71580173 File Date: 04/27/07	Banc of America Vendor Finance, Inc.	Continuation of ## 21701899

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 21702178 File Date: 06/11/02	Banc of America Vendor Finance, Inc.	One (1) New Hyster Motorized Hand Lift Truck, Mod. C60XT2, S/N A499N01671Z

Orchard Supply Hardware Corporation	DE	SOS	UCC-3 Amendment File No.: 22711459 File Date: 10/28/02	Banc of America Vendor Finance, Inc.	Amendment of # 21702178

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 71575124 File Date: 04/26/07	Banc of America Vendor Finance, Inc.	Continuation of #21702178

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 21702202 File Date: 06/11/02	Banc of America Vendor Finance, Inc.	One (1) New Hyster Motorized Hand Lift Truck, Mod. C60XT2, S/N A499N01669Z

Orchard Supply Hardware Corporation	DE	SOS	UCC-3 Amendment File No.: 22711442 File Date: 10/28/02	Banc of America Vendor Finance, Inc.	Amendment of # 21702202

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 71575348 File Date: 04/26/07	Banc of America Vendor Finance, Inc.	Continuation of # 21702202

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 21707961 File Date: 06/12/02	Banc of America Vendor Finance, Inc.	One (1) New Hyster Motorized Hand Lift Truck, Mod. H35XM, S/N E001HO1962Z

Orchard Supply Hardware Corporation	DE	SOS	UCC-3 Amendment File No.: 22711400 File Date: 10/28/02	Banc of America Vendor Finance, Inc.	Amendment of #21707961

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 71580868 File Date: 04/27/07	Banc of America Vendor Finance, Inc.	Continuation of #21707961

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 21707979 Date: 06/12/02	Banc of America Vendor Finance, Inc.	One (1) New Hyster Lift Truck, Mod. H35XM, S/N E001HO1965Z

Orchard Supply Hardware Corporation	DE	SOS	UCC-3 Amendment File No.: 22711376 File Date: 10/28/02	Banc of America Vendor Finance, Inc.	Amendment of # 21707979

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 71580462 File Date: 04/27/07	Banc of America Vendor Finance, Inc.	Continuation of # 21707979

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 21707995 File Date: 06/12/02	Banc of America Vendor Finance, Inc.	One (1) New Hyster Lift Truck, Mod. H35XM, S/N E001HO1963Z

Orchard Supply Hardware Corporation	DE	SOS	UCC-3 Amendment File No.: 22711392 File Date: 10/28/02	Banc of America Vendor Finance, Inc.	Amendment of # 21707995

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 71580280 File Date: 04/27/07	Banc of America Vendor Finance, Inc.	Continuation of# 21707995

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 21708001 File Date: 06/12/02	Banc of America Vendor Finance, Inc.	One (1) New Hyster Lift Truck, Mod. H35XM, S/N E001HO1964Z

Orchard Supply Hardware Corporation	DE	SOS	UCC-3 Amendment File No.: 22711384 File Date: 10/28/02	Banc of America Vendor Finance, Inc.	Amendment of # 21708001

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 71580736 File Date: 04/27/07	Banc of America Vendor Finance, Inc.	Continuation of # 21708001

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 22679342 File Date: 10/24/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. for in formatting purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Big Joe Walkie’s Tacker Model No. 2024 s/n 371223 and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73030334 File Date: 08/09/07	Banc of America Vendor Finance, Inc.	Continuation of # 22679342

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 22679557 File Date: 10/24/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766 for in formatting purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Hyster Narrow-Aisle Lift Truck, Model No. R30XM2, S/N G118N01771Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73030128 File Date: 08/09/07	Banc of America Vendor Finance, Inc.	Continuation of # 22679557

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 22679656 File Date: 10/24/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Hyster Narrow-Aisle Lift Truck Model No. R30XM2 s/n G118N01776Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73029161 File Date: 08/09/07	Banc of America Vendor Finance, Inc.	Continuation of # 22679656

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 22679755 File Date: 10/24/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766018 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Hyster Narrow-Aisle Lift Truck Model No. R30XM2 s/n G118N01770Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73029971 File Date: 08/09/07	Banc of America Vendor Finance, Inc.	Continuation of # 22679755

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 22679896 File Date: 10/24/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Hyster Narrow-Aisle Lift Truck Model No. R30XM2 s/n G118N01769Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73029880 File Date: 08/09/07	Banc of America Vendor Finance, Inc.	Continuation of # 22679896

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 22680100 File Date: 10/24/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766020 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Hyster Lift Truck Model No. H35XM s/n E001H02057Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73029732 File Date: 08/09/07	Banc of America Vendor Finance, Inc.	Continuation of # 22680100

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 22680142 File Date: 10/24/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Hyster Lift Truck Model No. H35XM s/n E001H02058Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73029617 File Date: 08/09/07	Banc of America Vendor Finance, Inc.	Continuation of # 22680142

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 22680274 File Date: 10/24/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Hyster Forklift Model No. B60Z s/n A230N02265Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73029476 File Date: 08/09/07	Banc of America Vendor Finance, Inc.	Continuation of # 22680274

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 22680415 File Date: 10/24/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Hyster Forklift Model No. B60Z s/n A230N02262Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73029351 File Date: 08/09/07	Banc of America Vendor Finance, Inc.	Continuation of # 22680415

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 22680639 File Date: 10/24/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Hyster Lift Track Model No. H35XM s/n E001H01937Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73030375 File Date: 08/09/07	Banc of America Vendor Finance, Inc.	Continuation of # 22680639

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 22814568 File Date: 11/07/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Hyster Fork Lift Model No. B60Z s/n A230N02505Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73585865 File Date: 09/21/07	Banc of America Vendor Finance, Inc.	Continuation of # 22814568

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 22814626 File Date: 11/07/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Hyster Model No. B60Z Forklift s/n A230N02506Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73574109 File Date: 09/21/07	Banc of America Vendor Finance, Inc.	Continuation of # 22814626

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 23113978 File Date: 12/12/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766-030 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One Hyster N45XMR3 narrow aisle lift truck s/n G138N01700Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73917019 File Date: 10/17/07	Banc of America Vendor Finance, Inc.	Continuation of # 23113978

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 23114240 File Date: 12/12/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766-01 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One Hyster R30XM2 serial # G118N01800Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73917050 File Date: 10/17/07	Banc of America Vendor Finance, Inc.	Continuation of # 23114240

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 23114448 File Date: 12/12/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766-032 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One Hyster R30XM2 serial # G118N01798Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73917167 File Date: 10/17/07	Banc of America Vendor Finance, Inc.	Continuation of # 23114448

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 23114513 File Date: 12/12/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766-033 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One Hyster R30XM2 serial # G118N01796Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73917225 File Date: 10/17/07	Banc of America Vendor Finance, Inc.	Continuation of # 23114513

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 23114562 File Date: 12/12/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One Hyster R30XM2 serial # and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73917316 File Date: 10/17/07	Banc of America Vendor Finance, Inc.	Continuation of # 23114562

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 23115023 File Date: 12/12/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766-027 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Hyster B60Z S/N A230N02553Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73916631 File Date: 10/17/07	Banc of America Vendor Finance, Inc.	Continuation of # 23115023

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 23115072 File Date: 12/12/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766-029 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Hyster S/N A230N02525Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73916441 File Date: 10/17/07	Banc of America Vendor Finance, Inc.	Continuation of # 23115072

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 23115080 File Date: 12/12/02	Banc of America Vendor Finance, Inc.	This financing statement is filled with reference to Lease No. 154-0043766-028 for information purposes only. This Financing statement covers all of the following property and interest in property of the Debtor, whether now owned or existing or acquired or arising in the future or which the Debtor now has or in the future acquires any rights, and wherever located (1) One New Hyster B60Z S/N A230N02526Z and all attachments, accessories to.

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 73916565 File Date: 10/17/07	Banc of America Vendor Finance, Inc.	Continuation of # 23115080

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 31102006 File Date 04/15/03	Hyster Credit Company	All construction equipment, loaders and material handling equipment, of any make or manufacture

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	Assignment File No.: 74134044 File Date: 10/31/07	Wells Fargo Equipment Finance, Inc.	Assignment of # 31102006 (Secured party changed from Hyster Credit Company to Wells Fargo Equipment Finance, Inc.)

Orchard Supply Hardware Corporation	DE	SOS	Continuation File No.: 74165428 File Date: 11/01/07	Wells Fargo Equipment Finance, Inc.	Continuation of # 31102006

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 53645794 File Date: 11/23/05	JPMorgan Chase Bank, N.A, as Administrative Agent	All assets of Debtor.

Orchard Supply Hardware LLC	DE	SOS	UCC-3 Amendment File No.: 64463584 File Date: 12/20/06	JPMorgan Chase Bank, N.A, as Administrative Agent	Amendment of # 53645794 (Change Organizations name from JPMorgan Chase Bank, N.A., as Administrative Agent to JPMorgan Chase Bank, N.A., as Collateral Agent)

Orchard Supply Hardware LLC	DE	SOS	UCC-3 Amendment File No.: 72921624 File Date: 08/01/07	JPMorgan Chase Bank, N.A., as Collateral Agent	Amendment of # 53645794

Orchard Supply Hardware LLC	DE	SOS	UCC-3 Amendment File No.: 00331854 File Date: 1/29/10	Wells Fargo Retail Finance, LLC, as administrative agent and collateral agent	Amendment of # 53645794 (Add as secured party Wells Fargo Retail Finance, LLC, as administrative agent and collateral agent)

Orchard Supply Hardware LLC	DE	SOS	UCC-3 Amendment File No.: 0331979 File Date: 1/29/10	Wells Fargo Retail Finance, LLC, as administrative agent and collateral agent	Amendment of # 53645794 (Delete JPMorgan Chase Bank, N.A., as Collateral Agent, as a secured party)

Orchard Supply Hardware LLC	DE	SOS	UCC-3 Amendment File No.: 02106163 File Date: 6/17/10	Wells Fargo Retail Finance, LLC, as administrative agent and collateral agent	Continuation of # 53645794

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware LLC	DE	SOS	UCC-3 Amendment File No.: 02508350 File Date: 7/20/10	JPMorgan Chase Bank, N.A., as Collateral Agent	Amendment of # 53645794 (Change as secured party JPMorgan Chase Bank, N.A., as collateral agent)

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 53796928 File Date: 12/08/05	NMHG Financial Services, Inc.	All equipment

Orchard Supply Hardware Corporation	DE	SOS	UCC-3 File No.: 03531237 File Date: 10/11/10	NMHG Financial Services, Inc.	Continuation of 53796928

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 53802007 File Date: 12/08/05	Toyota Motor Credit Corporation	One (1) New Toyota Model 7FGU25 S/N 78765 CASCADE Side Shifter, 36 inch Forks Backup Alarm, 189 FSV Mast, Strobe/Flashing Lights, Solid Pneumatic Tires, LP Systemless Tank

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 53803534 File Date: 12/08/05	Toyota Motor Credit Corporation	One (1) New Toyota Model 7FGU25 S/N 78579 CASCADE Side Shifter, 36 inch Forks Backup Alarm, 189 FSV Mast, Strobe/Flashing Lights, Solid Pneumatic Tires, LP Systemless Tank

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 53803633 File Date: 12/08/05	Toyota Motor Credit Corporation	One (1) New Toyota Model 7FGU25 S/N 76744 CASCADE Side Shifter, 42 inch Forks Backup Alarm, 189 FSV Mast, Strobe/Flashing Lights, Solid Pneumatic Tires, LP Systemless Tank, Fire Extinguisher

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 53927366 File Date: 12/19/05	Toyota Motor Credit Corporation	One (1) New Toyota Model 7FGU25 S/N 78753 CASCADE Side Shifter, 36 inch Forks Backup Alarm, 189 FSV Mast, Strobe/Flashing Lights, Solid Pneumatic Tires, LP Systemless Tank

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 53927762 File Date: 12/19/05	Toyota Motor Credit Corporation	One (1) New Toyota Model 7FGU25 S/N 78640 CASCADE Side Shifter, 36 inch Forks Backup Alarm, 189 FSV Mast, Strobe/Flashing Lights, Solid Pneumatic Tires, LP Systemless Tank

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 53928109 File Date: 12/19/05	Toyota Motor Credit Corporation	One (1) New Toyota Model 7FGU25 S/N 78614 CASCADE Side Shifter, 36 inch Forks Backup Alarm, 189 FSV Mast, Strobe/Flashing Lights, Solid Pneumatic Tires, LP Systemless Tank

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 53928117 File Date: 12/19/05	Toyota Motor Credit Corporation	One (1) New Toyota Model 7FGU25 S/N 78796 CASCADE Side Shifter, 36 inch Forks Backup Alarm, 189 FSV Mast, Strobe/Flashing Lights, Solid Pneumatic Tires, LP Systemless Tank

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 60018564 File Date: 01/04/06	Toyota Motor Credit Corporation	One (1) New Toyota Model 7FGU25 S/N 79680 CASCADE Side Shifter, 36 inch Forks Backup Alarm, 189 FSV Mast, Strobe/Flashing Lights, Solid Pneumatic Tires, LP Systemless Tank

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 60223248 File Date: 01/19/06	Toyota Motor Credit Corporation	One (1) New Toyota Model 7FGU25 S/N 79672 CASCADE Side Shifter, 36 inch Forks Backup Alarm, 189 FSV Mast, Strobe/Flashing Lights, Solid Pneumatic Tires, LP Systemless Tank

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Corporation	DE	SOS	UCC-1 File No.: 60313437 File Date: 01/26/06	Toyota Motor Credit Corporation	One (1) New Toyota Model 7FGU25 S/N 78779 CASCADE Side Shifter, 36 inch Forks Backup Alarm, 189 FSV Mast, Strobe/Flashing Lights, Solid Pneumatic Tires, LP Systemless Tank

Orchard Supply Hardware	DE	SOS	UCC-1 File No.: 60828517 File Date: 03/10/06	IOS Capital	All equipment

Orchard Supply Hardware	DE	SOS	UCC-1 File No.: 64195368 File Date: 12/02/06	IOS Capital	All equipment

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 64462883 File Date: 12/20/06	JPMorgan Chase Bank, N.A., as Collateral Agent	All assets of Debtor.

Orchard Supply Hardware LLC	DE	SOS	UCC-3 Amendment File No.: 72921723 File Date: 08/01/07	JPMorgan Chase Bank, N.A., as Collateral Agent	Amendment of # 64462883 See attached schedule.

Orchard Supply Hardware	DE	SOS	UCC-1 File No.: 71290062 File Date: 04/06/07	IOS Capital	All equipment

Orchard Supply Hardware	DE	SOS	UCC-1 File No.: 72612264 File Date: 07/11/07	IKON Financial SVCS	All equipment

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 73473567 File Date: 09/13/07	World Financial Capital Bank	Accounts and Receivables purchased pursuant to the terms of a Purchase and Sale Agreement, dated February 26, 2007

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93476071 File Date: 10/29/09	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 19782. Sideshifter, 42” Forks, Backup Alarm, 189 FSV Mast, Single Internal Hosing, Strobe/Flashing Lights/Solid Pneumatic Tires, UL Type LP, Multi Digital Display

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93476097 File Date: 10/29/09	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 19790. Sideshifter, 42” Forks, Back up Alarm, 189 FSV Mast, Dual 3- way Hosing, Strobe/Flashing Lights/Solid Pneumatic Tires, UL Type LP Less Tank, Multi Digital Display

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93476105 File Date: 10/29/09	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 19794. Sideshifter, 42” Forks, Back up Alarm, 189 FSV Mast, Dual 3- way Hosing, Strobe/Flashing Lights/Solid Pneumatic Tires, UL Type LP Less Tank, Multi Digital Display

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93476980 File Date: 10/29/09	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 19789. Sideshifter, 42” Forks, Back up Alarm, 189 FSV Mast, Dual 3- way Hosing, Strobe/Flashing Lights/Solid Pneumatic Tires, UL Type LP Less Tank, Multi Digital Display

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93476998 File Date: 10/29/09	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 19795. Sideshifter, 42” Forks, Back up Alarm, 189 FSV Mast, Dual 3- way Hosing, Strobe/Flashing Lights/Solid Pneumatic Tires, UL Type LP Less Tank, Multi Digital Display

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93477004 File Date: 10/29/09	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 19803. Sideshifter, 42” Forks, Back up Alarm, 189 FSV Mast, Dual 3- way Hosing, Strobe/Flashing Lights/Solid Pneumatic Tires, UL Type LP Less Tank, Multi Digital Display

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93478192 File Date: 10/29/09	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 19804. Sideshifter, 42” Forks, Back up Alarm, 189 FSV Mast, Dual 3- way Hosing, Strobe/Flashing Lights/Solid Pneumatic Tires, UL Type LP Less Tank, Multi Digital Display

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93478200 File Date: 10/29/09	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 19809. Sideshifter, 42” Forks, Back up Alarm, 189 FSV Mast, Dual 3- way Hosing, Strobe/Flashing Lights/Solid Pneumatic Tires, UL Type LP Less Tank, Multi Digital Display

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93478226 File Date: 10/29/09	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 19810. Sideshifter, 42” Forks, Back up Alarm, 189 FSV Mast, Dual 3- way Hosing, Strobe/Flashing Lights/Solid Pneumatic Tires, UL Type LP Less Tank, Multi Digital Display

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93688170 File Date: 11/17/09	Toyota Motor Credit Corporation	Sideshifter, 42” Forks, Back up Alarm, 189 FSV Mast, Dual 3- way Hosing, Strobe/Flashing Lights/Solid Pneumatic Tires, UL Approvd Type LP, Trvl Speed Control

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93688469 File Date: 11/17/09	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 19896. Sideshifter, 42” Forks, Back up Alarm, 189 FSV Mast, Dual 3- way Hosing, Strobe/Flashing Lights/Solid Pneumatic Tires, UL Apprvd Type LP, Trvl Speed Control System

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93737357 File Date: 11/20/09	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 19888. Sideshifter, 42” Forks, Back up Alarm, 189 FSV Mast, 3rd Func Internal Hosing, Strobe/Flashing Lights/Solid Pneumatic Tires, UL Apprvd Type LP, Trvl Speed Control

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93737365 File Date: 11/20/09	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 19904. Sideshifter, 42” Forks, Back up Alarm, 189 FSV Mast, 3rd Func Internal Hosing, Strobe/Flashing Lights/Solid Pneumatic Tires, UL Apprvd Type LP, Trvl Speed Control

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93832968 File Date: 12/01/09	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 20019. Sideshifter, 42” Forks, Back up Alarm, 189 FSV Mast, 3rd Func Internal Hosing, Strobe/Flashing Lights/Solid Pneumatic Tires, UL Apprvd Type LP, Trvl Speed/Accel System

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 93849780 File Date: 12/02/09	Associated Packaging Inc.	6 Orion Flex RTA machines.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 00436935 File Date: 2/9/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 20282.

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 00438899 File Date: 2/9/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 20218.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 00438915 File Date: 2/9/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 20205.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 00625305 File Date: 2/24/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 20292.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 00626220 File Date: 2/24/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 20318.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 00728570 File Date: 3/4/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 20310.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 00728570 File Date: 3/4/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 20310.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 00729651 File Date: 3/4/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 20338.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 00737795 File Date: 3/5/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 20331.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 00739320 File Date: 3/5/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 20309.

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 0267721 File Date: 8/2/10	Canon Financial Services	All equipment now or hereafter leased, sold, or financed by Canon Financial Services, Inc. and all general intangibles and accounts receivable with respect to said equipment, and all replacements of, additions to, substitutions for and proceeds of the foregoing.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 02960577 File Date: 8/24/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30841.

Orchard Supply Hardware LLC	DE	SOS	UCC-3 File No.: 03021965 File Date: 8/30/10	Toyota Motor Credit Corporation	Amending – 02960577 (change name of debtor to Orchard Supply Hardware LLC).

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 02969107 File Date: 8/25/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30804.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 02995839 File Date: 8/26/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30819.

Orchard Supply Hardware LLC	DE	SOS	UCC-3 File No.: 03075714 File Date: 9/2/10	Toyota Motor Credit Corporation	Amending – 02995839 (change name of debtor to Orchard Supply Hardware LLC).

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03013723 File Date: 8/27/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30870.

Orchard Supply Hardware LLC	DE	SOS	UCC-3 File No.: 03075672 File Date: 9/2/10	Toyota Motor Credit Corporation	Amending – 03013723 (change name of debtor to Orchard Supply Hardware LLC).

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03013731 File Date: 8/27/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30832.

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware LLC	DE	SOS	UCC-3 File No.: 03075409 File Date: 9/2/10	Toyota Motor Credit Corporation	Amending – 03013731 (change name of debtor to Orchard Supply Hardware LLC).

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03014531 File Date: 8/27/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30856.

Orchard Supply Hardware LLC	DE	SOS	UCC-3 File No.: 03075359 File Date: 9/2/10	Toyota Motor Credit Corporation	Amending – 03014531 (change name of debtor to Orchard Supply Hardware LLC).

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03059353 File Date: 9/1/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30837.

Orchard Supply Hardware LLC	DE	SOS	UCC-3 File No.: 03060492 File Date: 9/1/10	Toyota Motor Credit Corporation	Amending – 03059353 (change name of debtor to Orchard Supply Hardware LLC).

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03060476 File Date: 9/1/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30872.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03061722 File Date: 9/1/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30815.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03062852 File Date: 9/1/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30817.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03079815 File Date: 9/2/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30834.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03085804 File Date: 9/2/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30833.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03095027 File Date: 9/3/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30802.

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03097072 File Date: 9/3/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30791.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 0302724 File Date: 9/3/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30854.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03144353 File Date: 9/9/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 30858.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03480872 File Date: 10/6/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 31523.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03516659 File Date: 10/8/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 31460.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03522681 File Date: 10/8/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 31495.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03523366 File Date: 10/8/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 31428.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03563636 File Date: 10/13/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 31582.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03564477 File Date: 10/13/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 31396.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03564949 File Date: 10/13/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 31472.

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03564980 File Date: 10/13/10	Toyota Motor Credit Corporation	1 New Toyota 7FBEU15 SN# 21668.

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware LLC	DE	SOS	UCC-1 File No.: 03565979 File Date: 10/13/10	Toyota Motor Credit Corporation	1 New Toyota 8FGU25 SN# 31552.

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 32157942 File Date: 08/19/03	De Lage Landen Financial Services, Inc.	“All equipment of any make or manufacture, together with all accessories and attachments thereto, financed for or leased to Lessee by Lessor under Master Lease Agreement number 335.TB.”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-3 Continuation of # 32157942 File No.: 2008 0997096 File Date: 03/21/08	De Lage Landen Financial Services, Inc.	“All equipment of any make or manufacture, together with all accessories and attachments thereto, financed for or leased to Lessee by Lessor under Master Lease Agreement number 335.TB.”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 53645810 File Date: 11/23/2005	JPMorgan Chase Bank, N.A., as Administrative Agent	All assets of Debtor.

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-3 Amendment File No.: 64463923 File Date: 12/20/2006	JPMorgan Chase Bank, N.A. as Collateral Agent	Amendment of # 53645810

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-3 Amendment File No.: 00331839 File Date: 1/29/10	Wells Fargo Retail Finance, LLC, as administrative agent and collateral agent	Amendment of # 53645810 – addition of Wells Fargo Retail Finance, LLC, as administrative agent and collateral agent

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-3 Amendment File No.: 00331961 File Date: 1/29/10	Wells Fargo Retail Finance, LLC, as administrative agent and collateral agent	Amendment of # 53645810 – deletion of JPMorgan Chase Bank, N.A. as Collateral Agent as secured party

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-3 Amendment File No.: 02508350 File Date: 7/20/10	Wells Fargo Retail Finance, LLC, as administrative agent and collateral agent	Amendment of # 53645810 – continuation

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-3 Amendment File No.: 02106163 File Date: 6/17/10	Wells Fargo Retail Finance, LLC, as administrative agent and collateral agent	Amendment of # 53645810

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 61589910 File Date: 05/10/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 81073…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 61590199 File Date: 05/10/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 81114…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 61590207 File Date: 05/10/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 81101…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 61590405 File Date: 05/10/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 78595…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 61818988 File Date: 05/30/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 81579…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 62026961 File Date: 06/14/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 81775…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 62026979 File Date: 06/14/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 81669…”

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 62026987 File Date: 06/14/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 81706…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 62027365 File Date: 06/14/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 81699…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 62027373 File Date: 06/14/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 81560…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 62027720 File Date: 06/14/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 81540…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 62029320 File Date: 06/14/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 81511…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 62030252 File Date: 06/14/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 81513…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 62316016 File Date: 07/06/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 81363…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 62615946 File Date: 07/28/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 81665…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 63502457 File Date: 10/10/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 83222…”

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 63503018 File Date: 10/10/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 83381…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 63503281 File Date: 10/10/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 82518…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 63503307 File Date: 10/10/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 83395…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 63503331 File Date: 10/10/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 82376…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 63503729 File Date: 10/10/06	Toyota Motor Credit Corporation	“Secured Party is owner of one new Toyota model 7FGU25 serial number 82338…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 64463444 File Date: 12/20/06	JPMorgan Chase Bank, N.A., as Collateral Agent	All assets of Debtor.

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 0297878 File Date: 01/24/07	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 7FGU25 S/N 84605…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2007 2018793 File Date: 05/30/07	NMHG Financial Services, Inc.	All of the equipment nor or hereafter leased by Lessor to Lessee; and all accessions, additions, replacements, and substitutions thereto and therefore; and all proceeds including insurance proceeds thereof.

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0594703 File Date: 02/19/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: (1) New Toyota model 8FGU25 S/N 15834…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0951788 File Date: 03/18/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15251…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0982239 File Date: 03/20/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15223…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0982247 File Date: 03/20/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15226…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0982254 File Date: 03/20/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15248…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0982882 File Date: 03/20/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15553…”

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0983351 File Date: 03/20/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15532…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0985604 File Date: 03/20/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15515…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0986008 File Date: 03/20/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15575…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0986016 File Date: 03/20/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15237…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0988855 File Date: 03/20/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15409…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0994036 File Date: 03/21/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15116…”

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0994044 File Date: 03/21/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15294…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0994176 File Date: 03/21/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15236…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0994564 File Date: 03/21/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15225…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 0994572 File Date: 03/21/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15621…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 1935822 File Date: 06/06/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15276…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 1946431 File Date: 06/06/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 16265…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-3 Amendment File No.: 2008 2576237 File Date: 07/28/08	Toyota Motor Credit Corporation	Amendment of # 2008 1946431

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 1946456 File Date: 06/06/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 16327…”

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-3 Amendment File No.: 2008 2517058 File Date: 07/22/08	Toyota Motor Credit Corporation	Amendment to # 2008 1946456 “The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 16327…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 2145488 File Date: 06/23/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 16490…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-3 Amendment File No.: 2008 2575718 File Date: 07/28/08	Toyota Motor Credit Corporation	Amendment to # 2008 2145488 (add organization information)

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 2207734 File Date: 06/27/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) new Toyota model 8FGU25 S/N 15574…”

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-3 Amendment File No.: 2008 2354908 File Date: 07/02/08	Toyota Motor Credit Corporation	Amendment to # 2008 2207734

Orchard Supply Hardware Stores Corporation	DE	SOS	UCC-1 File No.: 2008 2517074 File Date: 07/22/08	Toyota Motor Credit Corporation	“The Secured Party is the owner of the following property: One (1) Toyota model 8FGU25 S/N 16313…”

OSH Finance Corporation	DE	SOS	UCC-1 File No.: 53645851 File Date: 11/23/05	JPMorgan Chase Bank, N.A. as Administrative Agent	All assets of Debtor

DEBTOR	STATE	JURISDICTION	UCC#	SECURED PARTY	COLLATERAL DESCRIPTION

OSH Finance Corporation	DE	SOS	UCC-3 Amendment File No.: 64463782 File Date: 12/20/06	JPMorgan Chase Bank, N.A. as Collateral Agent	Amendment to # 53645851 – changing Secured Party’s name from JPMorgan Chase Bank, N.A., as Administrative Agent to JPMorgan Chase Bank, N.A., as Collateral Agent

OSH Finance Corporation	DE	SOS	UCC-3 Amendment File No.: 00331821 File Date: 1/29/10	JPMorgan Chase Bank, N.A. as Collateral Agent	Amendment to # 53645851 – changing Secured Party’s name to JPMorgan Chase Bank, N.A., as Collateral Agent

OSH Finance Corporation	DE	SOS	UCC-3 Amendment File No.: 00331946 File Date: 1/29/10	JPMorgan Chase Bank, N.A. as Collateral Agent	Amendment to # 53645851 – changing Secured Party’s name to JPMorgan Chase Bank, N.A., as Collateral Agent

OSH Finance Corporation	DE	SOS	UCC-3 Amendment File No.: 02106205 File Date: 6/17/10	JPMorgan Chase Bank, N.A. as Collateral Agent	Continuation to # 53645851

OSH Finance Corporation	DE	SOS	UCC-3 Amendment File No.: 02508376 File Date: 7/20/10	JPMorgan Chase Bank, N.A. as Collateral Agent	Amendment to # 53645851 – changing Secured Party’s name to JPMorgan Chase Bank, N.A., as Collateral Agent

OSH Finance Corporation	DE	SOS	UCC-1 File No.: 64463048 File Date: 12/20/2006	JPMorgan Chase Bank, N.A., as Collateral Agent	All assets of Debtor

SCHEDULE 49.04

EXISTING INVESTMENTS

Name of Loan Party	Existing Investment	Relationship to Loan Party	Type of Entity	Class of Authorized Equity Interests	% of Equity Interests Owned
Orchard Supply Hardware LLC	100% of limited liability company interests in OSH Properties LLC	Wholly Owned Subsidiary	Limited Liability Company	100% of limited liability company interests	100

SCHEDULE 49.10

RESTRICTIVE AGREEMENTS

None.

EXHIBIT A

LIST OF PROPERTIES

City	Address	County	State	Fee/Leasehold
Tracy	2650 N. MacArthur Drive	San Joaquin	CA	Fee
San Jose	720 West San Carlos Street	Santa Clara	CA	Fee
San Jose	3000 Alum Road Avenue aka 2940 Alum Rock Avenue	Santa Clara	CA	Fee
Pinole	1440 Fitzgerald Drive	Contra Costa	CA	Fee
San Jose	1751 East Capitol Expressway	Santa Clara	CA	Fee
Folsom	905 E. Bidwell Street	Sacramento	CA	Fee
Sacramento	4249 Elverta Road	Sacramento	CA	Fee
Van Nuys	5920 and 5960 Sepulveda Blvd.	Los Angeles	CA	Fee
San Lorenzo	177 Lewelling Blvd.	Alameda	CA	Fee
Chico	231 W. East Street	Butte	CA	Fee
Clovis	147 West Shaw Street	Fresno	CA	Fee
Modesto	2800 Sisk Road	Stanislaus	CA	Fee
San Jose	5651 Cottle Road	Santa Clara	CA	Fee
Pismo Beach	853 Oak Park Road aka 825 Oak Park Road	San Luis Obispo	CA	Fee
Hollywood	5525 Sunset Boulevard	Los Angeles	CA	Fee
Foster City	1010 Metro Center Boulevard	San Mateo	CA	Leasehold
Millbrae	900 and 950 El Camino Real	San Mateo	CA	Leasehold
Redwood City	2110 Middlefield Road	San Mateo	CA	Leasehold
Merced	3155 R. Street	Merced	CA	Leasehold

EXHIBIT B

[Reserved]

EXHIBIT C

LIST OF ENVIRONMENTAL REPORTS

Doc Name	Date	Site Name	Address	City	ST
94839.10R-001.135	10/8/2010	Orchard Supply Hardware	177 Lewelling Boulevard	San Lorenzo	CA
94839.10R-002.135	10/8/2010	Orchard Supply Hardware	231 West East Avenue	Chico	CA
94839.10R-003.135	10/10/2010	Orchard Supply Hardware	1440 Fitzgerald Drive	Pinole	CA
94839.10R-004.135	10/22/2010	Orchard Supply Hardware	147 West Shaw Avenue	Clovis	CA
94839.10R-005.135	10/22/2010	Orchard Supply Hardware	5525 West Sunset Boulevard	Hollywood	CA
94839.10R-006.135	10/22/2010	Orchard Supply Hardware	5960 Sepulveda Boulevard	Van Nuys	CA
94839.10R-007.135	10/10/2010	Orchard Supply Hardware	3155 R Street	Merced	CA
94839.10R-008.135	10/10/2010	Orchard Supply Hardware	905 East Bidwell Street	Folsom	CA
94839.10R-009.135	10/10/2010	Orchard Supply Hardware	4249 Elverta Road	Sacramento	CA
94839.10R-010.135	10/25/2010	Orchard Supply Hardware	2650 North MacArthur Drive	Tracy	CA
94839.10R-011.135	10/10/2010	Orchard Supply Hardware	825 Oak Park Boulevard	Pismo Beach	CA
94839.10R-012.135	10/10/2010	Orchard Supply Hardware	1010 Metro Center Boulevard	Foster City	CA
94839.10R-013.135	10/23/2010	Orchard Supply Hardware	900 El Camino Real	Millbrae	CA
94839.10R-014.135	10/22/2010	Orchard Supply Hardware	2110 Middlefield Road	Redwood City	CA
94839.10R-015.135	10/26/2010	Orchard Supply Hardware	720 West San Carlos Street	San Jose	CA
94839.10R-016.135	10/10/2010	Orchard Supply Hardware	3000 Alum Rock Avenue	San Jose	CA
94839.10R-017.135	10/10/2010	Orchard Supply Hardware	1751 East Capitol Expy	San Jose	CA
94839.10R-018.135	10/10/2010	Orchard Supply Hardware	5651 Cottle Road	San Jose	CA
94839.10R-019.135	10/10/2010	Orchard Supply Hardware	2800 Sisk Road	Modesto	CA

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

To:	Landlord and Mortgagee pursuant to the Lease described below:

This Compliance Certificate is furnished pursuant to that certain Lease dated as of October 27, 2010 (as amended, modified, renewed or extended from time to time, the “Lease”) among Orchard Supply Hardware LLC (the “Tenant”) and OSH Properties LLC (the “Landlord”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Lease.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                              of the Tenant;

2. I have reviewed the terms of the Lease and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Holdings, the Tenant and their respective Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of Holdings, the Tenant and their respective consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];

3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements of Holdings immediately preceding the date of the Lease;

4. I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given Landlord and the Mortgagee prior written notice thereof;

5. Schedule I attached hereto sets forth financial data and computations evidencing the Tenant’s compliance with the Adjusted Leverage Ratio set out in Section 48.09 of Part II, all of which data and computations are true, complete and correct; and

6. Schedule II attached hereto sets forth in the case of quarterly or annual financial statements reasonably detailed calculations for the Adjusted Leverage Ratio.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, (i) the nature of the condition or event, the period during which it has existed and the action which the Tenant has taken, is taking, or proposes to take with respect to each such condition or event or (ii) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                     ,             .

ORCHARD SUPPLY HARDWARE LLC

By:
Name:
Title:

SCHEDULE I

Compliance as of                     ,

with Section 48.09 of Part II of the Lease

SCHEDULE II

Tenant’s Applicable Calculations regarding Adjusted Leverage Ratio

APPENDIX A

DEFINITIONS

1.	ABL Administrative Agent: shall mean Wells Fargo Retail Finance, LLC, in its capacity as administrative agent for the ABL Lenders under the ABL Credit Agreement, or its successors.

2.	ABL Collateral: shall mean any and all “Collateral” referred to in the ABL Collateral Documents.

3.	ABL Collateral Agent: shall mean Wells Fargo Retail Finance, LLC, in its capacity as collateral agent for the ABL Lenders, or any successor.

4.	ABL Collateral Documents: shall mean, collectively, the ABL Security Agreement, the Leasehold Mortgages and any other documents granting, perfecting or evidencing a Lien upon the ABL Collateral in favor of the ABL Collateral Agent, on behalf of itself, the ABL Administrative Agent and the ABL Lenders, as security for payment of the Obligations (as defined in ABL Credit Agreement).

5.	ABL Credit Agreement: shall mean the Second Amended and Restated Senior Secured Credit Agreement dated as of January 29, 2010 among Tenant, the Loan Guarantors party thereto, the ABL Lenders and the ABL Administrative Agent.

6.	ABL Credit Commitment: shall have the meaning assigned to “Revolving Commitment” in the ABL Credit Agreement.

7.	ABL Lenders: shall mean the lenders and Issuing Bank under the ABL Credit Agreement.

8.	ABL Loan Documents: shall mean the “Loan Documents” (as such term is defined in the ABL Credit Agreement).

9.	ABL Loans: shall mean the loans and advances made by the ABL Lenders under the ABL Credit Agreement.

10.	ABL Security Agreement: shall mean the “ABL Loan Security Agreement” (as such term is defined in the ABL Credit Agreement).

11.	Account: shall have the meaning assigned to such term in the ABL Security Agreement or the Term Loan Security Agreement, as applicable.

12.	Account Debtor: shall mean any person obligated on an Account.

13.	Additional Payment: shall have the meaning given to such term in Section 14(c) of Part II.

14.	Additional Rent: shall have the meaning given to such term in Section 5(d) of Part II.

15.	Adjusted Leverage Ratio: shall mean, as of any date, the ratio of (a) Consolidated Total Funded Debt outstanding as of such date minus any Unrestricted Cash over $3,000,000 to (b) EBITDA for the period of four consecutive fiscal quarters ending on such date.

Appendix A -1

16.	Affiliate: shall mean with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

17.	Allocated EBITDAR: shall have the meaning given to such term in Section 48.01(c) of Part II.

18.	Allocated Interest Charges: shall have the meaning given to such term in Section 48.01(c) of Part II.

19.	Allocated Net Income: shall have the meaning given to such term in Section 48.01(c) of Part II.

20.	Alteration: shall have the meaning given to such term in Section 16 of Part II.

21.	Appliance Sales Agreement: shall mean the Amended and Restated Appliance Sales Agreement, dated as of December 21, 2006, between Tenant and Sears, as modified by that certain letter agreement, dated as of October 30, 2009, among Sears, Sears Brands Management Corporation, Sears Protection Company and Tenant.

22.	Appraiser: shall have the meaning given to such term in Section 13(d) of Part II.

23.	Asset Sale: shall mean any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party which constitutes Collateral, other than dispositions described in Sections 49.05(a) through (d), (f), (g) and (h) of Part II.

24.	Authorized Seller Agreement: shall mean the Authorized Seller Agreement, dated as of November 23, 2005, between Tenant and Sears, as modified by that certain letter agreement, dated as of October 30, 2009, among Sears, Sears Brands Management Corporation, Sears Protection Company, and Tenant.

25.	Board: shall mean the Board of Governors of the Federal Reserve System of the United States of America.

26.	Brand Sales Agreement: shall mean the Amended and Restated Brand Sales Agreement, dated as of December 21, 2006 between Tenant and Sears, as modified by that certain letter agreement, dated as of October 30, 2009, among Sears, Sears Brands Management Corporation, Sears Protection Company, and Tenant.

27.	Business Day: shall have the meaning given to such term in Section 44(1) of Part II.

28.	Capital Expenditures: shall mean, for any period, without duplication, any expenditure or other acquisition of any asset, including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Tenant and its Restricted Subsidiaries prepared in accordance with GAAP; provided, that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller for such equipment being traded in at such time, or (iii) the purchase

Appendix A -2

of plant, property or equipment to the extent financed with the proceeds of an Asset Sale or Property Loss Event that are not required to be applied to prepay the Obligations pursuant to Section 2.11(c) of the Term Loan Credit Agreement or Section 2.11(c) of the ABL Credit Agreement.

29.	Capital Lease Obligations: shall mean, for any person, the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

30.	Casualty: shall have the meaning given to such term in Section 13(a) of Part II.

31.	Change in Control: shall mean the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Tenant and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any one or more Permitted Holders;

(b) the adoption of a plan relating to the liquidation or dissolution of the Tenant;

(c) prior to the first Public Equity Offering, the Permitted Holders cease to be the “beneficial owners” (as defined in Rule 13d 3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of at least 50% of the total voting power of the Voting Stock of the Tenant or Holdings, whether as a result of the issuance of securities of the Tenant or Holdings, any merger, consolidation, liquidation or dissolution of the Tenant or Holdings, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (c), the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation);

(d) on or after the first Public Equity Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d 5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule 13d 3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the total voting power of the Voting Stock of the Tenant or Holdings; provided, however, that the Permitted Holders are the “beneficial owners” (as defined in Rule 13d 3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Tenant or Holdings than such other person or group (for purposes of this clause (d), such person or group shall be deemed to beneficially own any Voting

Appendix A -3

Stock of a corporation held by a parent corporation so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation);

(e) the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors, other than pursuant to the right of a Permitted Holder to designate members of the Board of Directors of Holdings pursuant to the Stockholders’ Agreement; or (f) the occurrence of a “Change in Control” (or any comparable term) under, and as defined in, (i) any document or instrument evidencing or governing any Material Indebtedness of the Tenant and its Subsidiaries, (ii) any Related Document, (iii) the ABL Credit Agreement, and (iv) the Term Loan Credit Agreement.

32.	Claims: shall have the meaning given to such term in Section 28 of Part II.

33.	Closing Date: shall mean October 27, 2010.

34.	Code: shall mean the Internal Revenue Code of 1986, as amended from time to time.

35.	Collateral: shall mean, collectively, the Term Loan Collateral and the ABL Collateral.

36.	Collateral Documents: shall mean, collectively, the Term Loan Collateral Documents and the ABL Collateral Documents.

37.	Commercial Closure: shall have the meaning given to such term in Section 40(c) of Part II.

38.	Condemnation: shall have the meaning given to such term in Section 14(a) of Part II.

39.	Consolidated: shall mean, with respect to any person, the consolidation of accounts of such person and its Subsidiaries in accordance with GAAP.

40.	Consolidated Current Assets: shall mean, with respect to any person at any date, the total Consolidated current assets (other than cash and cash equivalents) of such person and its Subsidiaries at such date.

41.	Consolidated Current Liabilities: shall mean, with respect to any person at any date, all liabilities of such person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such person and its Subsidiaries, but excluding, in the case of Tenant the sum of (a) the principal amount of any current portion of long-term Consolidated Total Funded Debt and (b) (without duplication of clause (a) above) the then outstanding principal amount of the ABL Loans and the Term Loans.

42.	Consolidated Total Funded Debt: shall mean, at any date, the aggregate principal amount of all Indebtedness described in clauses (a), (b), (e), (f) (to the extent that such Guarantee is with respect to Indebtedness described in clauses (a), (b), (e) and (g) and such person has become obligated to make payment in respect of such Guarantee) and (g) of the definition of “Indebtedness” of Tenant and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

43.	Continuing Directors: means, as of any date of determination, any member of the Board of Directors of Holdings who (a) was a member of such Board of Directors on the date of this Lease; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

Appendix A -4

44.	Control: shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

45.	Credit Card Account Receivable: shall mean each “Account” together with all income, payments and proceeds thereof, owed by any Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of Tenant or any of its Restricted Subsidiaries on credit cards issued by such Credit Card Issuer or processed by such Credit Card Processor in connection with the sale of goods by Tenant or any of its Restricted Subsidiaries, or services performed by Tenant or any of its Restricted Subsidiaries, in each case in the ordinary course of its business.

46.	Credit Card Issuer: shall mean any person who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc.

47.	Credit Card Processor: shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any sales transactions of any Loan Party involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

48.	Debt Issuance: shall mean the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of “Indebtedness” by Tenant or any of its Restricted Subsidiaries and which is not permitted under Section 49.01 of Part II.

49.	Default: means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

50.	Designated Person: shall have the meaning given to such term in Section 44(n) of Part II.

51.	Disclosed Matters: shall mean the actions, suits and proceedings and the environmental matters disclosed in Schedule 47.06.

52.	Discount Rate: shall have the meaning given to such term in Section 23(g) of Part II.

53.	Disqualifying Default: shall have the meaning given to such term in Section 13 of Part II.

54.	dollars or $: shall refer to lawful money of the United States of America.

55.	Due Date: shall have the meaning given to such term in Section 5(a) of Part II.

56.

EBITDA: shall mean, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) provision for income taxes or tax sharing distributions paid pursuant

Appendix A -5

to Section 49.08(a)(iv) for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period, (v) any non-recurring fees, cash charges and other cash expenses made in connection with the Transactions for such period, (vi) any extraordinary non-recurring, non-cash restructuring charges for such period, (vii) any non-recurring fees, expenses or charges in respect of professional or financial advisory, investment banking, financing, underwriting, placement agent or other similar services (including fees and expenses of legal counsel, consultants and accountants) for such period to the extent related to any equity offering, investment, acquisition, divestiture or recapitalization permitted hereunder or any issuance of indebtedness permitted to be incurred hereunder (whether or not successful) up to a maximum aggregate amount of $15,000,000 during the Lease Term, (viii) non-cash charges for share-based payments (as defined in accordance with GAAP) to employees and directors for such period, (ix) any extraordinary losses for such period, and (x) any other non-cash charges for such period (including non-cash rental expense but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) and (a)(x) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for Tenant and its Subsidiaries on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), if during such Reference Period Tenant or any Subsidiary shall have made a Material Acquisition or a Material Disposition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” and “Material Disposition” means any acquisition or disposal as applicable of property or series of related acquisitions or disposal as applicable of property that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a person.

57.	Eligible Accounts: shall have the meaning assigned to such term in the ABL Credit Agreement.

58.	Eligible Credit Card Receivables: shall have the meaning assigned to such term in the ABL Credit Agreement.

59.	Eligible Inventory: shall have the meaning assigned to such term in the ABL Credit Agreement.

60.	Environmental Claim: shall have the meaning given to such term in Section 40(d) of Part II.

61.	Environmental Laws: shall have the meaning given to such term in Section 40(a) of Part II.

62.	Environmental Liability: shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Tenant or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

63.	Equity Interests: shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

Appendix A -6

64.	ERISA: shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

65.	ERISA Affiliate: shall mean any trade or business (whether or not incorporated) that, together with Tenant, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

66.	ERISA Event: shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Tenant or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Tenant or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Tenant or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Tenant or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Tenant or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

67.	Event of Default: shall have the meaning given to such term in Section 23 of Part II.

68.

Excess Cash Flow: shall mean, for any period, (a) the sum of (without duplication) (i) Net Income for such period (determined for Tenant and its Restricted Subsidiaries only), (ii) the excess, if any, of the Working Capital of Tenant and its Restricted Subsidiaries at the beginning of such period over the Working Capital of Tenant and its Restricted Subsidiaries at the end of such period, (iii) an amount equal to the amount of all non-cash charges of Tenant and the Restricted Subsidiaries to the extent deducted in arriving at such Net Income and (iv) an amount equal to the aggregate net non-cash loss on asset dispositions by Tenant and the Restricted Subsidiaries during such period (other than asset dispositions in the ordinary course of business) to the extent deducted in arriving at such Net Income minus (b) the sum of (without duplication) (i) scheduled and mandatory cash principal payments on the ABL Loans and the Term Loans (excluding mandatory prepayments in respect of Excess Cash Flow pursuant to Section 2.11(c) of the Term Loan Credit Agreement) during such period (but only, in the case of payment in respect of ABL Loans, to the extent that the ABL Credit Commitments are permanently reduced by the amount of such payments), (ii) scheduled and (other than with respect to Indebtedness incurred pursuant to Section 49.01 (o)) mandatory cash principal payments made by Tenant or any of its Restricted Subsidiaries during such period on other Indebtedness to the extent such other Indebtedness and payments are permitted by this Lease, (iii) scheduled and mandatory payments made by Tenant or any of its Restricted Subsidiaries on Capital Lease Obligations to the extent such Capital Lease Obligations and payments are permitted by this Lease, (iv) without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, Capital Expenditures made by Tenant or any of its Restricted Subsidiaries during such period to the extent permitted by this Lease, (v) the excess, if any, of the Working Capital of Tenant and its

Appendix A -7

Restricted Subsidiaries at the end of such period over the Working Capital of Tenant and its Restricted Subsidiaries at the beginning of such period, (vi) an amount equal to the amount of all non-cash credits of Tenant and the Restricted Subsidiaries included in arriving at such Net Income, (vii) an amount equal to the aggregate net non-cash gain on asset dispositions by Tenant and the Restricted Subsidiaries during such period (other than asset dispositions in the ordinary course of business) to the extent included in arriving at such Net Income, (viii) cash payments by Tenant and the Restricted Subsidiaries during such period in respect of long-term liabilities of Tenant and the Restricted Subsidiaries other than Indebtedness, provided that such payments have been previously accrued and deducted from EBITDA (pursuant to clause (b)(i) of the definition thereof) for the purposes of calculating the Adjusted Leverage Ratio, (ix) without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of investments and acquisitions made by Tenant and the Restricted Subsidiaries during such period to the extent permitted by this Lease and to the extent that such investments and acquisitions were not financed by the incurrence of Indebtedness, (x) the amount of Restricted Payments paid by Tenant during such period to the extent permitted by this Lease, (xi) the aggregate amount of expenditures actually made by Tenant and the Restricted Subsidiaries in cash during such period to the extent that such expenditures are not expensed during such period, (xii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Tenant or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions or Capital Expenditures to be consummated or made during the period of two consecutive fiscal quarters of Tenant following the end of such period, provided that to the extent the aggregate amount of cash actually utilized to finance such acquisitions or Capital Expenditures during such period of two consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of two consecutive fiscal quarters, and (xiii) the amount of cash taxes paid by Tenant and the Restricted Subsidiaries during such period to the extent they exceed the amount of tax expense of Tenant and the Restricted Subsidiaries deducted in determining Net Income for such period.

69.	Exchange Act: shall mean the Securities Exchange Act of 1934, as amended.

70.	Fair Market Rental Value: shall have the meaning given to such term in Section 3(b) of Part II.

71.	Fair Market Value of the Premises: shall have the meaning given to such term in Section 13(d) of Part II.

72.	Financial Officer: shall mean the president, chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of Tenant or Holdings, as applicable.

73.	Fixed Rent: shall mean the amounts set forth on Schedule 2 hereto for the respective periods specified thereon.

74.	GAAP: shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

75.	Governmental Authority: shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Appendix A -8

76.	Guarantee: shall mean, with respect to, of or by any person (the “guarantor”), any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by Tenant in good faith.

77.	Guaranties: shall have the meaning given to such term in Section 24 of Part II.

78.	Guarantor: shall have the meaning given to such term in Section 46(a) of Part II.

79.	Hazardous Materials: shall have the meaning given to such term in Section 40(a) of Part II.

80.	Holdings: shall have the meaning given to such term in Section 46(a) of Part II.

81.	Home Services Agreement: shall mean the Home Services Agreement, dated as of November 23, 2005, between Tenant and Sears, as modified by that certain letter agreement, dated as of October 30, 2009, among Sears, Sears Brands Management Corporation, Sears Protection Company, and Tenant.

82.	Indebtedness: shall mean, with respect to any person, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person, (d) all obligations of such person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP but including any liquidated earn-out), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (t) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations of such person, (h) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

Appendix A -9

83.	Indemnified Parties: shall have the meaning given to such term in Section 28 of Part II.

84.	Interest Expense: shall mean, with reference to any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Tenant and its Subsidiaries for such period with respect to all outstanding Indebtedness of Tenant and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Tenant and its Subsidiaries for such period in accordance with GAAP.

85.	Inventory: shall have the meaning assigned to such term in the Term Loan Security Agreement or the ABL Security Agreement, as the case may be.

86.	Involuntary Conversion Termination Date: shall have the meaning given to such term in Section 14(b) of Part II.

87.	Issuing Bank: shall have the meaning assigned to such term in the ABL Credit Agreement.

88.	Joinder Agreement: shall have the meaning given to such term in Section 46(b) of Part II.

89.	Landlord Indemnified Parties: shall have the meaning given to such term in Section 28 of Part II.

90.	Laws: shall have the meaning given to such term in Section 10 of Part II.

91.	Lease Commencement Date: shall have the meaning given to such term in Section 9 of Part I.

92.	Lease Default Rate: shall mean the lower of (a) five percent (5%) above the Alternate Base Rate (as defined in the Loan Agreement) or (b) the maximum rate permitted by applicable law.

93.	Lease Guaranty: shall have the meaning given to such term in Section 46(a) of Part II.

94.	Lease Term: shall have the meaning given to such term in Section 9 of Part I.

95.	Leasehold Mortgages: shall mean the leasehold mortgages (if any) in favor of the ABL Collateral Agent and/or the Term Loan Collateral Agent made by Tenant or any other Loan Party with respect to the real property listed on the Leasehold Property Schedule attached to the ABL Credit Agreement and/or the Term Loan Credit Agreement.

96.	Legal Requirements: shall have the meaning given to such term in Section 10 of Part II.

97.	Lender: shall mean each person that is party to the Loan Agreement from time to time as a “Lender.”

98.	Lien: shall mean with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

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99.	Loan: shall have the meaning given to such term in the definition of “Mortgagee.”

100.	Loan Agreement: shall mean that certain Loan Agreement dated as of the date hereof by and among the Landlord, as borrower, the lenders party thereto from time to time and Wells Fargo Bank, N.A., as administrative agent, as such Loan Agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time.

101.	Loan Documents: shall have the meaning given to such term in the definition of “Mortgagee.”

102.	Loan Guarantor: shall mean Holdings, each Restricted Subsidiary of Tenant party to the ABL Credit Agreement or the Term Loan Credit Agreement, as applicable, and any other person who becomes a party to the ABL Credit Agreement or the Term Loan Credit Agreement pursuant to a Loan Guarantor Joinder Agreement, as applicable, and their successors and assigns.

103.	Loan Guarantor Joinder Agreement: shall have the meaning assigned to such term in Section 5.11 of the Term Loan Credit Agreement or in Section 5.11 of the ABL Credit Agreement, as the case may be.

104.	Loan Guaranty: shall mean the Guarantee provided for in Article X of the Term Loan Credit Agreement, or the Guarantee provided for in Article X of the ABL Credit Agreement, as applicable.

105.	Loan Parties: shall mean Holdings, Tenant and the Loan Guarantors and their successors and assigns, but in no event including the Unrestricted Subsidiary.

106.	Major Condemnation: shall have the meaning given to such term in Section 14(b) of Part II.

107.	Management Services Agreement: shall mean the Management Services Agreement, dated as of November 23, 2005, between Tenant and ACOF Operating Manager, LP.

108.	Material Acquisition: shall have the meaning given to such term in the definition of “EBITDA.”

109.	Material Adverse Effect: shall mean a material adverse effect on (a) the assets and liabilities (taken together), results of operations or condition (financial or otherwise) of (i) Holdings and its Subsidiaries taken as a whole or (ii) Holdings and the Restricted Subsidiaries taken as a whole, (b) the ability of Tenant or any Guarantor to perform any of its obligations under the Lease or the Lease Guaranty, or (c) the ability of the Landlord to enforce the Lease or the Lease Guaranty.

110.	Material Disposition: shall have the meaning given to such term in definition of “EBITDA.”

111.	Material Indebtedness: shall mean Indebtedness, and obligations in respect of one or more Swap Agreements, of any one or more of Tenant and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “obligations” of Tenant or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Tenant or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

112.	Matters of Record: shall have the meaning given to such term in Section 29 of Part II.

113.	Moody’s: shall mean Moody’s Investors Service, Inc.

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114.	Mortgage: shall have the meaning given to such term in Section 20(a) of Part II.

115.	Mortgagee: shall have the meaning given to such term in Section 12 of Part I.

116.	Multiemployer Plan: shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

117.	Net Income: shall mean, for any period, the consolidated net income (or loss) of Tenant and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (a) the income (or deficit) of any person accrued prior to the date it becomes a Subsidiary of Tenant or is merged into or consolidated with Tenant or any of its Subsidiaries, (b) the income (or deficit) of any person (other than a Subsidiary of Tenant) in which Tenant or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Tenant or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Tenant to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

118.	Net Proceeds: shall mean, (x) with respect to any Asset Sale or Property Loss Event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any noncash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable attorneys’ fees, accountants’ fees, investment banking fees and other reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than the ABL Loans and the Term Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and to pay any interest, premium or other amounts in connection therewith and (iii) the amount of all taxes paid (or reasonably estimated to be payable) as a result thereof and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer) and (y) with respect to any Debt Issuance, the excess, if any, of (a) the sum of the cash received in connection with such Debt Issuance over (b) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by Tenant or such Restricted Subsidiary in connection with such incurrence or issuance.

119.	Note: shall have the meaning given to such term in the definition of “Mortgagee.”

120.	Notice of Breach: shall have the meaning given to such term in Section 23(h) of Part II.

121.

Obligations: shall mean, collectively, (i) all unpaid principal of and accrued and unpaid interest on the Term Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Term Lenders or to any Term Lender, the Term Administrative Agent or any indemnified party arising under the Term Loan Documents, and (ii)

Appendix A -12

all unpaid principal of and accrued and unpaid interest on the ABL Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the ABL Lenders or to any ABL Lender, the ABL Administrative Agent or any indemnified party arising under the ABL Loan Documents.

122.	Organization Documents: shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

123.	Other Leases: shall mean, with respect to any person, all of those leasehold estates in real property of such person, as lessee, as such may be amended, supplemented or otherwise modified from time to time; provided, the term “Other Leases” shall not include this Lease.

124.	PBGC: shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

125.	Permitted Encumbrances: shall mean:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 48.04 of Part II;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 48.04 of Part II;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or to secure public or statutory obligations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments, other than (i) judgments for the payment of money in each case in an aggregate amount in excess of $10,000,000 (not covered by insurance as to which the insurer has been notified and has not denied coverage) rendered against any Loan Party, any Restricted Subsidiary of any Loan Party or any combination thereof and, which remain undischarged for a period of 30 consecutive days during which execution shall not have been effectively stayed or bonded pending appeal, or (ii) non-monetary judgments or orders against any Loan Party or any Restricted Subsidiary of any Loan Party, which judgments or orders have not been discharged within 30 days after entry and which judgments or orders, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or which non-monetary judgments or orders, in any case, have not been stayed on appeal or are not otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

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(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Tenant or any Restricted Subsidiary;

(g) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Tenant or any of its Restricted Subsidiaries;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Tenant or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(j) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Tenant or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Tenant or any of its Restricted Subsidiaries in the ordinary course of business;

(k) Liens solely on any cash earnest money deposits made by Tenant or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; and

(l) Liens in favor of Credit Card Issuers arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements, provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness;

provided, however, “Permitted Encumbrances” respecting the Premises shall mean only the following: (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or such Liens, if any, being diligently contested in good faith and by appropriate proceedings in accordance with the terms of this Lease and the Loan Documents, provided, that no such Lien is in imminent danger of foreclosure, (d) Liens in respect to properly or assets imposed by law which are incurred in the ordinary course of business and which are either not yet due and payable or being diligently contested in good faith and by appropriate proceedings in accordance with the terms of this Lease and the Loan Documents, provided, that no such Lien is in imminent danger of foreclosure, (e) mechanics’, materialmen’s or similar Liens, if any, which are being diligently contested in good faith and by appropriate proceedings in accordance with the terms of this Lease and the Loan Documents, provided, that no such Lien is in imminent danger of foreclosure, (f) Liens, if any,

Appendix A -14

respecting the fee interest in any Property that is subject to a ground lease (as to which the Landlord is the ground tenant or ground lessee), so long as such Lien is subordinate to the interests of the Mortgagee under the Mortgage respecting such Property, and (g) such other title and survey exceptions as Mortgagee and Landlord have approved or may approve in writing in Mortgagee’s and Landlord’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Premises or Landlord’s ability to repay the Loan.

126.	Permitted Holders: shall mean (a) Sears Holding Corporation, (b) ACOF I LLC and (c) ESL Investments, Inc. and their respective Related Parties and Affiliates.

127.	Permitted Investments: shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the then equivalent grade) from S&P or P-2 (or the then equivalent grade) from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 12 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) repurchase agreements with a term of not more than 30 days for securities issued or fully guaranteed by the United States government entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) securities issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition;

(g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; and

(h) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

Appendix A -15

128.	person(s): shall have the meaning given to such term in Section 44(k) of Part II.

129.	Plan: shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title N of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Tenant or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

130.	Premises: shall have the meaning given to such term in Section 8 of Part I.

131.	Premises Net Proceeds: shall have the meaning given to such term in Section 13(c) of Part II.

132.	Projections: shall have the meaning given to such term in Section 48.01(g) of Part II.

133.	Property: shall have the meaning given to such term in Section 8 of Part I.

134.	Property Loss Event: shall mean any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party which constitutes Collateral.

135.	Public Equity Offering: shall mean any underwritten public offering of common stock of Holdings.

136.	Real Estate Debt: shall mean secured Indebtedness in a principal amount of $50,000,000 of Landlord pursuant to the Loan Agreement.

137.	Real Property: shall mean all now owned and hereafter acquired real property of Tenant and the Restricted Subsidiaries, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

138.	Reference Period: shall have the meaning given to such term in the definition of “EBITDA.”

139.	Regulated Activity: shall have the meaning given to such term in Section 40(b) of Part II.

140.	Rejectable Offer: shall have the meaning given to such term in Section 14(c) of Part II.

141.	Related Documents: shall mean this Lease, the Brand Sales Agreement, the Transition Services Agreement, the Tax Sharing Agreement, the Appliance Sales Agreement, the Authorized Seller Agreement, the Home Services Agreement, the Management Services Agreement, the Loan Agreement, the Stockholders’ Agreement and each other material document executed or issued in connection therewith, in each case as amended, amended and restated, replaced, supplemented or modified and in effect from time to time in accordance with the terms of Section 49.11 of Part II.

142.	Related Parties: means, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

Appendix A -16

143.	Remedial Work: shall have the meaning given to such term in Section 40(c) of Part II.

144.	Renewal Option: shall have the meaning given to such term in Section 3(a) of Part II.

145.	Renewal Term: shall have the meaning given to such term in Section 3(a) of Part II.

146.	Requirement of Law: shall mean as to any person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

147.	Restoration: shall have the meaning given to such term in Section 9(a) of Part II.

148.	Restoration Cost: shall have the meaning given to such term in Section 13(d) of Part II.

149.	Restricted Payment: shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Tenant or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Tenant or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Tenant or any Restricted Subsidiary.

150.	Restricted Subsidiary: shall mean any Subsidiary of Holdings and Tenant other than the Unrestricted Subsidiary.

151.	Restriction: shall have the meaning given to such term in Section 40(c) of Part II.

152.	S&P: shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

153.	Savings Clause: shall have the meaning given to such term in Section 49 of Part II.

154.	Sears: shall mean Sears, Roebuck and Co.

155.	Security Agreements: shall mean collectively the Term Loan Security Agreement and the ABL Security Agreement.

156.	Signs: shall have the meaning given to such term in Section 17 of Part II.

157.	Specified Negative Covenant: shall have the meaning given to such term in clause (x) of Section 23 of Part II.

158.	Stockholders’ Agreement: shall mean the Amended and Restated Stockholders’ Agreement, dated as of January 8, 2009, among Holdings, ACOF I LLC and Sears.

159.	Subordinated Indebtedness: shall mean, with respect to any person, any Indebtedness of such person the payment of which is subordinated to payment of the Obligations.

160.	Subsidiary: shall mean any subsidiary of Tenant, Holdings or any other Loan Party, as applicable. For purposes hereof, “subsidiary” means, with respect to any person (the “parent”) at

Appendix A -17

any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

161.	Swap Agreement: shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Tenant or the Restricted Subsidiaries shall be a Swap Agreement.

162.	Taking: shall have the meaning given to such term in Section 14(a) of Part II.

163.	Tax or Taxes: shall have the meaning given to such term in Section 31 (a) of Part II.

164.	Tax Sharing Agreement: shall mean the Tax Sharing Agreement, dated as of November 23, 2005, among Holdings, Sears Holdings Corporation and all direct and indirect subsidiaries of Holdings.

165.	Tenant’s Termination Notice: shall have the meaning given to such term in Section 14(b) of Part II.

166.	Term: shall have the meaning given to such term in Section 9 of Part I.

167.	Term Administrative Agent: shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Term Lenders under the Term Loan Credit Agreement, or any successor.

168.	Term Lenders: shall mean the lenders under the Term Loan Credit Agreement.

169.	Term Loan Collateral: shall mean any and all “Collateral” referred to in the Term Loan Collateral Documents.

170.	Term Loan Collateral Agent: shall mean JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Term Lenders, or any successor.

171.	Term Loan Collateral Documents: shall mean, collectively, the Term Loan Security Agreement, the Leasehold Mortgages and any other documents granting, perfecting or evidencing a Lien upon the Term Loan Collateral in favor of the Term Collateral Agent, on behalf of itself, the Term Administrative Agent and the Term Lenders, as security for payment of the Obligations (as defined in the Term Loan Credit Agreement).

Appendix A -18

172.	Term Loan Credit Agreement: shall mean the Senior Secured Credit Agreement dated as of December 21, 2006 among Tenant, the Loan Guarantors party thereto, the Term Lenders and the Term Administrative Agent.

173.	Term Loan Documents: shall mean the “Loan Documents” (as such term is defined in the Term Loan Credit Agreement).

174.	Term Loan Security Agreement: shall mean the “Term Loan Security Agreement” (as such term is defined in the Term Loan Credit Agreement).

175.	Term Loans: shall mean the term loans made pursuant to the Term Loan Credit Agreement.

176.	Termination Casualty: shall have the meaning given to such term in Section 13(d) of Part II.

177.	Third Parties: shall have the meaning given to such term in Section 40(b) of Part II.

178.	Threshold Repair Amount: shall mean an amount determined by Landlord which is no more than the restoration threshold amount Landlord is subject to pursuant to the Loan Documents.

179.	Title Insurance Policy: shall mean that certain mortgagee title insurance policy delivered to Mortgagee in connection with the Loan.

180.	trade fixtures: shall have the meaning given to such term in Section 19 of Part II.

181.	Transactions: shall mean the execution, delivery and performance by Tenant of the Term Loan Credit Agreement and the ABL Credit Agreement, the borrowing of Term Loans and ABL Loans and other credit extensions, and the use of the proceeds thereof as contemplated thereunder.

182.	Transition Services Agreement: shall mean the Services Agreement, dated as of November 23, 2005, between Tenant and Sears, as amended by that certain First Amendment dated as of January 1, 2009.

183.	Treasury Rate: shall have the meaning given to such term in Section 23(g) of Part II.

184.	Trustee: shall have the meaning given to such term in Section 13(c) of Part II.

185.	UCC: shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

186.	Unliquidated Obligations: shall mean, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

187.	Unrestricted Cash: shall mean (i) cash of Tenant and its Subsidiaries that is classified, in accordance with GAAP, as “unrestricted” on the consolidated balance sheets of Tenant and (ii) cash held in stores by Tenant and its Subsidiaries.

Appendix A -19

188.	Unrestricted Subsidiary: shall mean the Landlord and its subsidiaries, if any.

189.	Voting Stock: shall mean, with respect to any person as of any date, the Equity Interests of such person that are at the time entitled to vote in the election of the Board of Directors (or equivalent body) of such person.

190.	Withdrawal Liability: shall means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

191.	Working Capital: shall mean, for any person at any date, the amount, if any, by which the Consolidated Current Assets of such person at such date exceeds the Consolidated Current Liabilities of such person at such date.

Appendix A -20